================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR 12(G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                         GENERAL SIGNAL NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      06-0962862
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

            13000 MIDLANTIC DRIVE
           MOUNT LAUREL, NEW JERSEY                                08054
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 609-234-7900

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
             -------------------                       ------------------------------
                     NONE

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                        PREFERRED SHARE PURCHASE RIGHTS
                                (TITLE OF CLASS)

================================================================================

                                PRELIMINARY COPY
                               FILED MAY 13, 1998

                             INFORMATION STATEMENT

                           RELATING TO THE SPINOFF OF

                         GENERAL SIGNAL NETWORKS, INC.

                                       BY

                           GENERAL SIGNAL CORPORATION
                      THROUGH A COMMON STOCK DISTRIBUTION

     This Information Statement describes the proposed spinoff of General Signal Networks, Inc. ("Networks") from its parent company, General Signal Corporation. In the spinoff, you will receive a dividend of two shares of Networks for every
five shares of General Signal that you hold on             , 1998. This document
also describes the business and financial position of Networks. You should read this entire document carefully, and you should pay particular attention to the section entitled "Risk Factors," which begins on page 7.

     The spinoff will separate Networks' data networking and telecommunications business from General Signal's industrial businesses so that the managements of General Signal and Networks can focus more effectively on their respective core businesses and to improve Networks' ability to attract and retain high-technology employees.

     The spinoff will occur only if certain conditions are met. These conditions include General Signal's obtaining a ruling from the Internal Revenue Service to the effect that the spinoff will be tax-free to General Signal, to Networks and to you for U.S. federal income tax purposes.

     You will receive a statement indicating your ownership of Networks shares automatically without your taking any further action.

     Networks intends to apply to have the Networks stock listed on the Nasdaq
National Market under the symbol [     ].

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE NETWORKS COMMON STOCK TO BE ISSUED OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     This Information Statement is being first mailed to General Signal
stockholders on             , 1998.

                    QUESTIONS AND ANSWERS ABOUT THE SPINOFF

Q: WHAT IS NETWORKS?

A: Networks operates as a business unit of General Signal that develops, manufactures, markets and services data networking and switching equipment for large, mission-critical data centers and test and monitoring equipment for data and telecommunications applications in both private and public networks.

Q: WHY IS GENERAL SIGNAL SPINNING NETWORKS OFF?

A: In contrast to General Signal's industrial businesses, Networks operates in a technologically innovative environment that is undergoing rapid transformation. As a result, Networks has significantly different needs than do the industrial businesses, particularly in the areas of management expertise, research and development, and employee retention and motivation. General Signal's Board of Directors believes that separating Networks' data networking and telecommunications business from General Signal's industrial businesses will allow the management of each company to focus more directly on their respective core businesses, thereby improving the ability to manage each business efficiently. In addition, separating the businesses will allow Networks to adopt compensation and incentive programs more appropriate for the motivation and retention of high-technology employees, including the granting of stock options to substantially all of its employees.

Q: WHEN WILL THE SPINOFF OCCUR?

A: We plan to complete the spinoff as soon as possible after the conditions to the spinoff are met. Currently, we anticipate completing the spinoff by
[            ] 1998.

Q: WHAT WILL I RECEIVE IN THE SPINOFF?

A: In the spinoff, you will receive a dividend of two shares of Networks common stock for every five shares of General Signal's common stock you own on the record date for the spinoff. The new shares represent a continuing interest in Networks.

The shares of Networks common stock, including any fractional shares, will be distributed by book entry. This means that instead of physical stock certificates, you will receive a statement of your book entry account for the Networks shares distributed to you in the spinoff. If you wish, following the spinoff, you may also request physical stock certificates, in which case you will receive cash for any fractional share interest. Instructions for making that request will be furnished with your account statement.

Associated with every share of Networks' common stock will be a preferred share purchase right. These rights are similar to rights associated with your existing shares of General Signal's common stock and may have similar antitakeover effects.

Q: WHAT WILL HAPPEN TO MY DIVIDENDS?

A: Networks currently expects that, initially after the spinoff, it will not pay any cash dividends. General Signal expects that it will continue to pay cash dividends at the current annual rate of $1.08 per share. Each company's dividend policy will be established by its respective board of directors, and will depend on each company's operating results, financial requirements and other factors as they develop over time.

Q: DO I HAVE TO PAY TAXES ON THE RECEIPT OF NETWORKS COMMON STOCK?

A: General Signal has applied to the Internal Revenue Service for a ruling that the spinoff will be tax free to you, General Signal and Networks for U.S. federal income tax purposes, except for any tax payable because of any cash stockholders may receive instead of fractional shares. As a result of the book-entry procedure you will receive cash instead of fractional shares only if you request physical stock certificates. General Signal does not intend to proceed with the spinoff in the absence of such a ruling.

Q: WHERE WILL MY NETWORKS STOCK BE TRADED?

A: Networks intends to apply to list the Networks common stock on the Nasdaq
National Market under the trading symbol [     ].

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Spinoff.....................    i
Summary.....................................................    1
Summary Selected Historical and Pro Forma Financial Data....    3
Risk Factors................................................    7
The Spinoff.................................................   10
Relationship Between General Signal and Networks After the
  Spinoff...................................................   13
Networks Selected Historical Financial Data.................   16
Networks Unaudited Pro Forma Combined Financial
  Statements................................................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business and Properties of Networks After the Spinoff.......   26
Management of Networks After the Spinoff....................   39
Security Ownership of Certain Beneficial Owners of Networks
  Common Stock..............................................   49
Description of Networks Capital Stock.......................   52
Certain Antitakeover Effects of Certain Charter and By-Law
  Provisions and the Networks Rights........................   55
Liability and Indemnification of Officers and Directors of
  Networks..................................................   65
Where You Can Find More Information.........................   67
Index of Defined Terms......................................   68
Index to Combined Financial Statements......................  F-1

                            ------------------------

     The following trademarks referenced in this Information Statement are all U.S. registered trademarks owned by Networks: 7-VIEW(R), DATA SWITCH(R), IMATS(R), INTERVIEW(R), Mega-Matrix(R), Spectron(R), tau-tron(R), TELENEX(R) and Variswitch(R). In addition, Networks has made application to register the following trademarks referenced in this Information Statement: CD/9000(TM), Intelligent Fiber System(TM), LINK/9000(TM), ngRTH(TM), and OC/9000(TM).

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the spinoff fully and for a more complete description of the business and financial position of Networks, you should read this entire document carefully, as well as those additional documents referred to in this summary and elsewhere. See "Where You Can Find More Information."

WHAT YOU WILL RECEIVE IN THE SPINOFF
(See page 10)

     In the spinoff, you will receive a dividend of two shares of Networks common stock for every five shares of General Signal's common stock that you own on the record date for the spinoff. The new shares represent a continuing interest in Networks.

     General Signal intends to use a book-entry system to distribute shares in the spinoff. In a book-entry system, ownership of stock is recorded in the records maintained by Networks' transfer agent, but physical certificates are not issued to you unless you request a physical certificate. Following the spinoff, each stockholder of record on the spinoff record date will receive a statement of the Networks shares, including fractional shares, credited to the stockholder's account. Stockholders may request physical certificates instead of participating in the book-entry system. In that case, certificates will be issued only for whole numbers of shares, and you will receive cash in place of any remaining fractional shares of Networks' common stock that you would otherwise receive.

     Associated with every share of Networks' common stock will be a preferred share purchase right. These rights are similar to rights associated with your existing shares of General Signal's common stock and may have similar antitakeover effects.

BUSINESSES OF GENERAL SIGNAL AND NETWORKS AFTER
THE SPINOFF (See page 26)

     Following the spinoff, General Signal will continue to operate its industrial businesses, which manufacture equipment for the process controls, electrical controls and industrial technology industries.

     Networks will continue to develop, manufacture, market and service data networking and switching equipment for large, mission-critical data centers and test and monitoring equipment for data and telecommunications applications in both private and public networks. Networks' primary data networking and switching customers are businesses that handle high-volume on-line transaction processing, such as commercial banks, credit card processors, public lotteries, airline reservation systems, the military and governmental agencies. For these customers, Networks provides technologically advanced, scalable networking and switching products that provide the connections between the computers and peripherals that make up data centers for high-volume, on-line transaction processing and between such data centers and the outside world. Networks' principal data center products are its 2700 series high-speed matrix switch and its CD/9000 director. Networks also focuses its efforts on providing superior customer service and total connectivity solutions for its customers, including system design, implementation and management where needed.

     Networks also manufactures for major telecommunications companies performance monitoring equipment that enables its customers to test transmission quality and reliability over their far-flung telecommunications networks.

NETWORKS' STRATEGY AFTER THE SPINOFF (See page 33)

     Networks' goal is to leverage its strengths to generate sustainable, long-term revenue and earnings growth. Networks' strategy to reach that goal consists of the following components:

     - Leveraging its technological leadership and expertise;

     - Maintaining strong customer relationships;

     - Expanding product lines;

     - Expanding international sales; and

     - Increasing revenues from advisory, implementation and network management services.

CONDITIONS TO THE SPINOFF (See page 13)

     The spinoff will not occur unless a number of conditions are met, including the following: (1) receipt by General Signal of an Internal Revenue

Service ruling that the spinoff generally will not be taxable to you, General Signal or Networks for U.S. federal income tax purposes, and (2) approval of Networks' common stock for listing on the Nasdaq National Market.

     General Signal's board of directors does not intend to waive any of these conditions. It also has the right to cancel or defer the spinoff even if the conditions described here are met.

NO APPRAISAL RIGHTS

     Under New York law that governs General Signal and the spinoff, General Signal stockholders have no right to an appraisal of the value of their shares in connection with the spinoff.

ACCOUNTING TREATMENT (See page 13)

     Prior to the spinoff, General Signal will restate its consolidated financial statements to reflect Networks as a discontinued operation.

MANAGEMENT OF NETWORKS AFTER THE SPINOFF
(See page 39)

     Networks will be managed after the spinoff by the same management team that has overseen the Networks business unit for General Signal. Robert Coackley, who has been President of Telenex since 1991 and of the networking businesses since 1995, will be Chairman and Chief Executive Officer of Networks.

     Networks' board will consist of six independent directors and Mr. Coackley. After the spinoff, none of the directors of Networks will be officers or directors of General Signal.

LISTING OF NETWORKS' COMMON STOCK
(See page 12)

     The shares of Networks' common stock to be issued in the spinoff are expected to be listed on the Nasdaq National Market. However, there is currently no public trading market for these shares.

            SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                  NETWORKS SELECTED HISTORICAL FINANCIAL DATA

     The following table summarizes certain selected historical financial information of Networks. The information at December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 is derived from Networks audited combined financial statements. The information at December 31, 1995, 1994 and 1993 and for each of the years ended December 31, 1994 and 1993 is derived from Networks' internal combined financial statements which have been prepared on the same basis as the audited combined financial statements referred to above and, in the opinion of management, includes all adjustments necessary for a fair presentation.

     The historical financial information does not necessarily reflect what the financial position and results of operations of Networks would have been had Networks operated as a separate, stand-alone entity during the periods presented nor is it necessarily indicative of future performance. Per share data has not been presented for historical information because Networks was not a publicly held company during the periods presented below. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Networks audited combined financial statements and related notes thereto included elsewhere in this Information Statement.

                                               AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                    --------------------------------------------------------------
                                      1997        1996        1995         1994           1993
                                    --------    --------    --------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
                                                            (IN THOUSANDS)
INCOME STATEMENT:
Net sales.........................  $218,971    $214,433    $202,686     $200,541       $209,754
Gross profit......................   114,962     109,330     103,482      102,268        100,035
Research, development and
  engineering.....................    25,757      23,125      21,454       28,604(a)      25,126
Selling, general and
  administrative..................    57,641      53,128      54,030       56,665         57,545
Merger and restructuring costs....        --         731(b)   12,671(b)        --          2,652(c)
Operating income..................    31,564      32,346      15,327       16,999         14,712
Net income........................    17,857      18,352       6,153        8,326          6,580
OTHER STATISTICS:
Working capital...................    21,142      31,893       7,131(d)    31,383         38,113
Total assets......................   105,452     118,281     111,403      109,809        119,367
Long-term debt, including current
  portion.........................    16,285      12,694      35,117       29,533         33,951
Stockholder's investment..........    50,246      65,006      36,921       45,177         51,641
Cash provided by operations.......    40,221      29,222      11,446       32,949         13,621
Capital expenditures..............     5,565       4,062       6,077        7,295          5,791

---------------
(a) Includes a $4,862 charge to write off certain capitalized software costs management determined would not be recoverable from sales of the related products.

(b) Reflects merger and restructuring costs related to the acquisition of Data Switch Corporation, which was accounted for as a pooling of interest under Accounting Principles Board Opinion No. 16. The financial information for the years 1994 and 1993 have been restated to include the financial position and results of operations of Data Switch Corporation.

(c) Represents restructuring charges to close one of Networks' facilities ($872) and incurred by Data Switch Corporation ($1,780).

(d) Includes $19,014 of current portion of long-term debt paid in 1996.

          NETWORKS UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined statement of income for the year ended December 31, 1997 and the unaudited pro forma combined balance sheet as of December 31, 1997 present the pro forma effect of the spinoff on the results of operations and combined financial position of Networks. The pro forma combined statement of income for the year ended December 31, 1997 present the results of operations as if the spinoff occurred on January 1, 1997. The pro forma combined balance sheet at December 31, 1997 gives pro forma effect to the spinoff as if such transaction occurred on that date. The pro forma information is based on the historical financial statements of Networks giving effect to the assumptions and adjustments set forth in the notes appearing on page 20. In the opinion of management, they include all material adjustments necessary to reflect, on a pro forma basis, the impact of transactions contemplated by the spinoff on Networks historical financial information.

     The unaudited pro forma combined financial information has been prepared by Networks' management and is not necessarily indicative of what Networks' financial position and results of operations would have been had the spinoff actually been consummated at the assumed dates, nor is it necessarily indicative of financial position or results of operations for any future period. The unaudited pro forma combined financial information should be read in conjunction with the Notes to the Pro Forma Combined Financial Statements on page 20, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Networks audited combined financial statements and related notes thereto included elsewhere in this Information Statement.

                                    NETWORKS
                     PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                YEAR ENDED DECEMBER 31, 1997
                                                          -----------------------------------------
                                                                          PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS(a)    PRO FORMA
                                                          ----------    --------------    ---------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales...............................................   $218,971                       $218,971
Cost of sales...........................................    104,009                        104,009
                                                           --------                       --------
Gross profit............................................    114,962                        114,962
Operating expenses:
  Research, development and engineering.................     25,757                         25,757
  Selling, general and administrative...................     57,641         $ 520           58,161
                                                           --------         -----         --------
Operating expenses......................................     83,398           520           83,918
Operating income........................................     31,564          (520)          31,044
Interest and other expenses, net........................      1,509           120            1,629
                                                           --------         -----         --------
Income before provision for income taxes................     30,055          (640)          29,415
Provision for income taxes..............................     12,198          (256)          11,942
                                                           --------         -----         --------
Net income..............................................   $ 17,857         $(384)        $ 17,473
                                                           ========         =====         ========
Pro forma net income per common share(a)................                                  $   1.00

---------------
(a) For a description of the pro forma adjustments and pro forma per share data, see the notes accompanying "Networks Unaudited Pro Forma Combined Financial Statements."

                                    NETWORKS
                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                   AS OF DECEMBER 31, 1997
                                                          -----------------------------------------
                                                                          PRO FORMA
                                                          HISTORICAL    ADJUSTMENTS(a)    PRO FORMA
                                                          ----------    --------------    ---------
                                                                       (IN THOUSANDS)
ASSETS
Current assets:
  Cash..................................................   $     --                       $     --
  Accounts receivable, net..............................     38,466                         38,466
  Inventories...........................................     17,223                         17,223
  Prepaid expenses and other............................      1,673                          1,673
  Deferred income taxes.................................      6,950                          6,950
                                                           --------        -------        --------
Total current assets....................................     64,312                         64,312
Property, plant, and equipment, net.....................     18,271                         18,271
Intangible assets.......................................      9,846                          9,846
Other assets, net.......................................     13,023                         13,023
                                                           --------        -------        --------
Total assets............................................   $105,452                       $105,452
                                                           ========        =======        ========
LIABILITIES AND STOCKHOLDER'S INVESTMENT/EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term
     debt...............................................   $  7,341        $ 1,715        $  9,056
  Accounts payable......................................     14,665                         14,665
  Accrued expenses......................................     21,164                         21,164
                                                           --------        -------        --------
Total current liabilities...............................     43,170          1,715          44,885
Long-term debt..........................................      8,944                          8,944
Deferred taxes..........................................      3,511         (1,600)          1,911
                                                           --------        -------        --------
     Total liabilities..................................     55,625            115          55,740
Stockholder's investment/equity:
  Preferred stock: par value $.01, 10,000,000
     authorized, none issued (pro forma)................         --
  Common stock, $0.01 par value, 85,000,000 shares
     authorized, 17,400,000 issued and outstanding (pro
     forma).............................................                       174             174
  Additional paid-in capital............................                    49,957          49,957
  Stockholder's investment; retained earnings (pro
     forma).............................................     50,246        (50,246)             --
  Cumulative translation adjustments....................       (419)                          (419)
                                                           --------        -------        --------
Total stockholder's investment/equity...................     49,827        $  (115)         49,712
                                                           --------        -------        --------
Total liabilities and stockholder's investment/equity...   $105,452                       $105,452
                                                           ========        =======        ========

---------------
(a) For a description of the pro forma adjustments, see the notes accompanying "Networks Unaudited Pro Forma Combined Financial Statements."

                                  RISK FACTORS

     Stockholders of General Signal Corporation ("General Signal") should consider the following factors, as well as the other information set forth in this Information Statement, in connection with the distribution by General Signal to its stockholders (the "Spinoff") of the common stock of General Signal Networks, Inc. General Signal Networks, Inc., together with the other data networking and telecommunications assets, liabilities and businesses of General Signal that will be contributed to it prior to the Spinoff, is referred to in this Information Statement as "Networks."

     This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding Networks' expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management for future operations, and markets for stock. Although Networks believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the those reflected in such forward-looking statements herein include those set forth below in this Risk Factors section, as well as: adverse changes in general economic, business and market conditions; failure of customers to accept new products; significant delays or failures in the development of new technology; competition in the markets Networks serves; adverse changes in U.S. and non-U.S. laws and regulations; higher than expected costs or difficulties relating to the establishment of Networks as an independent entity and increased competitive and/or customer pressure; additional factors and risks as may be disclosed from time to time in the filings of Networks with the Securities and Exchange Commission (the "Commission").

LACK OF OPERATING HISTORY AS A SEPARATE ENTITY

     After the Spinoff, Networks will own and operate General Signal's data networking and telecommunications businesses. Networks has not operated as a public company and, following the Spinoff, will incur additional costs and expenses associated with the management of a public company. General Signal is not required to provide assistance or services to Networks except as described in the Distribution Agreement and Transitional Services Agreement (as such terms are defined herein) and the other agreements entered into between the companies. See "Relationship Between General Signal and Networks After the Spinoff."

     After the Spinoff, Networks will be a smaller and less diversified company than General Signal was prior to the Spinoff. In addition, the Spinoff may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of Networks.

     Finally, Networks will not have the right to use the General Signal name except during a transitional period. The Networks business has previously had the benefit of the General Signal name and reputation in the marketing of its products and in dealings with customers and government officials. One of the challenges facing Networks will be to develop an identity for itself independent of the General Signal name. Networks may have to make additional advertising and promotion expenditures to position its new name in its markets and cannot predict with certainty the extent to which the substitution of a new name may adversely affect its retention and acquisition of customers or its financial performance.

RAPID TECHNOLOGICAL DEVELOPMENT; NEW PRODUCTS

     The market for Networks' products is generally characterized by rapid innovation, evolving industry standards and frequent new product introductions that can render existing products obsolete or unmarketable. Networks' ability to anticipate changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new products and enhancements for its existing products will be significant factors in Networks' ability to compete in its field.

     The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as accurate anticipation of technological and market trends. In addition, the introduction and marketing of new or enhanced products requires Networks to manage the transition from existing products in order to minimize disruption in customer purchasing and service patterns. There can be no assurance that Networks will be successful in developing and marketing, on a timely basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace, or that it will successfully manage the transition from existing products.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     Networks' ability to compete successfully will depend, in part, on its ability to protect the proprietary technology contained in its products. Networks currently relies upon a combination of trade secret, copyright, patent and trademark laws, as well as upon contractual restrictions, to establish and protect its proprietary rights. Networks also seeks to enter into non-competition and proprietary information agreements with certain of its suppliers, distributors and customers that are designed to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements can effectively deter misappropriation of Networks' technology or independent third-party development of competing technologies.

DEPENDENCE ON DEMAND FOR HIGH-VOLUME TRANSACTION PROCESSING SERVICES

     Demand for Networks' data networking products depends in large part on overall demand for data networking equipment and for the high-volume transaction processing services performed by Networks' customers. Demand for these products and services in the future may fluctuate significantly based on numerous factors, including adoption of alternative technologies and capital spending levels.

DEPENDENCE ON MAJOR CUSTOMER

     Although Networks sells its products and services to a large number of customers in various industries and geographical areas, sales of its telecommunications products to AT&T Corp. accounted for 23% of Networks' sales in 1997. Networks' telecommunications products segment contributed over half of Networks' operating income in 1997. While Networks' management believes its relationship with this customer is good, management believes AT&T Corp.'s demand for Networks' telecommunications products will decline in the future. The loss of this business or a greater-than-expected decline in such customer's purchasing requirements could have a material adverse effect on Networks' business, results of operations and financial condition.

COMPETITION

     The markets for data networking and telecommunications products in which Networks does business are highly competitive and subject to rapid technological change. Due to the rapidly evolving markets in which Networks competes, additional competitors may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions and loss of market share which would materially adversely affect Networks' business, financial condition and results of operations.

     Many of Networks' current and potential competitors have significantly greater resources than does Networks. Moreover, Networks' competitors may also foresee the course of market developments more accurately than Networks and in certain circumstances may have the power to influence technical developments in a manner that could adversely affect Networks' business. Although Networks believes it has certain technological and other advantages over its competitors, realizing and maintaining such advantages will require a continued high level of investment by Networks in research and product development, marketing and customer service and support. There can be no assurance that Networks will be able to make the technological advances necessary to compete successfully with its existing competitors or with new competitors.

RELIANCE ON SOLE SOURCE SUPPLIER

     Networks is contractually obligated to purchase its custom Applications Specific Integrated Circuits ("ASICs"), which are state-of-the-art devices used in Networks' CD/9000 director, from a single supplier. Loss of this source of supply of ASICs or failure by this supplier to provide products that meet Networks' quality standards could have a material adverse effect on Networks' results of operations due to delays associated with securing an alternative source of supply.

NO CURRENT PUBLIC MARKET FOR NETWORKS COMMON STOCK

     There is currently no public market for the common stock, par value $.01 per share, of Networks (the "Networks Common Stock") to be distributed in the Spinoff, and there can be no assurance as to the prices at which trading in Networks Common Stock will occur after the Spinoff. Until Networks Common Stock is fully distributed and an orderly market develops, the prices at which trading in such Networks Common Stock occurs may fluctuate significantly. Networks intends to apply to list the Networks Common Stock and the associated Networks preferred share purchase rights (the "Networks Rights") on The Nasdaq Stock Market, Inc.'s National Market ("Nasdaq"). See "The Spinoff -- Listing and Trading of Networks Common Stock."

CERTAIN TAX RISKS OF THE SPINOFF

     The Spinoff is conditioned upon General Signal's receipt of a ruling from the Internal Revenue Service (the "IRS") to the effect, among other things, that the Spinoff will qualify as a tax-free reorganization under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"). See "The
Spinoff -- Material Federal Income Tax Consequences of the Spinoff." Such a ruling, while generally binding upon the IRS, is subject to certain factual representations and assumptions provided by General Signal. If these factual representations and assumptions were incorrect in a material respect, the ruling would be jeopardized. General Signal is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. In addition, Networks will agree to certain restrictions on its future actions to provide further assurances that the Spinoff will qualify as a tax-free reorganization. If Networks fails to abide by such restrictions and, as a result, the Spinoff fails to qualify as a taxfree reorganization, then Networks will be obligated to indemnify General Signal for any resulting tax liability. However, such tax liability would be substantial, and there is no assurance that Networks would be able to satisfy its indemnification obligation. See "Relationship Between General Signal and Networks After the Spinoff -- Tax Sharing Agreement."

     If the Spinoff were not to qualify as a reorganization under Sections 355 and 368 of the Code, then, in general, a corporate tax would be payable by the consolidated group of which General Signal is the common parent based upon the difference between (1) the aggregate fair market value of Networks Common Stock distributed in the Spinoff and (2) the adjusted basis of such Networks Common Stock. The corporate level tax would be payable by General Signal. However, under certain limited circumstances, Networks has agreed to indemnify General Signal for such tax liabilities. See "Relationship Between General Signal and Networks After the Spinoff -- Tax Sharing Agreement." In addition, under the consolidated return regulations, each member of the consolidated group (including Networks) is severally liable for such tax liability.

     Furthermore, if the Spinoff were not to qualify as a reorganization under Sections 355 and 368 of the Code, then each holder of common stock, par value $6.67 per share issued through 1969, par value $1.00 per share issued subsequent to 1969, of General Signal ("General Signal Common Stock") who receives shares of Networks Common Stock in the Spinoff would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of Networks Common Stock received, which would result in a dividend to the extent paid out of General Signal's current and accumulated earnings and profits.

     An acquisition of General Signal or Networks after the Spinoff could give rise to the corporate-level taxes described above. Such an acquisition, if taxable, could also cause the Spinoff to fail to qualify as a reorganization and, if so, would give rise to the corporate-level and stockholder-level taxes described above.

ABSENCE OF DIVIDENDS

     It is currently expected that, following the Spinoff, Networks will not pay any cash dividends initially. Networks' dividend policy will be established by the Board of Directors of Networks (the "Networks Board") and will depend on the operating results, financial requirements and other factors affecting Networks as they develop over time.

POSSIBLE ANTITAKEOVER EFFECTS OF NETWORKS' CHARTER AND BY-LAWS

     The certificate of incorporation of Networks (the "Networks Certificate") and the by-laws of Networks (the "Networks By-Laws") include provisions that may make difficult an acquisition of control of Networks without the approval of the Networks Board. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions and the Networks Rights."

                                  THE SPINOFF

BACKGROUND AND REASONS FOR THE SPINOFF

     General Signal and its affiliates conduct 13 industrial businesses which manufacture equipment for the process controls, electrical controls and industrial technology industries (the "Industrial Businesses") and the Networks business, which consists of its Telenex and Data Switch data networking businesses and its Tautron telecommunications business. General Signal acquired Telenex, Data Switch and Tautron between 1982 and 1995 and combined them under the leadership of Robert Coackley in 1995. Together, these businesses develop, manufacture, market and service data networking and switching equipment for large data centers and test monitoring equipment for data and telecommunications applications in public and private networks. The Spinoff is designed to separate Networks from the Industrial Businesses because of the significant differences in its markets, products, and plans for growth. In contrast to the Industrial Businesses, Networks operates in a technologically innovative environment that is undergoing rapid transformation. As a result, Networks has significantly different needs than do the Industrial Businesses, particularly in the areas of management expertise, research and development, and employee retention and motivation. General Signal's Board of Directors believes that separating Networks from General Signal's Industrial Businesses will allow the management of each company to focus more directly on their respective core businesses, thereby improving the ability to manage each business efficiently. In addition, separating the businesses will allow Networks to adopt compensation and incentive programs more appropriate for the motivation and retention of high-technology employees, including the granting of stock options to substantially all of its employees.

MANNER OF EFFECTING THE SPINOFF

     General Signal intends to distribute shares of Networks Common Stock to holders of General Signal Common Stock as soon as practical after all of the conditions to the Spinoff set forth in the Distribution Agreement are satisfied (see " -- Conditions; Termination"). The date on which the Spinoff occurs is referred to herein as the "Distribution Date," and it is expected to occur on or
before [          ], 1998. The distribution will be made on a pro rata basis to persons who are holders of record of issued and outstanding General Signal Common Stock on a date selected by the General Signal Board (the "Distribution Record Date"). Holders of record of General Signal Common Stock as of the Distribution Record Date will receive a dividend of shares of Networks Common Stock (and associated Networks Rights) on the basis of the distribution ratio of two shares of Networks Common Stock for every five shares of General Signal Common Stock held on the Distribution Record Date (the "Distribution Ratio").

     A direct registration system will be used to implement the distribution of shares of Networks Common Stock in the Spinoff. On the Distribution Date, a certificate representing all issued and outstanding shares of Networks Common
Stock will be delivered by General Signal to [            ], as the distribution
agent (the "Distribution Agent"). As soon as practicable thereafter, an account statement will be mailed to each stockholder stating the number of shares of Networks Common Stock, including fractional shares, received by such stockholder in the Spinoff. Following the Spinoff, stockholders may request physical certificates for their shares of Networks Common Stock. No certificates or scrip representing fractional interests in a share of Networks Common Stock will be issued regardless of whether a stockholder participates in the direct registration system or requests physical certificates. Instead, with respect to shares for which physical certificates are requested, the Distribution Agent will, as soon as practicable after the Distribution Date, aggregate and sell such fractional interests at then prevailing prices and distribute the net cash proceeds to stockholders entitled thereto pro rata based on their fractional interests in a share of Networks Common Stock. See " -- Material Federal Income Tax Consequences of the Spinoff." All shares issued will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Networks Capital Stock." Certificates evidencing shares of Networks Common Stock will represent the same number of Networks Rights. See "Description of Networks Capital Stock -- Networks Rights."

     No holder of General Signal Common Stock will be required to pay any cash or other consideration for shares of Networks Common Stock received in the Spinoff or to surrender or exchange shares of General Signal Common Stock in order to receive shares of Networks Common Stock.

     Certificates representing outstanding shares of General Signal Common Stock will continue to represent rights (the "General Signal Rights") to purchase additional shares of General Signal Common Stock pursuant to General Signal's Rights Agreement, dated as of February 1, 1996, by and between General Signal and First Chicago Trust Company of New York, as Rights Agent (the "General Signal Rights Agreement").

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SPINOFF

     The following discussion summarizes the U.S. federal income tax consequences resulting from the Spinoff that materially affect General Signal and its stockholders. This discussion is based on current provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change.

     On February 11, 1998, General Signal filed with the IRS an application for a ruling to the effect that the Spinoff would qualify as tax free to General Signal and its stockholders under Sections 355 and 368 of the Code. Under Sections 355 and 368 of the Code, in general:

          (1) Holders of shares of General Signal Common Stock will not recognize any income, gain or loss as a result of the Spinoff, except as described below with respect to any cash such holders may receive in lieu of fractional shares.

          (2) Holders of General Signal Common Stock will apportion the tax basis of their General Signal Common Stock among such shares of General Signal Common Stock and any shares of Networks Common Stock (including fractional interests in shares of Networks Common Stock) received or deemed received by such holder in the Spinoff in proportion to the relative fair market values of such stock on the Distribution Date. Such allocation must be calculated separately for each share of General Signal Common Stock with respect to which Networks Common Stock is received.

          (3) The holding period for the Networks Common Stock received in the Spinoff by a holder of General Signal Common Stock will include the period during which such holder held the General Signal Common Stock with respect to which the Networks Common Stock was distributed, provided that such General Signal Common Stock is held as a capital asset by such holder on the Distribution Date.

          (4) Where cash is received by a holder of General Signal Common Stock as a result of the sale of fractional shares by the Distribution Agent on behalf of such stockholder, it will be treated as if such fractional shares had been received by such stockholder as part of the Spinoff and then sold by such stockholder. Accordingly, such stockholder will recognize gain or loss equal to the difference between the cash received and the amount of tax basis allocable (as described above) to such fractional shares. Such gain or loss would be capital gain or loss if such fractional shares would have been held by such stockholder as a capital asset.

          (5) No gain or loss will be recognized by General Signal upon the Spinoff.

          (6) No gain or loss will be recognized by General Signal or Networks as a result of the transfer of assets of the Networks Business to Networks in exchange for stock of Networks prior to the Spinoff.

     The receipt of a ruling from the IRS confirming these conclusions is a condition to the Spinoff. Such a ruling, while generally binding upon the IRS, is subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, such ruling could become invalid. General Signal is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. In addition, Networks has agreed to certain restrictions on its future actions to provide further assurances that Sections 355 and 368 of the Code will apply to the Spinoff. If Networks fails to abide by such restrictions, and, as a result, the Spinoff fails to qualify as a tax-free reorganization, then Networks will be obligated to indemnify General Signal for any resulting tax liability. However, such tax liability would be substantial, and there is no assurance that Networks would be able to satisfy its indemnification obligation. See "Relationship Between General Signal and Networks after the Spinoff -- Tax Sharing Agreement."

     If the Spinoff were not to qualify as a tax-free reorganization under Sections 355 and 368 of the Code, the fair market value of the shares of Networks Common Stock received by General Signal's stockholders would be taxable as a dividend to the extent paid out of General Signal's current and accumulated earnings and profits. In that event, the tax basis of the shares of General Signal Common Stock held by General Signal's stockholders after the Spinoff would not change and the tax basis of the shares of Networks Common Stock would be equal to their fair market value on the Distribution Date. In addition, General Signal would recognize a capital gain equal to the difference between the fair market value of the shares of Networks Common Stock and General Signal's basis in such shares.

     Current Treasury Regulations require each holder of General Signal Common Stock who receives Networks Common Stock pursuant to the Spinoff to attach to his or her U.S. federal income tax return for the year in which the Spinoff occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 to the Spinoff. General Signal will provide the appropriate information to each holder of record of General Signal Common Stock as of the Distribution Record Date.

     The summary of U.S. federal income tax consequences set forth above is for general information only and may not be applicable to stockholders who received their shares of General Signal Common Stock through the exercise of an employee stock option or otherwise as compensation or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. All stockholders should consult their own tax advisors as to the particular tax consequences of the Spinoff to them, including the applicability and effect of state, local and foreign tax laws.

     For a description of the tax sharing agreement which General Signal and Networks will enter into prior to the Spinoff (the "Tax Sharing Agreement") and pursuant to which General Signal and Networks will provide for various tax matters, see "Relationship Between General Signal and Networks After the Spinoff -- Tax Sharing Agreement." For a description of certain additional tax considerations, see "Risk Factors -- Certain Tax Risks of the Spinoff."

LISTING AND TRADING OF NETWORKS COMMON STOCK

     It is expected that Networks Common Stock will trade on Nasdaq after the Spinoff. There is not currently a public market for Networks Common Stock. Prices at which Networks Common Stock may trade prior to the Spinoff on a "when-issued" basis, or after the Spinoff in regular trading cannot be predicted. Until the Networks Common Stock is fully distributed and an orderly market develops, the prices at which trading in Networks Common Stock occurs may fluctuate significantly. The prices at which Networks Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for Networks Common Stock, investor perception of Networks and the data networking industry, Networks' dividend policy and general economic and market conditions. See "Risk Factors -- Absence of Dividends."

     Networks intends to apply to list Networks Common Stock (and the associated Networks Rights) on Nasdaq. Networks initially will have approximately
[          ] stockholders of record based upon the number of stockholders of
record of General Signal as of [          ], 1998. For certain information
regarding options to purchase Networks Common Stock ("Networks Options") that will be outstanding after the Spinoff, see "Relationship Between General Signal and Networks After the Spinoff -- Employee Benefits Allocation Agreement."

     Shares of Networks Common Stock distributed to General Signal's stockholders in the Spinoff will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Networks pursuant to the Securities Act. Persons who may be deemed to be "affiliates" of Networks after the Spinoff generally include individuals or entities that control, are controlled by, or are under common control with, Networks, and may include certain officers and directors of Networks as well as principal stockholders of Networks, if any. Persons who are affiliates of Networks will be permitted to sell their shares of Networks Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

REGULATORY APPROVALS

     General Signal does not believe that any material U.S. federal or state or foreign regulatory approvals will be required by law in connection with the Spinoff.

ACCOUNTING TREATMENT

     Prior to the Spinoff, General Signal will restate its consolidated financial statements to reflect Networks as a discontinued operation. In the separate financial statements of Networks, the assets and liabilities contributed to Networks will be recorded at General Signal's historical basis.

CONDITIONS; TERMINATION

     The Spinoff is conditioned upon the satisfaction of certain conditions, including: (1) Networks Common Stock having been approved for listing on Nasdaq, subject to official notice of issuance; (2) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, being in effect preventing the consummation of the Spinoff; and (3) receipt by General Signal of the requested ruling from the IRS that, among other things, the Spinoff will generally be tax free to Networks, General Signal and stockholders of General Signal for U.S. federal income tax purposes.

     The Board of Directors of General Signal (the "General Signal Board") does not intend to waive any of the foregoing conditions. Even if all the above conditions are satisfied, the General Signal Board has reserved the right to cancel or defer the Spinoff and the related transactions described in this Information Statement at any time prior to the Distribution Date.

                    RELATIONSHIP BETWEEN GENERAL SIGNAL AND
                           NETWORKS AFTER THE SPINOFF

     For the purpose of governing certain of the ongoing relationships between General Signal and Networks after the Spinoff and to provide mechanisms for an orderly transition, General Signal and Networks or their respective subsidiaries, as applicable, will enter into the various agreements described in this section prior to the Distribution Date. Certain of the agreements summarized in this section are included as exhibits to the Registration Statement (as defined below), and the following summaries are qualified in their entirety by reference to such agreements as filed.

DISTRIBUTION AGREEMENT

     Prior to the Distribution Date, General Signal and Networks will enter into a separation and distribution agreement (the "Distribution Agreement") which will provide for, among other things, the principal corporate transactions required to effect the Spinoff, the conditions to the Spinoff and certain other matters governing the relationship between Networks and General Signal with respect to or in consequence of the Spinoff. In particular, the Distribution Agreement contains provisions designed principally to place within General Signal

Networks, Inc. the assets and properties currently used in the Networks business and financial responsibility for known and contingent or unknown liabilities of the Networks business. The Distribution Agreement will also include cross-indemnification provisions pursuant to which Networks and General Signal will indemnify each other for damages that may arise out of a breach of their respective obligations under the agreement, which include, subject to certain exceptions, all liabilities and obligations arising out of the conduct or operation of their respective businesses before, on, or after the Spinoff.

     The Distribution Agreement provides that Networks will have $18 million of total indebtedness (including short-term borrowings and long-term debt) at the time of the Spinoff. To the extent Networks' total indebtedness at the time of the Spinoff would otherwise be less than $18 million, Network is required under the Distribution Agreement to borrow an amount equal to the difference under the New Credit Facility and to dividend the cash received from such borrowings to General Signal. As of December 31, 1997, Networks had total indebtedness of $16.3 million, including short-term borrowings under the credit facilities of its foreign operations. The Distribution Agreement further provides that, except as described below, General Signal will retain all of Networks' operating cash flow for periods prior to the Distribution Date, and that Networks will be required to pay to General Signal the shortfall, if any, between the actual amount of such cash flow and the amount of cash flow budgeted for such period, less $1 million. It is expected that Networks would fund any such shortfall from cash from operations or borrowings under the New Credit Facility. To the extent actual cash flow exceeds the budgeted amount by more than $1 million, the Distribution Agreement provides that Networks is entitled to such excess.

     Under the Distribution Agreement, Networks will be entitled to the benefit of liability insurance coverage under certain General Signal policies, to the extent such coverage existed and coverage limits are not exhausted, for claims incurred prior to the Distribution Date with respect to liabilities for which it is assuming responsibility. Such insurance coverage generally will be shared with General Signal for other liabilities existing prior to the Distribution Date that General Signal is retaining, on an as available basis. General Signal will retain the obligation to pay the retention amount of certain insured claims relating to pre-Spinoff periods up to a maximum aggregate of $1 million. Subject to the foregoing, Networks shall be responsible for any retrospectively rated premiums, deductibles, retentions, costs, losses paid, attorneys' fees or other charges paid by or on behalf of General Signal arising in connection with Networks insurance claims under General Signal policies. In the event of the exhaustion of coverage, General Signal and Networks shall allocate insurance proceeds equitably, based upon the claims of General Signal and Networks, respectively.

     Pursuant to the Distribution Agreement, the Spinoff is subject to a number of conditions which are described under "The Spinoff -- Conditions; Termination." The Distribution Agreement may be amended or terminated, and the Spinoff may be canceled, or certain conditions to the Spinoff may be waived, at any time prior to the Distribution Date, in the sole discretion of the General Signal Board.

EMPLOYEE BENEFITS ALLOCATION AGREEMENT

     Prior to the Distribution Date, General Signal and Networks will enter into an employee benefits and compensation allocation agreement (the "Employee Benefits Allocation Agreement") to set forth the manner in which assets and liabilities under employee benefit plans and other liabilities relating to compensation and benefits will be divided between them, and to ensure a smooth transition for employees' benefits in the Spinoff. Pursuant to the Employee Benefits Agreement, General Signal and Networks will be responsible for compensation and benefits of their own employees following the Spinoff. General Signal will remain responsible for the benefits of Networks employees and former Networks employees accrued through the Distribution Date under the Corporate Retirement Plan of General Signal Corporation, the General Signal Corporation Benefit Equalization Plan and the Pension Plan for Salaried Employees of General Signal Limited in Canada (the "Canadian Pension Plan") Networks will reimburse General Signal for the amount of certain enhanced benefits that it will be required by law to provide to Networks employees under the Canadian Pension Plan. Networks will establish a qualified defined contribution plan to which the accounts of Networks employees and former Networks employees under the General Signal Savings and Stock Ownership Plan will be transferred. Networks will also assume all liabilities for benefits accrued through the Distribution Date by Networks employees under the General Signal Deferred Compensation Plan, which is an unfunded, nonqualified plan. In general, options to acquire General Signal stock held by Networks employees (other than Mr. Mortimer) will be converted into options to acquire Networks Common Stock, using a formula designed to preserve the same value immediately before and after the Spinoff. Networks employees who participate in the General Signal Long-Term Incentive Plan and Incentive Compensation Plan will receive a pro-rata payout for the performance periods that are in progress at the time of the Spinoff, based upon performance through the Distribution Date. Networks will be responsible for making this payout as soon as practicable after the Distribution Date. Restricted stock held by Networks employees will be cashed out by General Signal at the time of the Spinoff.

TAX SHARING AGREEMENT

     Prior to the Distribution Date, Networks and General Signal will enter into the Tax Sharing Agreement, which will set forth each party's rights and obligations with respect to payments and refunds, if any, of income taxes and related matters such as the filing of income tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

     The Tax Sharing Agreement will provide, in general, that (i) all U.S. federal, state and local and certain foreign income tax liability of General Signal, Networks or any of their respective subsidiaries for any pre-Spinoff period, or portion thereof, will be borne by General Signal (and General Signal will be entitled to any refunds of taxes relating thereto) and (ii) all U.S. federal, state and local and foreign income tax liability of Networks or any of its subsidiaries for a post-Spinoff period, or portion thereof, will be borne by Networks (and Networks will be entitled to any refunds of taxes relating thereto).

     The Tax Sharing Agreement further provides for cooperation with respect to certain tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.

     To protect the tax-free treatment of the Spinoff under the U.S. federal income tax laws, Networks will agree pursuant to the Tax Sharing Agreement to refrain from engaging in certain transactions for four years following the Spinoff unless (i) General Signal or Networks obtains a ruling from the IRS, or in the case of a transaction occurring at least two years after the Spinoff, Networks obtains an opinion of tax counsel, that the proposed transaction will not adversely affect the tax-free status of the Spinoff, or (ii) General Signal otherwise determines that it could not reasonably be expected that the proposed transaction would have such effect. Transactions subject to these restrictions will include, among other things, certain repurchases or issuances of Networks equity securities by Networks or its affiliates, solicitation or support of any tender offers or other acquisitions of a greater than 50 percent interest in Networks, mergers, dispositions of over 60 percent of Networks' assets, liquidations and the discontinuance of certain businesses.

     Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS and does not affect the several liability of General Signal, Networks and their respective subsidiaries to the IRS for all U.S. federal income taxes of the consolidated group relating to periods prior to the Distribution Date.

TRANSITIONAL SERVICES AGREEMENT

     On or prior to the Distribution Date, General Signal and Networks will enter into a transitional services agreement (the "Transitional Services Agreement"), pursuant to which General Signal or an affiliate will provide Networks with transitional support with respect to information services (the "Transitional Services") for a period of time not to exceed 12 months from the Distribution Date. The Transitional Services Agreement will provide that, in consideration for the performance of a Transitional Service, Networks will pay General Signal an amount intended to reflect the fair value of such services.

     The Transitional Services Agreement will provide that General Signal has the right to terminate the provision of certain Transitional Services under certain circumstances, and also will contain provisions whereby Networks will generally agree to indemnify General Signal for all claims, losses, damages, liabilities and other costs incurred by Networks to a third party which arise in connection with the provision of a Transitional Service, other than those costs resulting from General Signal's own willful misconduct or fraud. In general, Networks can terminate a Transitional Service after an agreed notice period.

                  NETWORKS SELECTED HISTORICAL FINANCIAL DATA

     The following table summarizes certain selected historical financial information of Networks. The information at December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 is derived from Networks audited combined financial statements. The information at December 31, 1995, 1994 and 1993 and for each of the years ended December 31, 1994 and 1993 is derived from the Networks' internal combined financial statements which have been prepared on the same basis as the audited combined financial statements referred to above, and in the opinion of Networks' management, includes all adjustments necessary for a fair presentation.

     The historical financial information does not necessarily reflect what the financial position and results of operations of Networks would have been had Networks operated as a separate, stand-alone entity during the periods presented nor is it necessarily indicative of future performance. Per share data has not been presented for historical information because Networks was not a publicly held company during the periods presented below. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Networks audited combined financial statements and related notes thereto included elsewhere in this Information Statement.

                                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------------
                                     1997        1996           1995            1994           1993
                                   --------    --------    --------------    -----------    -----------
                                                           (IN THOUSANDS)    (UNAUDITED)    (UNAUDITED)
INCOME STATEMENT:
Net sales........................  $218,971    $214,433       $202,686        $200,541       $209,754
Gross profit.....................   114,962     109,330        103,482         102,268        100,035
Research, development and
  engineering....................    25,757      23,125         21,454          28,604(a)      25,126
Selling, general and
  administrative.................    57,641      53,128         54,030          56,665         57,545
Merger and restructuring costs...        --         731(b)      12,671(b)           --          2,652(c)
Operating income.................    31,564      32,346         15,327          16,999         14,712
Net income.......................    17,857      18,352          6,153           8,326          6,580
OTHER STATISTICS:
Working capital..................    21,142      31,893          7,131(d)       31,383         38,113
Total assets.....................   105,452     118,281        111,403         109,809        119,367
Long-term debt, including current
  portion........................    16,285      12,694         35,117          29,533         33,951
Stockholder's investment.........    50,246      65,006         36,921          45,177         51,641
Cash provided by operations......    40,221      29,222         11,446          32,949         13,621
Capital expenditures.............     5,565       4,062          6,077           7,295          5,791

---------------
(a) Includes a $4,862 charge to write off certain capitalized software costs management determined would not be recoverable from sales of the related products.

(b) Reflects merger and restructuring costs related to the acquisition of Data Switch Corporation ("Data Switch"), which was accounted for as a pooling of interest under Accounting Principles Board Opinion No. 16. The financial information for the years 1994 and 1993 have been restated to include the financial position and results of operations of Data Switch.

(c) Represents restructuring charges to close one of Networks' facilities ($872) and incurred by Data Switch ($1,780).

(d) Includes $19,014 of current portion of long-term debt paid in 1996.

                     NETWORKS UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma combined statement of income for the year ended December 31, 1997 and the unaudited pro forma combined balance sheet as of December 31, 1997 present the pro forma effect of the Spinoff on the results of operations and combined financial position of Networks. The pro forma combined statement of income for the year ended December 31, 1997 presents the results of operations as if the Spinoff occurred on January 1, 1997. The pro forma combined balance sheet at December 31, 1997 gives pro forma effect to the Spinoff as if such transaction occurred on that date. The pro forma information is based on the historical financial statements of Networks giving effect to the assumptions and adjustments set forth in the accompanying notes. In the opinion of management, they include all material adjustments necessary to reflect, on a pro forma basis, the impact of transactions contemplated by the Spinoff on Networks historical financial information. The adjustments are described in the Notes to the Pro Forma Combined Financial Information and are set forth in the "Pro Forma Adjustments" columns.

     The unaudited pro forma combined financial information has been prepared by Networks management and is not necessarily indicative of what Networks' financial position and results of operations would have been had the Spinoff actually been consummated at the assumed dates, nor is it necessarily indicative of financial position or results of operations for any future period. The unaudited pro forma combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Networks audited combined financial statements and related notes thereto included elsewhere in this Information Statement.

                                    NETWORKS
                     PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                 YEAR ENDED DECEMBER 31, 1997
                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                            ----------    -----------    ---------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales.................................................   $218,971                    $218,971
Cost of sales.............................................    104,009                     104,009
                                                             --------        -----       --------
Gross profit..............................................    114,962                     114,962
Operating expenses:
  Research, development and engineering...................     25,757                      25,757
  Selling, general and administrative.....................     57,641        $ 520(a)      58,161
                                                             --------        -----       --------
Operating expenses........................................     83,398          520(a)      83,918
Operating income..........................................     31,564         (520)        31,044
Interest and other expenses, net..........................      1,509          120(b)       1,629
                                                             --------        -----       --------
Income before provision for income taxes..................     30,055         (640)        29,415
Provision for income taxes................................     12,198         (256)(c)     11,942
                                                             --------        -----       --------
Net income................................................   $ 17,857        $(384)      $ 17,473
                                                             ========        =====       ========
Pro forma net income per common share(d)..................                               $   1.00

     See accompanying notes to the pro forma combined financial statements.

                                    NETWORKS
                        PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                   AS OF DECEMBER 31, 1997
                                                            --------------------------------------
                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                            ----------    -----------    ---------
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
  Cash....................................................   $     --
  Accounts receivable, net................................     38,466                      38,466
  Inventories.............................................     17,223                      17,223
  Prepaid expenses and other..............................      1,673                       1,673
  Deferred income taxes...................................      6,950                       6,950
                                                             --------      ---------     --------
Total current assets......................................     64,312                      64,312
Property, plant, and equipment, net.......................     18,271                      18,271
Intangible assets.........................................      9,846                       9,846
Other assets, net.........................................     13,023                      13,023
                                                             --------      ---------     --------
Total assets..............................................   $105,452                    $105,452
                                                             ========      =========     ========
LIABILITIES AND STOCKHOLDER'S INVESTMENT/EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term
     debt.................................................   $  7,341      $   1,715(e)  $  9,056
  Accounts payable........................................     14,665                      14,665
  Accrued expenses........................................     21,164                      21,164
                                                             --------      ---------     --------
Total current liabilities.................................     43,170          1,715(e)    44,885
Long-term debt............................................      8,944                       8,944
Deferred taxes............................................      3,511         (1,600)(f)    1,911
                                                             --------      ---------     --------
          Total Liabilities...............................     55,625            115(e)    55,740
Stockholder's investment/equity:
  Preferred Stock: par value $.01, 10,000,000 authorized,
     none issued (pro forma)..............................         --
  Common stock, $0.01 par value, 85,000,000 shares
     authorized, 17,400,000 issued and outstanding (pro
     forma)...............................................                       174          174
  Additional paid-in capital..............................                    49,957(g)    49,957
  Stockholder's investment; retained earnings (pro
     forma)...............................................     50,246        (50,246)(g)       --
  Cumulative translation adjustments......................       (419)                       (419)
                                                             --------      ---------     --------
Total stockholder's investment/equity.....................     49,827      $    (115)(e)   49,712
                                                             --------      ---------     --------
Total liabilities and stockholder's investment/equity.....   $105,452                    $105,452
                                                             ========      =========     ========

     See accompanying notes to the pro forma combined financial statements.

              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) General Signal has allocated general corporate expenses and actual costs directly attributable to Networks business, which include: systems information support; legal and patent matters; insurance and medical; and pension and other employee benefits. The allocated costs are based on an estimate of the proportion of corporate expenses related to the Networks business for the periods presented and, in the opinion of management, the allocated and direct costs have been made on a reasonable basis and approximate the incremental costs for such services that would have been incurred had Networks been operating on a stand-alone basis. However, Networks expects to incur approximately $520 of additional expenses as a separate publicly owned company for insurance, Director fees and certain accounting functions related to public reporting.

(b) Represents interest expenses on an estimated additional borrowing of $1,715 that Networks is expected to incur upon the Spinoff, at an assumed annual interest rate of 7%.

(c) Represents the estimated income tax benefit on the pro forma adjustments (a) and (b) above.

(d) Net income per share information is presented to conform with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" issued by the Financial Accounting Standards Board (the "FASB"). The assumed number of weighted average common shares (17,400,000) is based on the actual number of shares of General Signal Common Stock expected to be outstanding as of the record date for the Spinoff and the issuance of two shares of Networks Common Stock for every five shares of General Signal Common Stock in the Spinoff. The dilutive effect of Networks' stock options expected to be issued to replace General Signal stock options held by Networks' employees is not expected to be material. In addition, because the exercise price of the stock options to be issued to Networks' employees upon the Spinoff under the Networks 1998 Stock Incentive Plan to purchase approximately 1.64 million shares of Networks Common Stock will be based on the fair market value of the underlying stock upon the date of grant, such options are assumed to have nominal impact. The actual number of common shares used to compute earnings per share after the Spinoff will depend upon the number of shares of Networks Common Stock that are outstanding at such time as well as the number and exercise price of options issued to acquire Networks Common Stock. Also, the pro forma financial information does not include the impact of 41,500 shares of restricted Networks Common Stock expected to be issued to Networks' executive officers upon the Spinoff, the aggregate market value of which will be charged to compensation expense over the related vesting period.

(e) Represents estimated additional borrowings of $1,715 that Networks is expected to incur upon the Spinoff.

(f) Represents deferred tax benefit resulting from the purchase by Networks of the assets of a German subsidiary of General Signal upon the Spinoff.

(g) Reflects the reclassification of net investments to common stock par value and additional paid-in capital which will occur upon the issuance of Networks Common Stock in connection with the Spinoff. General Signal will declare a dividend payable to holders of record of General Signal Common Stock of two shares of Networks for every five shares of General Signal Common Stock. The actual number of shares of Networks Common Stock to be distributed may differ based on actual shares of General Signal Common Stock outstanding on the record date for the Spinoff. As a result of the distribution, 100% of the currently outstanding shares of Networks Common Stock will be distributed to General Signal stockholders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

BASIS OF PRESENTATION

     The combined financial statements described in this section have been prepared on the historical cost basis as if Networks had operated as a stand-alone entity for all periods presented, and present Networks' financial position, results of operations, and cash flows as derived from General Signal's historical financial statements. The financial statements reflect an allocation of general corporate expenses and actual costs incurred by General Signal directly attributable to Networks' business which include: systems information support; legal and patent matters; insurance and medical; and pension and other employee benefits. In the opinion of Networks' management, the allocated and direct costs have been made on a reasonable basis and approximate the incremental costs that would have been incurred had Networks been operating on a stand-alone basis.

     Advances and other intercompany accounts between Networks and General Signal are recorded as a component of stockholder's investment. All intercompany transactions between entities included in the combined financial statements have been eliminated.

     The financial information included herein does not necessarily reflect what the financial position and results of operations of Networks would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

     The following discussion should be read in conjunction with the "Networks Selected Historical Financial Data," "Networks Unaudited Pro Forma Combined Financial Statements" and the Networks audited combined financial statements and related notes thereto included elsewhere in the Information Statement.

RESULTS OF OPERATIONS

     Networks has two operating segments: data networking and telecommunications. The reportable segments are each managed separately. Networks evaluates performances and allocates resources separately for each division. Intersegment sales and transfers are recorded at Networks' cost; there is no intercompany profit or loss on intersegment sales and transfers. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies contained in the notes to the Networks Unaudited Pro Forma Combined Financial Statements set forth elsewhere in this Information Statement.

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Net sales..................................................  $218,971    $214,433    $202,686
Cost of sales..............................................   104,009     105,103      99,204
                                                             --------    --------    --------
     Gross profit..........................................   114,962     109,330     103,482
                                                             --------    --------    --------
Research, development & engineering........................    25,757      23,125      21,454
Selling, general & administrative..........................    57,641      53,128      54,030
Merger and restructuring costs.............................        --         731      12,671
                                                             --------    --------    --------
     Operating expenses....................................    83,398      76,984      88,155
                                                             --------    --------    --------
Operating income...........................................    31,564      32,346      15,327
Interest and other expenses, net...........................     1,509         497       1,966
Income before provision for income taxes...................    30,055      31,849      13,361
Provision for income taxes.................................    12,198      13,497       7,208
                                                             --------    --------    --------
     Net income............................................  $ 17,857    $ 18,352    $  6,153
                                                             ========    ========    ========

     The following table sets forth selected operating data as percentage of net sales:

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Net sales..................................................    100.0%      100.0%      100.0%
  Gross profit.............................................     52.5%       51.0%       51.1%
Research, development & engineering........................     11.8%       10.8%       10.6%
Selling, general & administrative..........................     26.3%       24.8%       26.7%
Operating income...........................................     14.4%       15.1%        7.6%
Provision for income taxes.................................      5.6%        6.3%        3.6%
  Net income...............................................      8.2%        8.6%        3.0%

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     Net sales grew 2.2% to $219.0 million in 1997 from $214.4 million in 1996. The increase was attributable to the introduction of new products and increased unit sales of certain existing products. These increases were partially offset by declines in older technology data networking products. Domestic net sales were $170.1 million in 1997, up 0.5% from $169.2 million in 1996, while combined foreign and export sales grew 7.7% to $48.8 million in 1997, up from $45.3 million in 1996. European sales grew 10.7% year over year, while net sales in the Asian, Pacific and Latin American markets had a 3.3% increase. Total sales to international customers increased to 22.3% of total net sales in 1997 from 21.1% of total net sales in 1996.

     Net sales of data networking products declined 1.7% to $162.1 million in 1997 from $165.0 million in 1996 as declining sales of older technology products offset increased sales of the new CD/9000 director. The CD/9000 director was introduced in late 1996, and generated sales of $6.6 million in 1996 and $37.9 million in 1997. CD/9000 director sales slowed during part of 1997 due to technical problems, some of which were vendor related, but a vigorous engineering program resolved the problems and sales rebounded in the second half of the year. Offsetting the $31.3 million increase in new product sales from the CD/9000 director were a decline in sales of matrix switching products to the U.S. government and a $28 million decline in the sales of certain older technology products, including an $11.6 million decline in sales of the OEM director product, which was discontinued and replaced by the CD/9000 director.

     Net sales of telecommunications products increased 15.0% to $56.8 million in 1997 from $49.4 million in 1996. The increase reflected unusually large orders for NCOE products placed during the fourth quarter of 1996 and shipped in the first quarter of 1997. Management believes that demand for NCOE products through 1998 will be lower than for 1997 and 1996 and will continue to decline in the future.

     Gross profit increased to 52.5% of net sales in 1997 from 51.0% of net sales in 1996. The increase was attributable to the introduction of the CD/9000 director, and the corresponding phase out of the OEM director, which carried significantly lower margins than the CD/9000 director. Also contributing to the increase in margins were manufacturing efficiencies on telecommunications products, allowing for a lower manufacturing cost per unit, and overall reductions in material costs that resulted from sourcing initiatives. Pricing pressures on other data networking products offset some of the margin increase from the additional volume in the telecommunications products and the introduction of the CD/9000 director.

     Research, development and engineering expenses for 1997 were $25.8 million or 11.8% of net sales, up from $23.1 million or 10.8% of net sales in 1996. The increase reflects Networks' ongoing commitment to new product development in a wide variety of areas, as well as an engineering effort in support of ongoing hardware and software maintenance efforts.

     Selling, general and administrative expenses were $57.6 million in 1997, or 26.3% of net sales, as compared to $53.1 million or 24.8% of net sales in 1996. The increase resulted from expenses required for product demonstration in support of the CD/9000 director introduction and for expenses incurred in hiring key senior management personnel in anticipation of the Spinoff. In addition, the sales, technical support and marketing organizations have been expanded both domestically and internationally in order to support new product introductions and to expand market share.

     Operating income was $31.6 million in 1997, a decline of 2.4% from $32.3 million in 1996. Data networking operating income was $12.5 million in 1997, as compared to $20.0 million in 1996. The decline in data networking operating income was attributable to increased research and development expense for new product development, and increased selling, general and administrative expense in support of the introduction of the CD/9000 director. Telecommunications operating income increased to $19.1 million in 1997, versus $13.6 million in 1996, as a result of increased sales and higher gross margins achieved through manufacturing efficiencies.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

     Net sales grew to $214.4 million in 1996 from $202.7 million in 1995. The 5.8% increase was attributable primarily to increased sales of telecommunications products to Networks' largest customer and to increases in sales of the 2700 Series matrix switch. These increases were partially offset by declines in older technology data networking products. Domestic sales were $169.2 million in 1996 as compared to $161.8 million in 1995, a 4.5% increase, while combined foreign and export sales grew to $45.3 million in 1996 from $40.9 million in 1995, a 10.8% increase. The increase in foreign sales was primarily in Asian, Pacific and Latin American markets, which had a 33.7% increase, and was attributable to increased investment in distributors in those areas. Sales to international customers accounted for 21.1% of total sales in 1996, as compared to 20.2% of sales in 1995.

     Net sales of data networking products increased 3.1% to $165.0 million in 1996, up from $160.0 million in 1995. The increase reflected growth in the 2700 Series matrix switch as a result of sales and marketing initiatives to penetrate the federal government sector, where Networks previously had little sales activity. Declining sales of certain older technology products offset some of the gains of the 2700 Series.

     Net sales of telecommunications products grew to $49.4 million in 1996 from $42.6 million in 1995, a 16.1% increase, reflecting the strong fourth quarter demand for NCOE products.

     Gross profit was $109.3 million in 1996, or 51.0% of net sales, as compared to $103.5 million in 1995, or 51.1% of net sales. Pricing pressure on the OEM director and increased government sales of the 2700 Series matrix switch led to declines in gross margin percentage for these products. Such declines offset profit gains on telecommunications products, which increased in 1996 as a result of increased volume.

     Research, development and engineering expenses for 1996 were $23.1 million or 10.8% of net sales, as compared to $21.5 million or 10.6% of net sales in 1995. This 7.4% increase was primarily due to expenses related to the development and testing of the CD/9000 director, various telecommunications products, and timing of capitalization and amortization of software projects. In addition, the amortization of two software programs was accelerated in 1996 to bring the amortization balance in line with future expected sales. In 1996 Networks capitalized $1.4 million of software development for products formerly developed by Data Switch. Without this change, the actual growth rate in engineering expense would have been 14.3%. A large portion of the increase in research, development and engineering expense for the CD/9000 director and the telecommunications product was for purchased contract labor, outside testing fees, and materials and components.

     Selling, general and administrative for 1996 were $53.1 million or 24.8% of net sales, as compared to $54.0 million in 1995, or 26.7% of net sales. This reduction in expense was primarily related to the acquisition of Data Switch in 1995. As a result of the acquisition, approximately $1.7 million in savings were realized from the elimination of corporate overhead personnel and functions, as well as from policy revisions implemented for remaining Data Switch personnel. In 1995 Data Switch consolidated its manufacturing and engineering facilities resulting in a $0.4 million savings in 1996. As part of this consolidation, Data Switch incurred a non-recurring relocation charge in 1995 of $0.7 million. These declines were offset in part by additional staffing in the sales and sales support areas, both domestically and internationally.

     Merger costs in 1996 and 1995 were $0.7 million and $12.7 million, respectively, and represent charges associated with the acquisition of Data Switch.

     Operating income was $32.3 million in 1996, as compared to $15.3 million in 1995. The merger costs associated with the acquisition of Data Switch in 1995 reduced operating income by $12.7 million. Excluding this charge, operating income would have been $28.0 million in 1995. Data networking operating income was $19.5 million in 1996, as compared to $18.3 million in 1995. The increase was due to selling, general and administrative expense savings as a result of the Data Switch acquisition. Telecommunications operating income was $13.6 million in 1996, as compared to $9.7 million in 1995, and was a result of increased sales and higher gross margins achieved through manufacturing efficiencies and a favorable mix of higher margin products.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flow from operating activities amounted to $40.2 million in 1997 and $29.2 million in 1996. The increase in 1997 was primarily related to large 1996 year end shipments that were collected in early 1997. Capital expenditures were $5.6 million in 1997 and $4.1 million in 1996, primarily representing investments in manufacturing and test equipment. Networks presently anticipates making approximately $8.4 million in capital expenditures in 1998.

     Networks' domestic operations historically have generated substantial amounts of cash, most of which were transferred to General Signal. Networks' foreign operations typically have not generated positive operating cash flow and have borrowed funds from local financial institutions for their growing working capital and business expansion needs. As a result, the Networks historical balance sheets do not show any cash and contain varying amounts of short-term debt.

     Networks' credit facilities at December 31, 1997 consisted of $8.6 million lines of credit in the United Kingdom and Germany that were guaranteed by General Signal. Approximately $6.3 million of those facilities were drawn down as of December 31, 1997 and are included in short-term borrowings. Networks is presently arranging a new credit facility with a number of domestic banks (the "New Credit Facility") and anticipates that it will have committed revolving credit agreements in place as a public company of approximately $30 to $50 million.

YEAR 2000 COMPLIANCE

     Year 2000 problems arise from computer programs being written to use two digits rather than four to record a year. Any of Networks' computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition, Networks sells computer systems that include time sensitive software that could cause similar disruption to customers' operations.

     Networks has conducted a recent assessment of its products and internal systems for Year 2000 compliance. All currently marketed products are Year 2000 compliant, with four exceptions. These exceptions, representing less than 1% of total sales, are planned to be resolved by the end of the third quarter of 1998. All major internal informational systems have been identified, and are planned to be fully compliant by 1999. Other less critical internal systems will become compliant via the use of standard maintenance contracts and normal PC expenditures through Networks' third party vendors. The total cost to become Year 2000 compliant is not expected to be material to Networks.

     Networks has started to communicate with its significant suppliers to determine the extent to which Networks' interface systems or products are vulnerable to such third parties' failures to remediate their own Year 2000 issues. However, there can be no guarantee that the systems of other companies on which Networks' systems rely will be timely converted and would not have an adverse impact on Networks' systems. Networks is also exploring whether it has any exposure to contingencies related to the Year 2000 issue for products which it has previously sold.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements. Networks has adopted the disclosure requirements of SFAS No. 130.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" which changes the way public companies report information about public segments. SFAS 131 establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. Networks has adopted the provisions of SFAS 131.

             BUSINESS AND PROPERTIES OF NETWORKS AFTER THE SPINOFF

INTRODUCTION

     Networks develops, manufactures, markets and services data networking and switching equipment for large, mission-critical data centers and test and monitoring equipment for data and telecommunications applications in both private and public networks.

     Networks' primary data networking and switching customers are businesses that handle high-volume on-line transaction processing, such as commercial banks, credit card processors, public lotteries, airline reservation systems, the military and governmental agencies. For these customers, Networks provides technologically advanced, scalable networking and switching products that provide the connections between the computers and peripherals that make up the data center and between the data center and the outside world. Networks' principal data networking products are its high-speed 2700 Series matrix switch and its CD/9000 director. Networks also focuses its efforts on providing superior customer service and total connectivity solutions for its customers, including system design, implementation and management where needed.

     Networks' telecommunications products, which are sold under the tau-tron brand, include network channel office equipment ("NCOE") and commercial performance monitoring equipment ("CPM") that enables its customers to test transmission quality and reliability over their far-flung telecommunications networks. Networks also manufactures a surveillance system known as "7-VIEW." This product is used to monitor modern signaling systems in telecommunication networks to provide early warning of network congestion, for fraud detection and for inter network billing verification applications. Customers of Networks' telecommunications test and monitoring products include AT&T and other major telecommunication companies.

     General Signal acquired its Tautron telecommunications business in 1982 and its Telenex data networking business in 1986. In January 1995 General Signal combined the operations of Telenex and Tautron and subsequently acquired Data Switch Corporation in November 1995.

MARKETS AND PRODUCTS

  Data Networking Market

     Market Overview. Data centers provide the processing and database management power necessary to support high volume transactions-processing applications, including in the areas of financial services, transportation, healthcare and government services. Advanced data centers today are generally composed of one or more "mainframe" computers, several servers, and many peripherals such as disk drives and magnetic tapes. Unlike the mainframes of the past, today's data centers must communicate not only with "dumb," dedicated terminals, but with users connecting through sophisticated local area networks ("LANs") and wide area networks ("WANs"), including the Internet.

     The market for Networks' data networking products is driven by two distinct market factors: (1) the number of mainframes and servers and the complexity of networks in data centers and (2) overall demand for high-speed, high-volume transaction processing. The installed base for mainframes continues to grow and now there is wide recognition that many mainframe applications -- such as high-speed, high-volume transaction processing and massive database storage -- cannot be supported simply or efficiently in a distributed environment. Development of new processors and supporting technologies have also given the mainframe market an important boost. At the same time, sales of servers, which operate as integrated computing elements in large data centers, are growing dramatically. In addition, businesses have been consolidating their data center operations, either for strategic reasons or as the result of mergers and acquisition activity. The resulting data centers, while utilizing fewer mainframes, generally are significantly larger and more complex than their predecessors, with many more internal interconnections and many more outside users attempting to make connections to the data center.

     The second factor -- overall demand for transactions and services that require the information processing or storage power of large data centers -- is even more important to Networks, and is being driven by the tremendous increase in Internet usage as well as on-line transaction processing (e.g., credit card processing, automated teller machine transactions, just-in-time inventory delivery systems), and data warehousing. As the demand for such services grows, the data centers themselves grow in complexity, speed and capacity, fueling demand for connectivity and networking products that provide ever increasing speed, scalability, reliability and availability. In addition, as new computing and networking technologies are introduced into the data center, demand grows for connectivity systems that are able to provide connections between newer technologies and older "legacy" systems and between systems manufactured by different vendors.

     Data networking is divided into two areas:

"Networking within the   -- the connections among mainframes, servers and the
  Data Center"           peripherals which serve them within the data center; and
"Data Communications"    -- the connections between the data center, work stations or terminals and the outside world.

     The diagram below shows how Networks' CD/9000 and 2700 Series products sit at the heart of today's large data centers:

                                  [FLOW CHART]

                CONNECTIVITY -- FROM THE DATA CENTER TO THE DATA

     Networking within the Data Center -- Channel Directors. The new data center demands fast, highly reliable, always available, scalable connections between the high-performance mainframes, servers and peripherals that populate it. As technology progresses, demand increases for connections that can accommo-date both the new and old transport technologies, and for connections that can connect computers manufactured by different vendors. Network architectures must embrace old and new seamlessly and in a cost effective manner.

     For connecting mainframe computers to peripherals, the leading technology for many years has been a parallel interface known as "Bus & Tag" that transfers data at a rate of 4 Mbps. In 1991, a new technology was introduced, known as "ESCON" (for Enterprise Systems CONnection)*, that utilizes fiber optic cables to make possible high-speed (up to 17 Mbps) computer-to-computer communication, as well as extremely rapid access to data stored on disk or on magnetic media, and allow for significantly longer distances between devices than when using conventional cable connections. In large, complex systems, switching devices, known as "directors," are used to route ESCON messages to specified peripherals. IBM** developed the first such director and now sole sources its directors from a third party. In 1996, Networks introduced its innovative 256-port, fault tolerant CD/9000 director, and in its first full year of sales was able to capture a market share of approximately 6%. The CD/9000 offers greater port capacity than any other director and has unique capabilities including a fault tolerant architecture and a feature which enables the CD/9000 to emulate several smaller directors within a single product. The estimated worldwide market for ESCON directors grew from approximately $450 million in 1996 to approximately $600 million in 1997, and Networks expects that it will continue to grow.

     For connecting server computers to peripherals, the leading technology has been a short distance serial interface known as "SCSI" (for Small Computer System Interface). This popular standard is low cost but suffers from severe distance limitations and requires conversion to ESCON to communicate with computers utilizing the more advanced interface technology. The Networks product family handles both SCSI and ESCON traffic and converts between the two standards seamlessly, transparently, and without degradation of connect speeds. A new, optical fiber-based server interface technology, known as "Fibre Channel," has begun to replace SCSI. Beginning in 1999, Networks products are expected to accommodate this new technology as well.

     Networking within the Data Center -- Open Systems. Data centers often have computers and servers provided by multiple vendors that require interface and protocol converters to allow them to communicate with one another. Networks' Link/9000 and OC/9000 facilitate open networking by providing high-speed, seamless protocol conversions among IBM, Sun Microsystems, Inc. ("Sun"), Hewlett-Packard Company ("Hewlett-Packard"), Tandem Computers Incorporated ("Tandem") and Microsoft Corporation's Windows NT***. Support for open systems is a strategic thrust for Networks and provides significant differentiation from product strategies adopted by IBM. Networks is currently developing further capabilities for its open networking products.

     Networking within the Data Center -- Channel Extenders. An important trend in data center design and management has been the physical separation of major data storage facilities and back-up facilities from the data centers they serve. This physical separation prevents catastrophic loss of data due to acts of nature, criminals and terrorists. Networks' 9800 series of channel extenders enable the high-speed, high-reliability ESCON signals between these storage facilities and data centers to be transmitted over T1 or T3 digital telephone lines. This product line is key in remote disk mirroring applications.

     Networking within the Data Center -- Intelligent Fiber Management
Systems. Networks also manufactures and services the optical fiber wiring and connectors that link computers and peripherals in a single physical location. Networks has developed a patented fiber patch system called the Intelligent Fiber Management System that uses associated sensors and a personal computer to assist technicians when reconfiguring optical connections. Networks also designs, plans and installs fiber based networks.

---------------

* ESCON is a registered trademark of International Business Machines Corporation ("IBM").

**  IBM is a registered trademark of International Business Machines
Corporation.

*** Windows NT is a registered trademark of Microsoft Corporation.

     Data Communications -- Switching. The new data center must be able to communicate with outside users and data sources using a wide variety of differing interface protocols and technologies, including dedicated terminals, LANs and WANs (including the Internet), and it must be able to do so in a fast, flexible, reliable, always available and scalable manner. Originally, mainframes connected to end users only over dedicated lines using a popular protocol known as "SNA" (for Systems Networking Architecture). Using SNA, large numbers of terminals and personal computers were typically connected to a mainframe's front-end processor through switches so that they could be switched to an alternative processor in the event of a processor failure. The same switches provided access to circuits for testing as and when problems occurred. The most advanced of these switches are known as matrix switches, and they are usually scaleable from a few connections to several thousand ports.

     In recent years the proliferation of personal computers ("PCs") and distributed computing architectures has led to tremendous growth in local area networking among personal computers, while the declining costs of high-speed, high-capacity telecommunications connections using T1 (1.5 Mbps) and T3 (45
Mbps) lines has made possible tremendous growth of networking among remotely located computers and among LANs. As LAN and WAN usage has grown, so too has the demand for connectivity from remote computers to major data centers. Where before the number of users of a mainframe was limited by the number of dedicated SNA lines that could be connected to the mainframe, LAN and WAN connections expand the number of potential users and data sources exponentially.

     The desire and need to connect to users and data sources using a variety of connecting technologies has created demand for increasingly complex and sophisticated switches that can accommodate all of these technologies seamlessly. Networks' 2700 Series matrix switch allows the mixing of these various networking technologies in a single environment. The 2700 can be configured to accommodate up to 4,000 WAN circuits, 3,000 Ethernet LAN stations or 2,000 Token Ring LAN stations. Networks also supplies the largest matrix data switch in the world, the "Mega-Matrix," which has a port capacity of up to 24,000 ports.

     LAN topology is governed by either the Ethernet or Token ring standard and the 2700 Series accommodates both. The emerging WAN connectivity standard is a high-speed, low cost data transmission protocol known as "Frame Relay," which the 2700 Series accommodates. A more advanced emerging WAN protocol, known as "ATM" (for Asynchronous Transfer Mode), provides for high-speed transmissions of voice, video, graphics and data over optical fiber networks and is expected to be widely used for many high-speed applications. Accommodating ATM protocol is a major challenge for switch manufacturers, including Networks. Networks expects to introduce a new ATM switching technology, known as "Broadband," into its 2700 Series matrix switch in 1999.

     Networks is the market leader in matrix switching with an estimated 65% share of a worldwide market that is estimated to be approximately $70 million in 1997. The 2700 Series matrix switch was able to capture the leading market share mainly because it meets the user demand for high speed lines through the switch. Customers who have purchased this system and continue to rely on its capabilities include a number of major telecommunications carriers and financial services companies. Networks believes that introduction of its Broadband technology will extend its market leadership into the next generation of switches.

  Telecommunications Testing and Monitoring Equipment Market

     Public and private telecommunications networks that once primarily carried voice traffic over copper wires using analog signals now carry more data than voice, and typically do so using digital signals transmitted over fiber optic cables. Along with this technological change, the last ten years has seen tremendous growth in data traffic over these networks, driven by trends in computer networking, the unprecedented rise of the Internet and continued growth in demand for on-line transaction processing services. The migration from primarily-voice to primarily-data, and from analog to digital, has increased the complexity of the networks and dramatically increased the need for optimal efficiency, performance and reliability -- attributes that can only be assured and maintained by vigilant and reliable test and monitoring systems that do not by their very operation alter the performance characteristics of the systems they monitor.

     The performance of digital transmission systems such as T1 and T3 are typically determined by inserting devices called Bit Error Rate Test Sets ("BERT") at each end of the line. Typical BERTs function by sending pre-set test messages along the line to the BERT at the other end. The recipient BERT then compares the message it receives to what it "knows" it ought to have received and from this determines the error rate. The problem with this process is that it is intrusive and requires that the system under test be taken out of service.

     NCOE and CPM Products. Networks' Tautron unit manufactures and designs monitor and test products that are non-intrusive and that determine system performance -- known as the quality of service ("QoS") measurement -- by testing real traffic rather than sending their own test messages, and therefore do not require that the system under test be taken out of service. Networks manufactures both Network Channel Office Equipment, which are the probes without the associated "Net Manager" probe-monitoring systems, as well as Commercial Performance Monitoring systems, which are complete test/monitoring packages including probes and the associated Net Manager systems. Networks' Primary CPM product is its Integrated Monitor and Test System ("IMATS").

     Remote Test Head and SS-7. Testing Equipment. Networks has also developed a next generation of remote test head equipment ("ngRTH") used to test and monitor the performance of advanced digital loop carrier ("DLC") systems. So called "next generation" DLC ("ngDLC") systems provide high speed fiber optic connections between the central office of the telecommunications provider and the copper co-axial wire that reaches the customer's home or office. Networks plans to use its experience in this field to facilitate entry into the market for Remote Access equipment using technologies known as "xDSL" to markedly increase data transmission speeds over copper wires. Demand for these capabilities is being driven by the need for greater Internet speeds to small office and home office users.

     In 1992, Networks began marketing its 7-VIEW product to test and monitor SS-7 signaling networks ("SS-7") now being utilized to maximize the efficiency of public telecommunication networks. Monitoring equipment such as 7-VIEW is essential to the success of SS-7 systems, which are susceptible to failures and collapse when traffic exceeds system capacity. The 7-VIEW system may also be used to aid in fraud detection and for verification of billing between telephone companies.

  Products

     Major Products. Six products, all introduced or significantly updated and re-released since 1995, accounted for 68% of Networks total 1997 net sales. These products, and their year of introduction or update, are as follows:

                          PRODUCT                             YEAR OF GENERAL AVAILABILITY
                          -------                             ----------------------------
2700 Series matrix switch                                      1997 (Version 13)
CD/9000 director                                               1996
Intelligent Fiber Management System                            1995
9800 Channel Extender                                          1995
NCOE                                                           1997 (Version 0.10)
IMATS (CPM)                                                    1995 (Version 3.2)

     Product Descriptions. Following is a description of selected Networks products:

                            DATA NETWORKING PRODUCTS

    PRODUCT MODEL            DESCRIPTION             APPLICATION          ADVANCED FEATURES
    -------------            -----------             -----------          -----------------
2700 Series matrix      Versatile matrix        Data center             Scalable LAN/WAN
switch                  switch                  communications          switch up to 4000 WAN
                                                management for          ports, 3000 10Mbps
                                                disaster recovery and   Ethernet or 2000
                                                test access             16Mbps Token Ring.
                                                                        Remote control from
                                                                        multiple stations.

Mega-Matrix matrix      Versatile high          Disaster recovery       Scalable switch of up
switch                  capacity matrix switch                          to 24,000 ports.

CD/9000 director        ESCON switching         Networking between      256 ports, fault
                                                mainframes and          tolerant. GUI with
                                                peripherals over fiber  traffic statistics and
                                                links                   alarms

Open Channel Converter  Multi-vendor            Server, data            Channel technology for
OC/9000                 networking at high      warehouse, and tape     high speed
                        speed                   backup applications

Intelligent Fiber       Intelligent fiber       Management of complex   Unique design with
Management System       patch and a range of    optical fiber networks  software driven
                        fiber infrastructure                            control of patched
                        services                                        connections

Channel Extender 9095   Host Channel extension  Extending distance      Networked Channel
                                                over one or more        extension
                                                (networked) links

Channel Extender 9800   Host Channel extension  High speed dual path    T3 capability and dual
                                                extension               path remote mirroring
                                                                        applications

Spectron Patch, NTS,    Changeover switches;    Low cost                Scalability.
Vari-Switch             patch; test access      communications          Multi-level switching;
                        products                management and test     Remote control wide
                                                access                  bandwidth. Qualified
                                                                        for shipborne use.

                          TELECOMMUNICATIONS PRODUCTS

    PRODUCT MODEL            DESCRIPTION             APPLICATION          ADVANCED FEATURES
    -------------            -----------             -----------          -----------------
Network Channel Office  Network Probe for       In line performance     Format conversion
Equipment (NCOE)        network quality         monitoring for QoS      Alarm monitoring.
                        assurance               measurement             Measurement of error
                                                                        free seconds and local
                                                                        data memory.

Integrated Monitor and  Network Management      Bridged performance     Alarm monitoring.
Test System (CPM)       System for network      monitoring for QoS      Performance
                        quality assurance       measurement             monitoring. T1/E1;
                                                                        T3/E3; OC3/SDH.

7-VIEW Surveillance     Monitoring of           Early warning of        Remote monitoring of
System                  telephone signaling     network outages. Call   32 ports per unit and
                        sysems (SS-7) for       trace and fraud         up to 10,000 links in
                        wireline or mobile      detection. Billing      a system. Local
                        systems                 verification.           storage of recorded
                                                                        data.

NETWORKS BUSINESS STRENGTHS

     Networks believes it has substantial experience and technological expertise in designing, implementing and servicing the connectivity infrastructure served by its products. These strengths allow Networks to provide the systems expertise its customers demand and to produce products that can accommodate the most advanced interface protocols and work reliably with the higher-complexity, higher-performance components its customers are incorporating into their data centers. Networks has 178 research and development professionals working in its three facilities to enhance its existing products and to develop new products and systems.

     Networks benefits from providing high quality products and services. For example, in 1997, Networks achieved a 97.6% renewal rate on its expiring service contracts. Networks' manufacturing sites are all also certified under the ISO 9001 program, and Networks emphasizes a comprehensive company-wide quality program, with senior managers responsible for quality. Networks' quality training program emphasizes continuous improvement, data driven decisions and close collaboration among Networks' employees, customers and suppliers. Networks believes that it is also a very cost effective producer, having invested in a range of manufacturing processes that also allow response to customer needs. Networks produces and tests its own electronic assemblies using a range of technologies and has demonstrated its skills in managing cost effective vertical manufacturing.

     Networks also believes it has particular expertise in the following technologies which distinguish its products from those of its competitors:

     - Reliable Systems with no Single Point of Failure. Networks' 2700 Series matrix switches and CD/9000 director products are designed for high reliability and have no single point of failure beyond the connecting port level. These features make these products extremely attractive for systems in which 100% availability is critical.

     - Scalable Systems. Networks' 2700 Series matrix switches and CD/9000 director products are designed so that capacity can be added from time to time on an as-needed basis. This feature allows customers to commit to Networks' products without fear of outgrowing their investment in circumstances where growth in demand is difficult to predict.

     - Flexible, Interoperable Systems. In modern data centers, old, slower "legacy" technologies continue to work side-by-side with higher performance new technologies. Networks' 2700 Series matrix switching and other products accommodate old and new technologies, thereby protecting and preserving the customer's investment in legacy technologies and maximizing overall flexibility and usefulness of the data center. Similarly, the growth of server-based data center architectures means that virtually all data centers require the ability to interconnect computer systems provided by multiple vendors. Networks' OC/9000 product responds to this trend with high-speed inter-vendor connectivity features.

     - LAN/WAN Facilities in a Single Switch Environment. Data centers may be connected to outside users and data sources by simple low-speed interfaces, such as the RS-232 and V.35 standards, by connection to Local Area Networks using the Ethernet or Token Ring standard, or to Wide Area Networks using the Frame Relay standard. Networks' 2700 Series matrix switch technology allows the mixing of these various networking protocols in a single environment where the topology is defined by software and requires no wiring changes when the topology is changed. LAN and WAN circuits can be mixed at will with a total capacity of up to 4000 WAN circuits; 3000 Ethernet stations; or 2000 Token Ring stations in a single switch.

     - Channel Extension Products. Networks has developed a range of products that provide distance extension or conversion between differing networking technologies. Channel extenders provide distance extension through optical fiber links or over long distance telephone lines using digital telecommunications from T1 to T3 rates. Networks' 9800 product also allows dual path feeds for load sharing and for high reliability when being used with high-speed remote disk drives.

     - Open Systems Products. Networks has developed a leading product line to interconnect systems from multiple manufacturers with its OC/9000 and Link/9000 products. These products provide conversion for interconnection between systems from IBM and other suppliers such as Sun Microsystems, Tandem and Hewlett-Packard. These products can also be deployed in storage management to provide major throughput improvements for tape back-up applications.

     - Intelligent Fiber Systems. Networks' Intelligent Fiber Management System uses sophisticated sensors and a personal computer to assist technicians when reconfiguring optical connections between computers and peripherals in a single location. Networks also designs, plans and installs fiber based networks.

     - Test and Monitoring Equipment for High-Speed, High-Capacity
       Lines. Networks specializes in telecommunications test and monitoring systems that are non-intrusive and that measure system performance by testing real traffic rather than sending their own test messages. Such systems are better suited and more efficient for use on high speed transmission lines (T-1 and above) than the "intrusive" systems they compete against. Networks supplies its 7-VIEW system for use in SS-7 applications and can provide complete systems that can monitor up to 10,000 SS-7 links.

NETWORKS GROWTH STRATEGY

     Networks' goal is to leverage its strengths to generate sustainable, long-term revenue and earnings growth. Networks' strategy to reach that goal consists of the following components:

     Leverage Technological Leadership and Expertise. Networks intends to maintain its traditional focus on high-end, technically complex products that typically command higher margins. Historically Networks has consistently invested in research and development with spending in the range of 9% to 12% of sales and intends to step up this level of investment through internal development and acquisition of technology. Networks believes this focus will drive superior financial performance, create opportunities for providing customers with high value added services, such as system design and management, and position Networks to provide products and services based on new technologies and protocols as they develop.

     Networks has established an active research and development program that is focused on the development of new and enhanced systems and products that can accommodate emerging data transmission protocols and standards such as Fibre Channel, ATM and xDSL while continuing to accommodate current and legacy technologies such as Channel (Bus & Tag), ESCON, SNA, Frame Relay and Time-Division Multiplex. Networks has developed core competencies in the design of complex, high speed, scalable switching systems as well as in transport and conversion products. Networks also has invested in tools and training for its technical staff that have enabled Networks to design complex ASICs which provide performance and cost advantages when compared with products offered by competitors.

     Important development projects include:

     - for incorporation into the CD/9000 product line: switching and transport products that will accommodate the emerging Fibre Channel standard that allows for very high speed server connections;

     - for incorporation into the OC/9000 product line: products that support so-called "open systems" by providing efficient, high speed connections between computing and storage systems in data centers in which no single protocol or equipment manufacturer governs; and

     - for incorporation into the 2700 Series matrix switch product line: matrix switching components that can accommodate Broadband ATM standards.

     Other research and development programs are in place for products that will enhance storage management in large enterprise information systems and products that will facilitate remote access to data centers and Internet service providers.

     Networks seeks to tailor its development efforts closely to the needs of its customers. Networks actively solicits product development ideas from data center managers and from telecommunication service providers and develops additional ideas through participation in industry organizations and associations. Networks works closely with consulting organizations such as Gartner Group, META Group and International Data Corporation, and meets with key customers regularly through Customer Advisory Councils for the United States and Canada and for foreign markets.

     Maintain Strong Customer Relationships. Networks believes that total dedication to customer satisfaction is the key to success in its businesses and is a key factor that differentiates it from the broad market suppliers with which it competes. Strong customer relationships generally lead to future selling opportunities (particularly of additional capacity of Networks' scalable products) as well as opportunities to provide high value added services. For example, new customers of the CD/9000 director product frequently become customers of Networks' Intelligent Fiber Management Systems -- the "under the floor" wiring that connects computers and components in a single physical location.

     Networks has made responsiveness to customer needs a top priority. Prior to any sale, Networks' engineering, marketing and management personnel collaborate with customer counterparts to determine customer needs and specifications, particularly with respect to integrating the customer's old-technology legacy systems efficiently and seamlessly. For example, Networks' largest matrix switch (the Mega-Matrix) was developed in cooperation with a major customer to address the customer's need for large scale switching in a disaster recovery center. Similarly, the first version of OC/9000 was developed in close cooperation with a major customer to allow networking of the customer's computer systems with those from IBM.

     Networks seeks to offer its customers total solutions -- packages of products and services that take into account the customer's needs, existing technology and internal management expertise. Networks will design, implement and manage new systems, where desired by the customer.

     Expand Product Lines. Networks is committed to broadening its product offerings in order to capitalize on the desire of many data center customers to deal with a smaller number of vendors and to enhance Networks' ability to offer total connectivity solutions for its customers. Networks expects to develop new products both internally as well as from time to time through strategic alliances and acquisitions.

     Expand International Sales. Networks has sales offices in Germany, the United Kingdom and Italy, and sells to customers in over 40 countries. It also has a support center in Singapore as well as a distribution relationship with Hitachi Data Systems Australia Pty Ltd to assist in international selling. International sales represent approximately 22% of total sales, and Networks plans to expand international sales even further, particularly as new sales centers are opened to focus on particular countries. Geographic areas for further investment include Europe and Asia. While margins on foreign sales are slightly lower than for domestic sales (due primarily to higher selling costs), increased volume enhances the overall profitability of specific products and provides a larger installed base for the sale of services and future products.

     Increase Revenues from Advisory, Implementation and Network Management Services. Separate from its product sales, Networks sells full service network design and management services to data center operators who find it inefficient to maintain such capabilities in-house. Networks believes that, because the demand for connectivity and switching expertise far exceeds the availability of skilled personnel, and the costs of maintaining internal expertise are high, there is tremendous opportunity for Networks to grow its service-related revenues and earnings by leveraging its expertise.

COMPETITION

     Networks' conducts its business primarily in niche markets within the broader data center and telecommunications markets that, to date, many potential competitors have declined to enter. Within its niches, Networks generally offers its customers a broader range of products and services than do its competitors. For matrix switches, where Networks has the leading market share, competition is primarily from a number of smaller entities. For the CD/9000 director product line, the only competitor is IBM. For channel extenders and for open systems-connectivity products (such as Networks' OC/9000), Networks' primary competitor is Computer Network Technologies ("CNT").

     Networks knows of no other manufacturer of NCOE products. Certain manufacturers of network equipment are incorporating monitoring functions in their equipment which may be used instead of NCOE products.

     A number of entities produce testing systems that are competitive with Networks' CPM equipment, including Applied Digital Access and Hekimian. Networks' market share in these markets is currently very small.

     Networks expects that certain of its competitors, as well as other networking and computer systems entities may, in the future, announce plans to compete with future Networks' products, particularly those designed to facilitate so-called open systems, and those intended to accommodate the Fibre Channel and ATM (broadband) protocols.

     Networks does not compete solely on the basis of price. Instead, it competes by seeking to offer superior features, performance, scalability, reliability and flexibility together with superior support, at competitive prices. Because equipment price is only one element in the overall cost of ownership and maintenance of Networks' products and the data centers they serve, Networks' strategy has proven to be effective in the past, including as a strategy for growing market share of newly introduced products. Networks' smaller competitors can and do seek to compete on the basis of price. In response to this, Networks continuously seeks cost improvement measures.

RESEARCH AND DEVELOPMENT

     During 1996 and 1997, Networks' total research and development expenditures were $23.1 million and $25.8 million, respectively. In the second half of 1998 and subsequent years, Networks plans to increase its expenditures in research and development to accelerate the introduction of new products. As of March 31, 1998, 178 employees were engaged in research and development programs, including hardware and software development, test and engineering support personnel. Networks performs its research and product development at each of its three major manufacturing facilities, located in Mt. Laurel, New Jersey, Shelton, Connecticut and Westford, Massachusetts. Of Networks' research and development employees, over one-third hold masters or higher degrees.

     Networks believes that recruiting and retaining qualified engineering personnel with be essential to its continuing success. The following table -- showing that products introduced or significantly updated and re-released within the last three years accounted for approximately 75% of 1997 product sales -- demonstrates the importance of new product development to Networks' business.

                                                              CONTRIBUTION TO
                YEAR OF GENERAL AVAILABILITY                    TOTAL 1997
           (INTRODUCTION OR UPDATE & RE-RELEASE)               PRODUCT SALES
------------------------------------------------------------  ---------------
Last Three Years............................................        75%
  1997 Products.............................................        49%
  1996 Products.............................................        20%
  1995 Products.............................................         6%
Pre-1995 Products...........................................        25%

PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY

     Networks believes that its success and ability to compete depends in part upon its ability to develop and protect proprietary technology contained in its products. To protect its proprietary rights, Networks relies upon a combination of patents, trademarks, copyrights, contractual rights, trade secrets, know-how and understanding of the market. Proprietary information disclosed by Networks in the course of discussions with suppliers, distributors and customers is generally protected by non-disclosure agreements.

     Networks holds 15 U.S. patents, has received three notices of allowance from the U.S. Patent and Trademark Office, and has pending applications for two additional patents. Networks also holds 6 foreign patents. Networks' portfolio includes patents covering:

     - matrix switching configurations

     - switch controls and displays

     - internal switch architecture

     - switch cabling systems

     - host channel monitoring and extension

     - intelligent fiber management

     - telecommunications monitoring and test systems

     In addition to patents granted or applied for, Networks has licensed various patents from IBM relating to operating codes, protocols and procedures associated with Networks' CD/9000 director. The license has a five year term with continuation available, although certain financial and other terms must be renegotiated for the period after May 31, 2001.

     Networks has been granted registration protection for a number of trademarks and has filed additional applications for its newer product names.

     Networks' practice is to require its employees and consultants to execute confidentiality and proprietary rights agreements upon commencement of employment or consulting arrangements with Networks. These agreements acknowledge Networks' exclusive ownership of all intellectual property developed by the individual during the course of his or her employment or assignment with Networks and require that all proprietary information disclosed to the individual will remain confidential.

     Networks intends to enforce vigorously its proprietary rights if infringement or misappropriation occurs; however, there can be no assurance that Networks' proprietary rights will prevent competitors from developing products that are functionally or technologically similar to those of Networks. From time to time, third parties have asserted claims that certain equipment manufactured for Networks and resold by Networks infringes patent rights of such third party. None of such assertions relate or have related to any of Networks' key products, and Networks believes that the resolution of such claims will not be material.

SALES AND MARKETING

     Most of Networks' products are sold through direct sales methods. In the United States, Canada, Germany, Italy and the United Kingdom, Networks has developed a direct sales organization with a total of 136 professionals as of March 31, 1998. In the United States, the sales organization is organized into three main geographic areas with sales offices in Los Angeles, California; San Mateo, California; Orlando, Florida; Atlanta, Georgia; Chicago, Illinois; Mt. Laurel, New Jersey; New York, New York; Vienna, Virginia; and Dallas, Texas.

     Networks continues to expand its direct sales force to ensure direct contact with its customers. Direct contact has proven to be very effective when dealing with customers who are managing or designing complex networks. In addition to account executives, who are the primary contact for customers, Networks employs specialist technical staff in the field to provide detailed technical support. This structure is also used internationally where technical support staff support distributors.

PRODUCT SUPPORT

     Networks provides comprehensive world-wide support for all of its product lines. In the United States and Canada, as of March 31, 1998, Networks has 116 service professionals who provide assistance in network design, site surveys, installation, preventive maintenance, repair, training and a variety of other advanced services designed to enhance the performance and reliability of a customer's data network. Networks also offers a similar range of services in Germany, Italy and the United Kingdom, with a total of 24 service professionals located in Europe as of March 31, 1998. Networks also operates a support center in Singapore. A network of distributors provides product support in countries where Networks does not have its own support staff. These distributors rely on Networks support centers for second level support.

     Purchasers of Networks' equipment usually enter into related service contracts with Networks that, among other things, typically include a guaranteed service response time. The typical guaranteed response time offered in the United States is four hours. For additional fees, Networks will provide 24-hour a day, 7-day a week help desk facilities as well as support from design engineers for extraordinary problems. Beginning in 1998, Networks is also offering support for selected third-party products in large data networks and is developing teaming arrangements with other outsourcing providers. In 1997, Networks achieved a 97.6% renewal rate on its expiring service contracts.

MANUFACTURING AND SUPPLIERS

     Networks has three manufacturing locations: Mt. Laurel, New Jersey; Shelton, Connecticut; and Westford, Massachusetts. In general, the products manufactured in each of these facilities are those developed by the product teams in the same location; however, Networks has successfully transferred products between sites to meet capacity constraints. Manufacturing operations include the assembly of printed circuit boards using both "plated through hole" and "surface mount" technologies. Fabrication of blank printed circuit boards, including backplanes, and mechanical parts such as chassis parts, are provided by a range of subcontractors. Networks also tests all electronic subassemblies and carries out full system testing prior to shipping products to customers. Networks has invested in automatic insertion equipment and flow soldering equipment at all three sites and has also invested in automatic surface mount equipment that is capable of "double sided" assembly at both its Mt. Laurel and Westford plants to provide geographic diversity. Each of the three manufacturing locations are registered ISO 9001 facilities and produce products of high quality.

     Networks sources materials for its manufacturing operations world-wide, with an emphasis on quality, supply continuity, and cost. For most components, there are alternative sources of supply. Seiko Epson (through its affiliate, S-MOS Systems Inc.) is Networks' sole source supplier of custom ASICs. These devices are "state-of-the-art" technology and are used in Networks' CD/9000 director. Networks' reliance on Seiko Epson could limit its flexibility and responsiveness to change. Another single sourced item is field programmable gate arrays, which are manufactured by Xylinx, Inc. Certain other components that currently are readily available could become difficult to obtain in the future. See "Risk Factors -- Reliance on Sole Source Supplier."

EMPLOYEES

     As of March 31, 1998, Networks employed 942 persons, including 390 in marketing, sales and service, 178 in research and product development, 278 in operations, and 96 in finance and administration. None of Networks' employees is represented by a labor union. Networks has experienced no work stoppages and believes that its relationship with employees is good.

     Competition for qualified personnel in the computer networking and communications industry is intense. Networks has an active college relations program with key universities for developing and attracting talented technical personnel. There can be no assurance that Networks will be successful in retaining its key employees or that it can attract the additional skilled personnel required for Network's future growth.

FACILITIES

     Networks' corporate offices are located in Mt. Laurel, New Jersey, where it leases 55,000 square feet of office space to accommodate its headquarters staff and the marketing and research and development staff for its Mt. Laurel division. Research and development utilizes 32,000 square feet of this office space. Manufacturing for the Mt. Laurel division is performed in a 66,000 square feet leased space in the same office park, with 11,000 square feet of this space allocated to sales and service staff. Networks' lease for the manufacturing space will expire in 2002, and the current lease for the office space expires in September 1999. Networks is currently negotiating to extend its lease for the office space.

     Networks operates from two other major locations of approximately 100,000 square feet each, both of which accommodate manufacturing, sales, marketing and research and development in addition to finance and administration staffs. One of these facilities is located in Shelton, Connecticut (41,000 square feet for manufacturing, 17,000 square feet for research and development), and the other is in Westford, Massachusetts (60,000 square feet for manufacturing, 24,000 square feet for research and development). Networks owns both of these facilities. The Westford facility is the subject of an Industrial Revenue Bond and the Shelton facility was purchased using a loan from the Connecticut Development Authority.

BACKLOG

     Total backlog at December 31, 1997 was $29.9 million as compared to $35.6 million at December 31, 1996. The backlog at the end of 1996 was higher than expected due to unusually high NCOE orders from AT&T Corp. received in the fourth quarter, most of which were shipped in the first quarter of 1997. Networks' backlog consists of product and service orders for which a customer purchase order has been received and which are scheduled for shipment in the next 12 months for products, or 24 months for service maintenance agreements. Virtually all of Networks' backlog is scheduled for shipment within six months. Orders are subject to cancellation or rescheduling by the customer, generally with a cancellation charge. Because of possible changes in product delivery schedules and because Networks' sales will often reflect orders shipped in the same quarter that they are received, Networks' backlog at any particular date is not necessarily indicative of actual sales for any succeeding period.

                    MANAGEMENT OF NETWORKS AFTER THE SPINOFF

EXECUTIVE OFFICERS OF NETWORKS

     Set forth below are the names, ages, current or future titles with Networks, and present and past positions of the individuals who are expected to serve as executive officers of Networks immediately following the Spinoff. Each such individual will be elected to the indicated office with Networks in anticipation of the Spinoff and will serve at the pleasure of Networks Board. Those individuals named below who are currently officers or employees of General Signal will resign from their positions with General Signal by the Distribution Date.

     The executive officers of Networks are as follows:

             NAME                AGE               POSITION AND PROFESSIONAL EXPERIENCE
             ----                ---               ------------------------------------
Robert Coackley................  62     President (1995-Present), General Signal Networks, Inc.;
                                        President (1991-1995), Telenex Corporation, a unit of
                                        General Signal Corporation; President (1987-1991), LP Com,
                                        a subsidiary of Tektronics; Manager -- Corporate
                                        Telecommunications (1986-1987), Hewlett-Packard Company;
                                        Managing Director -- Telspec (U.K.) (1984-1985); various
                                        management positions (1970-1984), Hewlett-Packard Company
Anthony J. Fusarelli...........  51     Executive Vice President -- Sales and Service (January
                                        1997-Present), General Signal Networks, Inc.; Vice
                                        President & General Manager -- Data Switch operations
                                        (1996-1997), General Signal Networks Inc.; Vice
                                        President -- Sales & Service (1992-1995), Data Switch
                                        Corporation; Vice President -- North American Sales
                                        (1989-1992), Data Switch Corporation
Terry J. Mortimer..............  53     Vice President & Chief Financial Officer (January
                                        1998-Present), General Signal Networks, Inc.; Vice
                                        President & Treasurer (March 1997- January 1998), General
                                        Signal Corporation; Vice President & Controller (May
                                        1990-March 1997), General Signal Corporation
Jayne A. Fitzgerald............  44     Vice President & General Manager -- Telenex operations
                                        (August 1997- Present), General Signal Networks, Inc.;
                                        Vice President -- Global Operations (1994-1997), AT&T
                                        Corporation, Product Line Director, High Speed Data
                                        Services (1992-1994), AT&T Corporation; Program Director,
                                        Worldwide Intelligent Network Management (1989-1991), AT&T
                                        Corporation
Evanthia C. Aretakis...........  39     Vice President & General Manager -- Tautron operations
                                        (July 1997-Present), a unit of General Signal Corporation;
                                        Vice President, EWSD Business Unit (1995-1997), Siemens
                                        Stromberg-Carlson; Vice President -- Product Line
                                        Development (1992-1995), Siemens Stromberg-Carlson
Robert J. Connolly.............  52     Vice President & General Manager -- Data Switch operations
                                        (January 1997-Present), General Signal Networks, Inc.;
                                        Vice President -- Engineering, Data Switch operations
                                        (1996-1997), General Signal Networks Inc.; Vice
                                        President -- Operations (1993-1996), Data Switch
                                        Corporation; Vice President -- Customer Service
                                        (1984-1993), Data Switch Corporation
Michael A. Ruggieri............  47     Vice President-Strategic Planning (1996-Present), General
                                        Signal Networks, Inc.; Vice President -- Strategic
                                        Marketing (1994-1995), Data Switch Corporation; Vice
                                        President -- Customer Service, Shelton (1993-1994), Data
                                        Switch Corporation; Director -- Technical Sales
                                        (1989-1993), Data Switch Corporation
William H. von Reichbauer......  50     Vice President -- Human Resources (February 1997-Present),
                                        General Signal Networks, Inc.; Director -- Business
                                        Operations (1994-1996), Northern Telecom, Inc.;
                                        Director -- Corporate Security (1991-1994), Northern
                                        Telecom, Inc.; Director -- Human Resources (1985-1991),
                                        Northern Telecom, Inc.

DIRECTORS OF NETWORKS

     Prior to the Distribution Date, General Signal, as sole stockholder of Networks, plans to elect the individuals named in the table below to the Networks Board. The Networks Board will be divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years. Under the Networks By-Laws, no person may be elected, appointed or designated to the Networks Board after such person's 72nd birthday.

     Information with respect to the individuals who are expected to serve as directors of Networks is set forth below. Networks may add additional directors before the Distribution Date. None of the individuals set forth below will be a director, officer or employee of General Signal after the Spinoff.

                                                                                                   TERM
             NAME                AGE    PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS    EXPIRES
             ----                ---    ------------------------------------------------------    -------
Robert Coackley................  62     President, General Signal Networks, Inc.                   2001
                                        (1995-Present); President, Telenex, a unit of General
                                        Signal Corporation (1991-1995); President, LP Com, a
                                        subsidiary of Tektronics (1987-1991); Manager --
                                        Corporate Telecommunications, Hewlett-Packard Company
                                        (1986-1987); Managing Director -- Telspec (U.K.)
                                        (1984-1985); various management positions within
                                        Hewlett-Packard Company (1970-1984)
Peter D. Behrendt..............  59     Chairman, Exabyte Corporation (1997-Present); Chairman     2001
                                        and Chief Executive Officer, Exabyte Corporation
                                        (1992-1997); Chief Executive Officer, Exabyte
                                        Corporation (1990-1992); President and Board Member,
                                        Exabyte Corporation (1987-1990); various management
                                        positions within IBM (1961-1987); also a director of
                                        Western Digital Corporation, Wild Oats Markets, Inc.
                                        and In Focus Systems, Inc.
James G. Hascall...............  59     Chairman and Chief Executive Officer, Primex               2001
                                        Technologies, Inc. (1997-Present); Executive Vice
                                        President, Olin Corporation (1995-1997); President,
                                        Olin Brass Division, Olin Corporation (1985-1995)
Robert J. Kamerschen...........  62     Chairman and Chief Executive Officer, ADVO, Inc.           2000
                                        (1988-Present); President and Chief Executive Officer,
                                        RKO/Six Flags Entertainment, Inc. (1987-1988);
                                        President and Chief Operating Officer, Marketing
                                        Corporation of America (1984-1987); also a director of
                                        Micrografx, Inc., Cognizant Corporation and Domain,
                                        Inc.
Ryal R. Poppa..................  64     Private investor; Chairman, President and Chief            2000
                                        Executive Officer, Storage Technology Corporation
                                        (1985-1996); Chairman, President and Chief Executive
                                        Officer, BMC Industries, Inc. (1982-1984); Chairman
                                        and Chief Executive Officer, Pertec Computer
                                        Corporation (pre-1982); also a director of Metrocall,
                                        Inc., Redcape Policy Software Inc. and Carrier Access
                                        Corporation
Vivian M. Stephenson...........  61     Senior Vice President & Chief Information Officer,         1999
                                        Dayton Hudson Corporation (1995-Present); Senior Vice
                                        President-Management Information Systems, Mervyn's
                                        (1989-1995); various systems development and computer
                                        services management positions within Tenneco Gas
                                        Pipeline (1983-1989); also a director of National
                                        Retail Federation Information Technology Council,
                                        California Chamber of Commerce and MobiNetix Systems,
                                        Inc.

                                                                                                   TERM
             NAME                AGE    PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE YEARS    EXPIRES
             ----                ---    ------------------------------------------------------    -------
LeRoy A. Vander Putten.........  63     Retired; Chairman and Chief Executive Officer,             1999
                                        Executive Risk Inc. (1994-1997); Chairman and Chief
                                        Executive Officer, Executive Re Inc. (1988-1993); Vice
                                        President/Deputy Treasurer, Aetna Life and Casualty
                                        (1962-1988); also a director of The Conference Board,
                                        The Ultimate Software Group, Soccer Sports Inc., The
                                        Insurance Centers, Inc. and Standfast Holdings Ltd.
                                        (London).

COMMITTEES OF THE NETWORKS BOARD

     The Networks Board is expected to establish an Audit Committee and a Human Resources Committee. The membership of these committees will be established at the initial meeting of the Networks Board. A description of each committee follows:

     Audit Committee -- The Audit Committee will discuss and review audit and financial reporting matters with both management and Networks' independent auditors. Its duties will include reviewing Networks' accounting and financial systems, reviewing Networks' internal controls and procedures to assure adherence to proper standards of business conduct and evaluating and appointing the independent auditors.

     Human Resources Committee -- The Human Resources Committee will review the performance of the Chief Executive Officer and approve the compensation of the Chief Executive Officer and the officers reporting to him. This committee will oversee Networks' executive succession plans, and administer the stock incentive plans and the incentive compensation plans applicable to key executives. It will also review employee benefit plans introductions and amendments that require Board approval and the discharging of management's fiduciary duties for the administration of employee benefit plans.

COMPENSATION OF DIRECTORS

     Directors who are employees of Networks will receive no fees or compensation for services as members of the Board of Directors. Directors who are not employees will receive fees consisting of an annual retainer of $15,000 for Board service and an annual retainer of $2,000 for each Board Committee of which the director is Chairman. In addition, each non-employee director will receive an attendance fee of $1,000 for each Board meeting attended and $1,000 for each Board Committee meeting attended, as well as reimbursement for expenses incurred in connection with such meetings. In addition, at the time of the Spinoff, and then annually, each non-employee director who has been elected, re-elected or is continuing as a member of the Board of Directors will be granted 1,650 non-qualified options to purchase Networks Common Stock having an exercise price equal to the fair market value of Networks Common Stock on the date of grant.

EXECUTIVE COMPENSATION

     The following disclosure and discussion of executive compensation is based on General Signal's historical executive compensation programs and is intended to provide stockholders with an understanding of the executive compensation programs that have applied to certain of Networks' executive officers, including its Chief Executive Officer. Included are:

     - the Summary Compensation Table;

     - the Options Grants Table;

     - the Option Exercises and Year-End Value Table.

  Summary Compensation Table

     The following table shows compensation information for the Chief Executive Officer of Networks and those individuals who will be executive officers of Networks as of the Distribution Date and were, based on the compensation they received from General Signal in the fiscal year ended December 31, 1997, the other four most highly compensated such employees (the "Networks Named Executive Officers"). The principal positions listed in the table are those which will be held by the Networks Named Executive Officers as of the Distribution Date.

                                            ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                                --------------------------------------------   ------------------------------
                                                             OTHER ANNUAL                            OPTION
    NAME & POSITION      YEAR   SALARY($)   BONUS($)(1)   COMPENSATION($)(2)   STOCK AWARDS($)(3)   GRANTS(#)
    ---------------      ----   ---------   -----------   ------------------   ------------------   ---------
Robert Coackley........  1997   $216,000     $ 90,800          $ 15,047             $ 6,723           6,000
  Chairman & Chief
  Executive Officer
Terry J. Mortimer......  1997    205,935       65,100             9,889              21,464          12,000
  Vice President &
  Chief Financial
  Officer
Anthony J. Fusarelli...  1997    169,583       73,423                --              79,397           1,950
  Executive Vice
  President -- Sales &
  Service
Michael A. Ruggieri....  1997    160,000       66,400                --              72,583           1,200
  Vice President --
  Strategic Planning
Evanthia C. Aretakis...  1997     84,135      113,943           158,293                  --           2,200
  Vice President &
  General Manager --
  Westford(4)

---------------
(1) Bonuses represent the amount paid for services rendered during the specified calendar year under General Signal and local management incentive programs. Such payments are made in the first quarter of the calendar year following the year in which the compensation was earned. Amounts include sales commissions paid to Mr. Fusarelli who, by virtue of his sales management role, does not participate in the General Signal Corporation Incentive Plan.

(2) For Mr. Coackley and Mr. Mortimer, represents General Signal matching contributions under the Corporation's Deferred Compensation Plan. For Ms. Aretakis, represents paid expenses associated with moving and relocation.

(3) For Mr. Coackley and Mr. Mortimer, represents release of restricted stock awards for 167 and 534 shares, respectively. For Mr. Fusarelli and Mr. Ruggieri, represents gain upon exercise of non-qualified stock options on 4,088 and 3,856 shares, respectively.

(4) Ms. Aretakis first became an executive officer of Networks in July 1997.

  Option Grant Table

     The following table shows the individual grants of options to purchase General Signal Common Stock pursuant to the General Signal Long Term Incentive Plan ("General Signal Options") that were made in 1997 to each of the Networks Named Executive Officers and the potential value at stock price appreciation rates of 0%, 5% and 10% over the term of the options. The 5% and 10% rates of appreciation are required to be disclosed by the Securities and Exchange Commission and are not intended to forecast possible future actual appreciation, if any, in the trading price of General Signal Common Stock. As a result of the Spinoff, each General Signal Option granted to the Networks Named Executive Officers listed below will be replaced with a Networks Option pursuant to adjustments provided in the Employee Benefits Allocation Agreement (other than General Signal Options held by Mr. Mortimer, which will remain outstanding subject to certain adjustments in connection with the Spinoff). See "Relationship Between General Signal and Networks After the Spinoff -- Employee Benefits Allocation Agreement."

                                                    INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                    --------------------------------------------------      VALUE AT ASSUMED
                                    NUMBER OF     % OF TOTAL                                     ANNUAL
                                    SECURITIES     OPTIONS                                RATES OF STOCK PRICE
                                    UNDERLYING    GRANTED TO    EXERCISE                    APPRECIATION FOR
                                     OPTIONS      EMPLOYEES     OR BASE                       OPTION TERM
                                     GRANTED       IN 1997       PRICE      EXPIRATION    --------------------
NAME                                  (#)(1)         (%)         (S/SH)        DATE        5%($)       10%($)
----                                ----------    ----------    --------    ----------    --------    --------
Robert Coackley...................      6,000         1.2%       $45.75      6-19-07      $172,632    $437,482
Terry J. Mortimer.................     12,000         2.4%        45.75      6-19-07       345,263     874,965
Anthony J. Fusarelli..............      1,950         0.4%        45.75      6-19-07        56,105     142,182
Michael A. Ruggieri...............      1,200         0.2%        45.75      6-19-07        34,526      87,496
Evanthia C. Aretakis..............      1,200         0.2%        48.94      7-08-07        36,936      93,600
                                        1,000         0.2%        41.50      9-18-07        26,100      66,140

---------------
(1) Options are exercisable at prices equal to 100% of the fair market value on the date of grant. The options granted in 1997 may be exercised during a period that begins one year after the date of grant and ends ten years after the date of grant and are subject to a four-year vesting schedule.

  Option Exercise and Year-end Value Table

     The following table summarizes 1997 information relating to exercised and unexercised General Signal Options for each of the Networks Named Executive Officers. As a result of the Spinoff, each General Signal Option granted to the Networks Named Executive Officers listed below will be replaced with a Networks Option pursuant to adjustments provided in the Employee Benefits Allocation Agreement (other than General Signal Options held by Mr. Mortimer, which will remain outstanding subject to certain adjustments in connection with the Spinoff). See "Relationship Between General Signal and Networks After the Spinoff -- Employee Benefits Allocation Agreement."

                                                                        VALUE OF UNEXERCISED IN-THE-MONEY
                                   NUMBER OF SECURITIES UNDERLYING         OPTIONS AT DECEMBER 31, 1997
                                     UNEXERCISED OPTIONS HELD AT          ($) BASED ON $42.1875 CLOSING
                                          DECEMBER 31, 1997                  PER SHARE STOCK PRICE(1)
                                  ----------------------------------    ----------------------------------
NAME                              EXERCISABLE(#)    UNEXERCISABLE(#)    EXERCISABLE($)    UNEXERCISABLE($)
----                              --------------    ----------------    --------------    ----------------
Robert Coackley.................       6,500             12,500            $ 52,649           $51,649
Terry J. Mortimer...............      37,500             28,250             350,485            51,318
Anthony J. Fusarelli............           0              1,950                   0                 0
Michael A. Ruggieri.............           0              1,200                   0                 0
Evanthia C. Aretakis............           0              2,200                   0               688

---------------
(1) Market value of shares of General Signal Common Stock at December 31, 1997 minus the exercise price.

  Treatment of Outstanding General Signal Stock Awards

     In general, pursuant to the Employee Benefits Allocation Agreement, at the time of the Spinoff, General Signal Options granted to Networks employees will be converted into Networks Options with adjustments to preserve their value. These adjustments will be based upon the pre-Spinoff trading value of General Signal Common Stock and the post-Spinoff trading value of the Networks Common Stock. Networks will be responsible for delivering shares of Networks Common Stock upon exercise of Networks Options. See "Relationship Between General Signal and Networks After the Spinoff -- Employee Benefits Allocation Agreement."

CHANGE OF CONTROL SEVERANCE AGREEMENTS

     Networks expects to enter into change of control employment agreements with each of the Named Executives and with three other key executives. The change of control employment agreements, which will become effective immediately after the Spinoff, will have three-year terms, which terms will be automatically extended for one year upon each anniversary unless a notice not to extend is given by the Company. If a Change of Control (as defined in the agreements) occurs during the term of an agreement, then the agreement will become operative for a fixed three-year period. The agreements will provide generally that the executive's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a Change of Control of the Company. If the Company terminates the executive's employment (other than for cause, death or disability), the executive terminates for good reason during such three-year period, or the executive terminates employment for any reason during the 30-day period following the first anniversary of the Change of Control, and upon certain terminations prior to a Change of Control or in connection with or in anticipation of a Change of Control, the executive will generally be entitled to receive (i) three times (a) the executive's annual base salary plus (b) the executive's annual bonus (as determined in the agreements), (ii) accrued but unpaid compensation; (iii) welfare benefits for three years; and (iv) a lump sum payment having an actuarial present value equal to the additional defined contribution plan benefits (i.e. 401(k)) the executive would have received if he or she had continued to be employed by the Company for an additional three years. In addition, the agreements will provide that the executive will be entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

NETWORKS INCENTIVE PLANS

     In connection with the Spinoff, General Signal stock options held by Networks employees will be converted into options to acquire Networks Common Stock using a formula designed to preserve the same value immediately before and after the Spinoff. In addition, in connection with the Spinoff, Networks intends to adopt the Networks 1998 Stock Incentive Plan (the "1998 Plan"), pursuant to which 3,000,000 shares of Networks Common Stock will be reserved for issuance in connection with the granting of stock options, restricted stock and other stock-based incentive awards to Networks employees and directors. Under the 1998 Plan, Networks will grant options to purchase a total of approximately 1.64 million shares of Networks Common Stock to employees and directors of Networks, including approximately 800,000 to executive officers and directors of Networks with an exercise price equal to the fair market value of Networks Common Stock at the time of the Spinoff. Networks also plans to issue 41,500 shares of Networks Common Stock to its executive officers at the time of the Spinoff which are subject to certain restrictions, including a vesting period of one year for 50% of such shares and of two years for the remainder of such shares.

     The 1998 Plan will be adopted by the Board of Directors and approved by General Signal as the sole stockholder prior to the Spinoff. The 1998 Plan will be administered by the Human Resources Committee (or a subcommittee thereof), which will consist of two or more directors of Networks who are "outside directors" as the term is used in Section 162(m) and "non-employee directors" for the purpose of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Under the 1998 Plan, the Human Resources Committee may grant stock options, stock appreciation rights ("SARs"), performance units and/or restricted stock (collectively, "Awards"). The Human Resources Committee has the authority, in its sole discretion, to select participants from among the employees, officers and directors of Networks and its affiliates, to make such awards in such form and amount it desires, and to impose limitations, restrictions and conditions on the award granted and the exercise thereof not otherwise inconsistent with the terms of the 1998 Plan.

     The terms of the 1998 Plan permit the Human Resources Committee to make stock option grants which may be "incentive stock options" within the meaning of
Section 422 of the Code ("ISOs") or other forms of nonqualified stock options, as the Human Resources Committee may determine. The exercise price of all options granted must be at not less than 100 percent of the fair market value of shares of Networks Common Stock on the date of grant. The term of each option is set by the Human Resources Committee and, in the case of ISOs, may not be more than 10 years. The exercise price for options may be paid in cash, Networks Common Stock with fair market value on the date of exercise equal to the aggregate exercise price, a combination of cash and Networks Common Stock, or by instruction to the Human Resources Committee to withhold a number of shares of Common Stock for which such option would otherwise have been exercisable having a fair market value on the date of exercise equal to the aggregate exercise price. During the 60-day period following a Change in Control (as defined in the 1998 Plan), each holder of an option has the right to have such option cashed out for an amount per share equal to the difference between the Change in Control Price (as defined in the 1998 Plan) and the per-share exercise price of such option (except that in pooling-of-interests transactions, payment may be made in stock rather than cash).

     The 1998 Plan permits the Human Resources Committee to grant SARs in conjunction with all or part of any stock option granted under the 1998 Plan, on terms and conditions not inconsistent with the terms of the 1998 Plan. The amount payable by Networks upon the exercise of an SAR may be paid to the holder in cash, Networks Common Stock valued at the fair market value on the date of exercise, or a combination of both.

     The 1998 Plan permits the Human Resources Committee to issue restricted stock on such terms and conditions as the Human Resources Committee may determine not inconsistent with the terms of the 1998 Plan. Restricted stock awarded under the 1998 Plan may be qualified performance-based awards for purposes of Section 162(m) of the Code, or other non-qualified forms of restricted stock as the Human Resources Committee may determine. In the Human Resources Committee's discretion, the lapsing of the restrictions on any shares of restricted stock may be conditioned upon the attainment of performance goals determined by the Human Resources Committee in accordance with the 1998 Plan.

     The 1998 Plan permits the Human Resources Committee to issue performance units on such terms and conditions as the Human Resources Committee may determine not inconsistent with the terms of the 1998 Plan. Performance Units may be settled in shares of Networks Common Stock or in cash equal to the fair market value on the date of settlement of the number of shares of Networks Common Stock covered by such performance unit. Performance units awarded under the 1998 Plan may be qualified performance-based awards for purposes of Section 162(m) of the Code, or other non-qualified forms of performance units as the Human Resources Committee may determine. The settlement of performance units designated as qualified performance-based awards for purposes of Section 162(m) of the Code must be conditioned upon the attainment of certain performance goals determined by the Human Resources Committee in accordance with the 1998 Plan, and non-qualified performance units also may, in the Human Resources Committee's discretion, be so conditioned.

     Pursuant to the 1998 Plan, upon a Change in Control of Networks, all then-outstanding stock options and SARs which are not then exercisable and vested shall become fully exercisable and vested, all restrictions applicable to any then-outstanding shares of restricted stock shall lapse, and all then-outstanding performance units shall be deemed earned and payable in full and all performance goals attained.

     The maximum number of shares of Networks Common Stock with respect to which awards may be granted under the 1998 Plan during any calendar year to a single plan participant may not exceed [ ],000 shares.

     All awards made by the Human Resources Committee shall be made by written agreement which shall contain such terms and conditions that are consistent with Sections 162(m) and 422 of the Code in respect to the award of incentive stock options. No award made under the 1998 Plan shall be transferable by a participant except pursuant to the terms of a designation of beneficiary and the laws of dissent and distribution or pursuant to a qualified domestic relations order as defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Awards are subject to adjustment to reflect any changes in the outstanding Networks Common Stock or other changes affecting shares, including adjustments in the number of shares available for issuance, shares covered by an outstanding Award, or adjustments in price that become necessary to prevent a dilution or enlargement of benefits or potential benefits under the 1998 Plan.

     The Human Resources Committee shall have such other administrative powers conferred upon such committee by the 1998 Plan including plan interpretation and establishment of rules and procedures of plan administration.

     The Human Resources Committee has the power to withhold taxes or require participants to remit to Networks such amounts as required to satisfy tax withholding obligations either in cash or Networks Common Stock or a combination of both.

     The 1998 Plan will terminate on the tenth anniversary of the completion of the Spinoff. The Board of Directors or Human Resources Committee may amend or terminate the 1998 Plan, provided, however, that such amendment or termination shall be subject to stockholder approval to the extent required by law or the rules of any stock exchanges on which the Networks Common Stock is listed.

     U.S. Federal Income Tax Consequences of the 1998 Plan.

     The following discussion is limited to certain principal U.S. federal income tax laws and does not discuss income tax laws of any state or other jurisdiction. There is no assurance that such U.S. federal income tax laws will not change. This discussion is not intended as tax advice, and participants in the 1998 Plan should consult their own tax advisors about the tax consequences of the 1998 Plan to them, in light of their individual situations. The 1998 Plan is not a qualified plan under Section 401(a) of the Code and is not subject to the provisions of ERISA.

     Nonqualified Options. Generally, a participant will not recognize any taxable income, and Networks will not be allowed a tax deduction, upon the granting of a nonqualified option. Upon the exercise of a nonqualified option, the participant realizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired at the time the option is exercised over the exercise price for such shares. At that time, Networks will be allowed a tax deduction equal to the amount of ordinary taxable income recognized by the participant, subject to the limitations described below.

     When a participant exercises a nonqualified option by paying the exercise price solely in cash, the basis in the shares acquired is equal to the fair market value of the shares on the date ordinary income is recognized, and the holding period for such shares begins on the day after the shares are received. When a participant exercises a nonqualified option by exchanging previously acquired shares of Networks Common Stock held as capital assets in partial or full payment of the exercise price, shares of Networks Common Stock received by the participant equal in number to the previously acquired shares exchanged therefor will be received free of tax and will have the same basis and holding period as such previously acquired shares. The participant will recognize ordinary taxable income equal to the fair market value of any additional shares received by the participant, less the amount of any cash paid by the participant. The participant will have a basis in such additional shares equal to their fair market value on the date ordinary income is recognized and the holding period of such shares will commence on the day after they are transferred to the participant.

     Upon subsequent disposition of shares acquired upon exercise of a nonqualified option, the difference between the amount realized on the sale and the basis in the shares is treated as capital gain or loss. The subsequent disposition of shares acquired by exercise of a nonqualified option will not result in any additional tax consequences to Networks.

     Incentive Stock Options. Generally, a participant will not recognize any taxable income and Networks will not be allowed a tax deduction upon the granting of an ISO. Upon the exercise of an ISO, the participant will not realize ordinary taxable income and Networks will not be allowed a tax deduction, as long as the participant is an employee of Networks (or of a participating subsidiary) from the time of the grant through the date three months before the ISO was exercised. (The foregoing requirement is waived with respect to exercises by the estate of a participant who dies while employed, or within three months after the termination of his or her employment, and the three-month period is extended to one year in the case of a termination because of total and permanent disability.) If the foregoing requirement is not met, the exercise of an ISO is treated in the same manner as the exercise of a nonqualified option (see above). The basis for the shares so acquired equals the exercise price, and the holding period for the shares begins on the day after the date the shares are received.

     Generally, upon the disposition of shares acquired through the exercise of an ISO, the participant will recognize capital gain or loss to the extent the amount realized on the sale of such shares is greater than or less than the exercise price, as long as the disposition is not a "disqualifying disposition." A "disqualifying disposition" generally occurs if shares acquired upon exercise of an ISO are disposed of by the participant prior to the expiration of two years from the date of grant of the ISO or within one year of the date of transfer of shares to the participant. (However, disposition by the estate of a deceased employee is not considered a disqualifying disposition even if it occurs after these dates.) Upon a disqualifying disposition, the participant realizes ordinary taxable income (and Networks will be allowed a tax deduction, subject to the limitations described below) in an amount equal to the excess, if any, of (A) the lesser of (i) the fair market value of the shares on the date the ISO is exercised, or (ii) the amount realized on such disqualifying disposition over (B) the exercise price. The excess, if any, of the amount realized upon such qualifying disposition over the fair market value of the shares on the date of exercise will be taxed as capital gain.

     Generally, if the participant exchanges previously acquired shares of Networks Common Stock in partial or full payment of the exercise price of an ISO, the exchange will not affect the ISO treatment of the exercise and, except as otherwise described herein, no gain or loss or other income will be recognized upon the disposition of the previously acquired shares. Shares of Networks Common Stock received by the participant equal in number to the previously acquired shares exchanged therefor will have the same basis (increased by the amount or ordinary income, if any, recognized on the exchange) and the same holding period for capital gains purposes as the previously acquired shares. A participant will not, however, be able to use the old holding period for purposes of satisfying the holding period requirement for avoiding a disqualifying disposition of the ISO. Shares of Networks Common Stock received by the participant in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences on the day after the date the shares are received upon exercise of the ISO. If payment of the exercise price is made using shares of Networks Common Stock acquired upon exercise of an ISO, the delivery of these previously acquired shares to Networks will be considered a disposition of the shares for the purpose of determining whether a disqualifying disposition has occurred.

     Stock Appreciation Rights. Generally, a participant will not recognize any taxable income, and Networks will not be allowed a tax deduction, upon the granting of the SAR. Upon exercise of an SAR, the holder generally will realize ordinary taxable income in an amount equal to the sum of any cash received and the fair market value of any Networks Common Stock received. The participant's basis in any shares of Networks Common Stock received is equal to the amount of ordinary income recognized with respect to such shares, and, upon subsequent disposition, any further gain or loss is capital gain or loss. The holding period for such shares commences on the day after the shares are received. Networks will be allowed a tax deduction equal to the amount of ordinary income recognized by the holder, subject to the limitations described below.

     Restricted Stock. Generally, a participant will not recognize any taxable income, and Networks will not be allowed a tax deduction, upon the grant of restricted stock. Upon the lapsing of restrictions on restricted stock, the holder will recognize ordinary income equal to the fair market value of the shares on the date of such lapse. Alternatively, the participant may elect, within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the shares on the date of grant. In either event, at the time the participant recognizes income with respect to the Restricted Stock, Networks is entitled to a deduction in an equal amount, subject to the limitations described below.

     Performance Awards. Generally, a participant will not recognize any taxable income, and Networks will not be allowed a tax deduction, upon the grant of a Performance Award. Upon the payment of cash and/or issuance of shares of Networks Common Stock pursuant to a Performance Award, the holder will recognize ordinary income equal to the amount of such cash, plus the fair market value of such shares, on the date of such payment or issuance, and Networks is entitled to a deduction in an equal amount, subject to the limitations described below.

     Withholding. Networks has a right to withhold any sums required by federal, state or local tax laws with respect to the exercise of any option or SAR, the lapse of restrictions on any Restricted Stock, and the payment of cash or issuance of shares pursuant to Performance Awards, or to require payment of such amounts before delivery of shares.

     Limitations on Networks' Ability to Take Deductions; Excess Parachute Payments. Networks must satisfy applicable federal tax reporting requirements with respect to Awards in order to be entitled to the deductions described above. In addition, Section 162(m) of the Code provides that compensation of an individual who is the CEO or any of the top four other officers of Networks may not be deducted to the extent such compensation exceeds $1 million in any taxable year, unless such compensation qualifies as "performance-based" under
Section 162(m). Awards granted under the Plan before the first annual shareholders meeting of Networks that occurs at least 12 months after the Spinoff should qualify as performance-based, provided that, in the case of Restricted Stock and Performance Awards, the vesting of such Awards is contingent upon the achievement of objective performance goals established in accordance with the requirements of Section 162(m). Awards granted after such shareholders meeting will be able to qualify as performance-based for purposes of Section 162(m) if the material terms of the 1998 Plan are submitted to shareholders and approved by them. However, the 1998 Plan permits the making of awards that would not qualify as performance-based compensation.

     If Awards are granted, accelerated or enhanced in connection with a change of control of Networks, all or a portion of the value of such Awards may constitute "excess parachute payments." Networks would not be permitted to deduct excess parachute payments, and the recipient of such a payment would be subject to a 20 percent federal excise tax. Furthermore, excess parachute payments to individuals covered by Section 162(m) of the Code would reduce the $1 million limitation on deduction of their compensation by an equal amount, and thus could result in other compensation to such individuals being nondeductible.

     THE FOREGOING DISCUSSION IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY, NOT AS SPECIFIC TAX ADVICE. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX, AND SECURITIES LAWS RESTRICTIONS.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF
                             NETWORKS COMMON STOCK

BY MANAGEMENT

     The following table sets forth the number of shares of Networks Common Stock expected to be beneficially owned, directly or indirectly, immediately after the Spinoff by each director of Networks, each Networks Named Executive Officer and all directors and executive officers of Networks as a group based on such individual's ownership of General Signal Common Stock as of March 31, 1998. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                           NAME                              NUMBER OF SHARES    PERCENT OF CLASS(1)
                           ----                              ----------------    -------------------
Robert Coackley............................................                                 *
Peter D. Behrendt..........................................                                 *
James G. Hascall...........................................                                 *
Robert J. Kamerschen.......................................                                 *
Ryal R. Poppa..............................................                                 *
Vivian M. Stephenson.......................................                                 *
LeRoy A. Vander Putten.....................................                                 *
Terry J. Mortimer..........................................                                 *
Anthony J. Fusarelli.......................................                                 *
Michael A. Ruggieri........................................                                 *
Evanthia C. Aretakis.......................................                                 *
All executive officers and directors as a group (14
  persons).................................................                                 *

---------------
(1) Assumes 17.4 million shares of Networks Common Stock are issued in the Spinoff.

 *  Less than 1%.

BY OTHERS

     The following table sets forth each individual or entity that is expected to beneficially own more than 5% of the Networks Common Stock outstanding immediately after the Distribution Date, based on the ownership of General Signal Common Stock as known to General Signal as of December 31, 1997 based upon General Signal's records and upon filings with the Commission.

                    NAME AND ADDRESS OF                        AMOUNT AND NATURE OF        PERCENT
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP(1)    OF CLASS(1)
                    -------------------                       -----------------------    -----------
College Retirement Equities Fund............................    1,316,960 shares(2)         7.57%
  730 Third Avenue
  New York, New York 10017
Harris Associates, Inc......................................    1,122,360 shares(3)         6.45%
  Two North LaSalle Street, Suite 500
  Chicago, Illinois 60602
Iridian Asset Management LLC;...............................    1,079,600 shares(4)         6.20%
David L. Cohen; and
Harold J. Levy
  c/o Iridian Asset Management LLC
  276 Post Road West
  Westport, Connecticut 06880
Putnam Investments, Inc.....................................      981,949 shares(5)         5.64%
  One Post Office Square
  Boston, Massachusetts 02109
General Signal Corporation..................................      963,567 shares(6)         5.64%
  Savings and Stock Ownership Plan
  (the "Savings Plan") the trustee of which
  is The Chase Manhattan Bank
  Chase MetroTech Center
  Brooklyn, New York 11245

---------------
(1) Assumes 17.4 million shares of Network Common Stock are issued in the Spinoff.

(2) Based on a Schedule 13G filed with respect to General Signal, the Board of Trustees of College Retirement Equities Fund ("CREF"), an investment company, will have sole voting power with respect to such shares and shared dispositive power with respect to such shares with TIAA-CREF Investment Management, LLC, CREF's registered investment adviser.

(3) Based on a Schedule 13G filed by Harris Associates, Inc., the general partner of Harris Associates L.P., a registered investment adviser, Harris Associates L.P. will have shared voting power with respect to all such shares with investment clients for whom it serves as an investment adviser. Also based on such filing, Harris Associates L.P. will have sole dispositive power with respect to 816,160 such shares and shared dispositive power with respect to 303,200 such shares.

(4) Based on a Schedule 13G filing, Iridian Asset Management LLC ("Iridian"), a registered investment adviser, will have sole voting and dispositive power with respect to 1,021,240 of such shares; LC Capital Management, LLC ("LC Capital") is a member owning 69.6% of Iridian and may therefore be deemed to have beneficial ownership of the shares held by Iridian and indirect sole voting and dispositive power with respect thereto; CL Investors, Inc. ("CL Investors") is a member owning 96% of LC Capital and may therefore be deemed to have beneficial ownership of the shares held by Iridian and indirect sole voting and dispositive power with respect thereto; each of David L. Cohen and Harold J. Levy owns 50% of CL Investors, and each may therefore be deemed to have beneficial ownership of the shares held by Iridian and indirect shared voting and dispositive power with respect thereto; and each of Messrs. Cohen and Levy is employed by Ambold & S. Bleichroeder Advisers, Inc., which serves as an adviser to First Eagle Fund of America, Inc., a mutual fund holding, according to such filing, 58,720 of such shares, as to which shares each of Messrs. Cohen and Levy disclaims deemed beneficial ownership and as to which shares none of Iridian, LC Capital nor CL Investors has voting or dispositive power.

(5) Based on a Schedule 13G filing, Putnam Investments, Inc. ("Putnam Investments"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., will have shared dispositive power with respect to all such shares and shared voting power with respect to 5,760 such shares; the Putnam Advisory Company, Inc. ("Putnam Advisory"), a registered investment adviser and wholly-owned subsidiary of Putnam Investments, will have shared voting power with respect to 5,760 such shares and shared dispositive power with respect to 319,680 such shares; Putnam Investment Management, Inc. ("Putnam Management"), a registered investment adviser and wholly-owned subsidiary of Putnam Investments, will have shared dispositive power with respect to 662,269 such shares; and that Putnam Advisory is the investment adviser to the Putnam family of mutual funds and Putnam Management is the investment adviser to institutional clients of Putnam Investments.

(6) The Chase Manhattan Bank, as trustee of the Savings Plan, will vote the shares as instructed by participants, and shares for which no instructions have been received will be voted by the trustee in the same proportion as the shares for which instructions have been received.

                     DESCRIPTION OF NETWORKS CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Under the Networks Certificate, which is set forth as an exhibit to the Registration Statement, the total number of shares of all classes of stock that Networks will have authority to issue under the Networks Certificate will be 95,000,000 of which 10,000,000 will be shares of preferred stock, $0.01 par value (the "Networks Preferred Stock"), and 85,000,000 will be shares of Networks Common Stock. No shares of Networks Preferred Stock will be issued in connection with the Spinoff. Based on the number of shares of General Signal Common Stock expected to be outstanding on the record date for the Spinoff, approximately 17.4 million shares of Networks Common Stock, constituting approximately 20% of the authorized Networks Common Stock, will be issued to stockholders of General Signal in the Spinoff. All of the shares of Networks Common Stock issued in the Spinoff will be validly issued, fully paid and nonassessable.

NETWORKS COMMON STOCK

     The holders of Networks Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Networks Board with respect to any series of Networks Preferred Stock, the holders of Networks Common Stock will exclusively possess all voting power in Networks. The Networks Certificate does not provide for cumulative voting for the election of directors. Subject to any preferential rights of any outstanding series of Networks Preferred Stock designated by the Networks Board from time to time, the holders of Networks Common Stock will be entitled to such dividends as may be declared from time to time by the Networks Board from funds available therefor, and, upon liquidation, will be entitled to receive pro rata all assets of Networks available for distribution to such holders. See "Risk
Factors -- Absence of Dividends."

NETWORKS PREFERRED STOCK

     The Networks Board will be authorized to provide for the issue of shares of Networks Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolutions adopted by the Networks Board providing for the issue of such series and as are permitted by the General Corporation Law of the State of Delaware (the "Delaware Law"). See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions and General Signal Rights and the Networks Rights -- Preferred Stock." In connection with the
Networks Rights Agreement by and between Networks and [            ], as Rights
Agent, to be adopted by Networks and to be effective as of the Distribution Date (the "Networks Rights Agreement"), the Networks Board will designate a series of Networks Preferred Stock that will be issuable upon exercise of the Networks Rights. For a description of the terms of such Networks Preferred Stock, see
" -- Networks Rights."

NETWORKS RIGHTS

     In connection with the Spinoff, the Networks Board intends to adopt the Networks Rights Agreement. Prior to the Distribution Date, the Networks Board will declare a dividend of one Networks Right to be paid on the Distribution Date in respect of each share of the Networks Common Stock to the holder of record thereof as of the Distribution Date. Each Networks Right will entitle the registered holder to purchase from Networks one one-hundredth of a share of Series A Junior Participating Preferred Stock, $0.01 par value, of Networks ("Networks Junior Preferred Stock") at a price per one one-hundredth of a share
of $          (the "Purchase Price"), subject to adjustment. The terms of the
Networks Rights will be set forth in the Networks Rights Agreement. One Networks Right will be attached to and will be issued with each share of Networks Common Stock issued in the spinoff.

     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the then outstanding shares of Networks Common Stock or (2) ten business days (or such later date as may be determined by action of the Networks Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Networks Common Stock (the earlier of such dates being called the "Networks Rights Distribution Date"), the Networks Rights will be evidenced by the certificates representing shares of Networks Common Stock.

     The Networks Rights Agreement will provide that, until the Networks Rights Distribution Date (or earlier redemption or expiration of the Networks Rights), the Networks Rights will be transferred with and only with the shares of Networks Common Stock. Until the Networks Rights Distribution Date (or earlier redemption or expiration of the Networks Rights), certificates representing shares of Networks Common Stock will contain a notation incorporating the terms of the Networks Rights by reference. Until the Networks Rights Distribution Date (or earlier redemption or expiration of the Networks Rights), the surrender for transfer of any certificates representing shares of Networks Common Stock will also constitute the transfer of the Networks Rights associated with the shares of Networks Common Stock represented by such certificate. As soon as practicable following the Networks Rights Distribution Date, separate certificates evidencing the Networks Rights ("Networks Rights Certificates") will be mailed to holders of record of the shares of Networks Common Stock as of the close of business on the Networks Rights Distribution Date and such separate Networks Rights Certificates alone will evidence the Networks Rights.

     The Networks Rights will not be exercisable until the Networks Rights Distribution Date. The Networks Rights will expire on the tenth anniversary of the Networks Rights Distribution Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Networks Rights are earlier redeemed or exchanged by Networks, in each case, as described below.

     The Purchase Price payable, and the number of shares of Networks Junior Preferred Stock or other securities or property issuable, upon exercise of the Networks Rights are subject to adjustment from time to time to prevent dilution
(1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Networks Junior Preferred Stock, (2) upon the grant to holders of the shares of Networks Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Networks Junior Preferred Stock at a price, or securities convertible into shares of Networks Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of Networks Junior Preferred Stock or (3) upon the distribution to holders of the shares of Networks Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Networks Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Networks Rights and the number of one one-hundredths of a share of Networks Junior Preferred Stock issuable upon exercise of each Networks Right are also subject to adjustment in the event of a stock split of Networks Common Stock or a stock dividend on Networks Common Stock payable in Networks Common Stock or subdivisions, consolidations or combinations of Networks Common Stock occurring, in any such case, prior to the Networks Rights Distribution Date.

     Shares of Networks Junior Preferred Stock purchasable upon exercise of the Networks Rights will not be redeemable. Each share of Networks Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Networks Common Stock. In the event of liquidation, the holders of the Networks Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of Networks Common Stock. Each share of Networks Junior Preferred Stock will have 100 votes, together with Networks Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Networks Common Stock is exchanged, each share of Networks Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of Networks Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the dividend, liquidation and voting rights of Networks Junior Preferred Stock, the value of the one one-hundredth interest in a share of

Networks Junior Preferred Stock purchasable upon exercise of each Networks Right should approximate the value of one share of Networks Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Networks Right, other than Networks Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then-current exercise price that number of shares of Networks Common Stock having a market value of two times the exercise price of the Networks Right (such right being referred to as a "Flip-in-Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, Networks is acquired in a merger or other business combination transaction or 50% or more of consolidated assets or earning power are sold, proper provision will be made so that each holder of a Networks Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Networks Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Networks Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Networks Common Stock, the Networks Board may exchange the Networks Rights (other than Networks Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Networks Common Stock, or one one-hundredth of a share of Networks Junior Preferred Stock, per Networks Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Networks Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Networks Junior Preferred Stock, which may, at the election of the Networks Board, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Networks Junior Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Networks Common Stock, the Networks Board may redeem the Networks Rights in whole, but not in part, at a price of $.01 per Networks Right (the "Redemption Price"). The redemption of the Networks Rights may be made effective at such time, on such basis and with such conditions as the Networks Board in its sole discretion may establish. Immediately upon any redemption of the Networks Rights, the right to exercise the Networks Rights will terminate and the only right of the holders of Networks Rights will be to receive the Redemption Price.

     The terms of the Networks Rights may be amended by the Networks Board without the consent of the holders of the Networks Rights, including an amendment to lower (1) the threshold at which a person becomes an Acquiring Person and (2) the percentage of Networks Common Stock proposed to be acquired in a tender or exchange offer that would cause the Networks Rights Distribution Date to occur, to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding Networks Common Stock then known to Networks to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Networks Rights.

     Until a Networks Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Networks, including, without limitation, the right to vote or to receive dividends.

     The Networks Rights will have certain antitakeover effects. See "Certain Antitakeover Effects of Certain Charter and By-Law Provisions and the Networks Rights -- Preferred Share Purchase Rights."

     The foregoing summary of certain terms of the Networks Rights is qualified in its entirety by reference to the form of the Networks Rights Agreement, a copy of which will be filed as an exhibit to the Registration Statement. The Networks Rights are being registered under the Exchange Act, together with Networks Common Stock, pursuant to the Registration Statement. In the event that the Networks Rights become
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

exercisable, Networks will register the shares of Networks Junior Preferred Stock for which the Networks Rights may be exercised in accordance with applicable law.

PREEMPTIVE RIGHTS

     No holder of any stock of Networks of any class authorized at the Distribution Date will then have any preemptive right to subscribe to any securities of Networks of any kind or class.

                    CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN
             CHARTER AND BY-LAW PROVISIONS AND THE NETWORKS RIGHTS

GENERAL

     The Networks Certificate and the Networks By-Laws will contain provisions that will make more difficult the acquisition of control of Networks, by means of a tender offer, open market purchases, a proxy fight or otherwise that are not approved by the Networks Board.

     The purposes of such provisions of the Networks Certificate and the Networks By-Laws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of Networks and to encourage persons seeking to acquire control of Networks to negotiate the terms of any proposed business combination or offer with the Networks Board. The provisions are designed to reduce the vulnerability of Networks to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders of Networks, or an unsolicited proposal for the restructuring or sale of all or part of Networks. General Signal and Networks believe that, as a general rule, such proposals would not be in the best interests of Networks and its stockholders. These provisions will help ensure that the Networks Board, if confronted by a surprise proposal from a third party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

     There has been a marked increase in hostile takeover activity during the last four years. General Signal and Networks believe that the provisions discussed herein may provide some measure of protection for stockholders against certain potentially coercive takeover tactics. Such takeover tactics include the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover, a restructuring or a sale of all or part of the company or another similar extraordinary corporate action. Such actions are often undertaken by a third party without advance notice to, or consultation with, the management or board of directors of a company. In many cases, a purchaser seeks representation on a company's board of directors in order to increase the likelihood that its proposal will be implemented by a company. If a company resists the efforts of the purchaser to obtain representation on the company's board, a purchaser may commence a proxy contest to have its nominees elected to the board of directors in place of certain directors or in place of the entire board of directors. In some cases, a purchaser may not truly be interested in taking over a company, but may use the threat of a proxy fight and/or a bid to take over a company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

     General Signal and Networks believe that the imminent threat of removal of Networks' management or the Networks Board in such situations would severely curtail the ability of management or the Networks Board to negotiate effectively with such purchasers. Management or the Networks Board would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving Networks which may ultimately be undertaken. If the real purpose of a takeover bid were to force Networks to repurchase an accumulated stock interest at a premium price, management or the Networks Board would face the risk that, if it did not repurchase the purchaser's stock interest, Networks' business and management would be disrupted, perhaps irreparably.

     These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the

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

stockholders, and may delay or frustrate the assumption of control by a holder of a large block of Networks Common Stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. Furthermore, these provisions may deter or could be used to frustrate a future takeover attempt which is not approved by the incumbent Networks Board, but which the holders of a majority of the shares may deem to be in their best interests or in which stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

     Set forth below is a description of such provisions in the Networks Certificate and the Networks By-Laws. Such description is intended as a summary only and is qualified in its entirety by reference to the Networks Certificate and the Networks By-Laws, which are filed as exhibits to the Registration Statement. Capitalized terms used and not defined herein are defined in the Networks Certificate or the Networks By-Laws, as the case may be.

CLASSIFIED BOARDS OF DIRECTORS

     The Networks Certificate will provide for the Networks Board to be divided into three classes serving staggered terms so that directors' initial terms will expire at the 1999, 2000 or 2001 Annual Meeting of Networks Stockholders. Starting with the 1999 Annual Meeting of Networks Stockholders, one class of directors would be elected each year for three-year terms. See "Management of Networks After the Spinoff -- Directors of Networks."

     The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Networks Board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Networks Board. Such a delay may help ensure that the Networks Board, if confronted by a stockholder's attempt to force a stock repurchase at a premium above market price, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what they believe are the best interests of the stockholders. General Signal and Networks also believe that a classified board of directors will help to assure the continuity and stability of the Networks Board and Networks' business strategies and policies as determined by the Networks Board, because generally a majority of the directors at any given time will have had prior experience as directors of Networks.

     The classified board could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Networks, even though such an attempt might be beneficial to General Signal and its stockholders. The classified board could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Networks Certificate will provide that the number of directors will be fixed from time to time, exclusively by the Networks Board. In addition, the Networks Certificate will provide that, subject to any rights of the holders of Networks Preferred Stock, only a majority of the board of directors then in office shall have the authority to fill any vacancies on the board of directors. Accordingly, the Networks Board could prevent any stockholder from obtaining majority representation on the Networks Board by enlarging such board of directors and filling the new directorships with its own nominees.

     Moreover, the Networks Certificate will provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the voting power of all of the then-outstanding shares of Networks Common Stock voting together as a single class. This provision, when coupled with the provisions of the Networks Certificate authorizing only the Board of Directors to fill vacant directorships, would preclude stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees.

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

LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Under the Delaware Law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by the stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having the requisite number of shares that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The Networks Certificate will provide that stockholder action can be taken only at an annual or special meeting of stockholders and will prohibit stockholder action by written consent in lieu of a meeting. In addition, the Networks Certificate will provide that, subject to the rights of holders of any series of Networks Preferred Stock, special meetings of stockholders can be called only by the Chairman of the Board or pursuant to resolution of the Networks Board. Stockholders will not permitted to call a special meeting or to require that the Networks Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders be limited to the purpose or purposes of the meeting as stated in the notice of the meeting.

     The provisions of the Networks Certificate restricting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of the Board, the President or pursuant to a board resolution. These provisions would also prevent the holders of a majority of the voting power of Networks Common Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of Networks entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Networks Board by calling a special meeting of stockholders prior to the time the board believed such consideration to be appropriate.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Networks By-Laws will establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Networks Board, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders (the "Business Procedure"). Pursuant to the Networks By-Laws, the Nomination Procedure will provide that only persons who are nominated by, or at the direction of, the Networks Board or by a stockholder of record who has given timely prior written notice to the Secretary of Networks prior to the meeting at which directors are to be elected will be eligible for election as directors. The Business Procedure will provide that at an annual meeting only such business can be conducted as has been brought before the meeting pursuant to the notice of the meeting, by, or at the direction of, the Networks Board or by a stockholder of record who has given timely prior written notice to the Secretary of such stockholder's intention to bring such business before the meeting. To be timely, notice must generally be received by Networks not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. For notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received not earlier than the 90th day before such meeting and not later than the later of (1) the 60th day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made.

     Under the Nomination Procedure, notice to Networks from a stockholder who proposes to nominate a person at a meeting for election as director must contain certain information about that person, including such person's consent to be nominated and such information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person or the beneficial owner, if any, on whose behalf the nomination is made. Under the Business Procedure, notice relating to the conduct of business must contain certain information about such business and about the stockholder who proposes to bring the business before the

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

meeting including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the class and number of shares of stock beneficially owned by such stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made, and any material interest of such stockholder, and such beneficial owner in the business so proposed. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he or she determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

     The purpose of the Nomination Procedure is, by requiring advance notice of nominations by stockholders, to afford the Networks Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Networks Board, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of proposed business, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Networks Board to provide such board with a meaningful opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendation as to the Networks Board's position or belief as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the Networks Board as to the disposition of any such business. Although the Networks By-Laws will not give the Networks Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by a stockholder to be conducted at an annual meeting, the Networks By-Laws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular annual meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Networks, even if the conduct of such solicitation or such attempt might be beneficial to Networks and its stockholders.

PREFERRED STOCK

     The Networks Certificate authorizes the Networks Board to establish series of Networks Preferred Stock and to determine, with respect to any series of Networks Preferred Stock, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the board resolutions providing for such series. The number of authorized shares of Networks Preferred Stock is 10,000,000.

     General Signal and Networks believe that the availability of such Networks Preferred Stock will provide Networks with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow Networks to issue shares of Networks Preferred Stock without the expense and delay of a special stockholder's meeting. The authorized shares of Networks Preferred Stock, as well as shares of Networks Common Stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Networks securities may be listed. Although the Networks Board has no intention at the present time of doing so, it could issue a series of Networks Preferred Stock that could, subject to certain limitations imposed by the securities laws and stock exchange rules, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, such series of Networks Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. The Networks Board will make any determination to issue such shares based on its judgment as to the best interests of Networks and its then-existing stockholders. The Networks Board, in so acting, could issue Networks Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. The authorized and unissued Networks Preferred Stock, as well as the authorized and unissued Networks Common Stock, would be available, and the Networks Certificate explicitly authorize use of such capital stock, for the above purposes.

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

COMMON STOCK

     At the Spinoff, the Networks Certificate will authorize the Networks Board to issue up to 85,000,000 shares of Networks Common Stock of which approximately 17,400,000 are expected to be issued in the Spinoff.

     The authorized but unissued Networks Common Stock will provide Networks with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits. The Networks Board would have the ability, in the event of a proposed merger, tender offer or other attempt to gain control of Networks that was not approved by the Networks Board, to issue additional common stock that would dilute the stock ownership of the acquiror. Except as provided under the terms of the Networks Rights Agreement, Networks does not currently contemplate any issuance of common stock that might be deemed to have an antitakeover purpose.

AMENDMENT OF CERTAIN CHARTER PROVISIONS AND THE BY-LAWS

     The Networks Certificate will contain provisions requiring the affirmative vote of the holders of at least 80% of the outstanding Networks Common Stock to amend the provisions of the charter pertaining to classification of the Networks Board, the number of directors, filling vacancies on the Networks Board, removal of directors, the requirement that stockholders can act only at annual or special meetings and not by written consent and the persons permitted to call a special meeting of stockholders. The Networks Certificate and the Networks By-Laws will also require the vote of at least 80% of the outstanding Networks Common Stock for stockholders to adopt, amend or repeal any provision of the Networks By-Laws. These provisions will make it more difficult for stockholders to make changes in the Networks Certificate and the Networks By-Laws including changes designed to facilitate the exercise of control over Networks. In addition, the requirement for approval by at least an 80% stockholder vote will enable the holders of a minority of Networks' capital stock to prevent holders of a less-than-80% majority from amending the indicated provisions of the Networks Certificate and the Networks By-Laws.

PREFERRED SHARE PURCHASE RIGHTS

     Networks will enter into the Networks Rights Agreement, which will have certain antitakeover effects. The Networks Rights will cause substantial dilution to a person or group that attempts to acquire Networks and thereby effect a change in the composition of the Networks Board on terms not approved by the Networks Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Networks Rights being acquired. The Networks Rights should not interfere with any merger or business combination approved by the Networks Board, since the Networks Rights may be redeemed by Networks at the applicable redemption price prior to the time that a person or group has become an Acquiring Person. See "Description of Networks Capital Stock -- Networks Rights."

FAIR PRICE PROVISION

     Definitions. Article Eighth of the Networks Certificate ("Article Eighth") will confer upon a majority of the Networks Board, or, if a majority of the Networks Board does not consist exclusively of Continuing Directors (as defined below), a majority of the then-Continuing Directors, the power and duty to determine, on the basis of information known after reasonable inquiry, the applicability of certain defined terms used in Article Eighth as well as all other facts necessary to determine compliance with Article Eighth. A summary of the definitions of certain of these terms follows.

     For purposes of Article Eighth, an "Interested Stockholder" is any person (other than Networks or a subsidiary thereof) who or which is (1) the Beneficial Owner (as defined below) of more than 10% of the voting power of the outstanding voting stock, or (2) an "Affiliate" (as defined in Article Eighth) of Networks, and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner of 10% or more of the voting power of the then outstanding voting stock, or (3) an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior

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

to the date in question Beneficially Owned (as defined below) by a person described in (1) or (2) above (other than shares acquired through a public offering).

     For purposes of Article Eighth, a person is the "Beneficial Owner" of, or "Beneficially Owns," any shares of voting stock which such person or any of its Affiliates or Associates (as defined in Article Eighth) directly or indirectly owns or has the right to acquire or vote or which are Beneficially Owned by any member of any group of such persons having any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock.

     For purposes of Article Eighth, a "Business Combination" includes the following transactions: (1) a merger or consolidation of the company or any of its subsidiaries with an Interested Stockholder or any corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of such Interested Stockholder; (2) the sale or other disposition (in one transaction or a series of transactions) by the company or any of its subsidiaries of assets having an aggregate "Fair Market Value" (as defined in Article Eighth) of $25 million or more if an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder is a party to the transaction; (3) the issuance or transfer (in one transaction or a series of transactions) of any securities of the company or of any of its subsidiaries to an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder in exchange for cash or property (including stock or other securities) having an aggregate Fair Market Value of $25 million or more; (4) the adoption of any plan or proposal for the liquidation or dissolution of the company proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder; (5) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding stock of any class of the company or any of its subsidiaries Beneficially Owned by an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder.

     For purposes of Article Eighth, a "Continuing Director" is any member of the Networks Board who is not affiliated with the Interested Stockholder in question and was a director of the company prior to the time such Interested Stockholder became an Interested Stockholder, and any director who is thereafter appointed to fill any vacancy on the Networks Board or who is elected and who, in either event, is not affiliated with an Interested Stockholder and in connection with his or her initial assumption of office was recommended by a majority of the Continuing Directors then on the Networks Board.

     Stockholder Vote Required for Certain Business Combinations. Except in cases in which one of the two alternatives described under "-- Exceptions to Higher Vote Requirement" are applicable and are satisfied, Article Eighth will requires that Business Combinations be approved by the holders of 80% of the voting power of all of the then outstanding shares of voting stock, voting together as a single class. In the event that either of such alternatives is applicable and satisfied with respect to the particular Business Combination, the affirmative vote otherwise required by the Delaware Law and the other provisions of the Networks Certificate and by the terms of any class or series of Networks stock which might be outstanding at the time of the Business Combination would still apply.

     Even if an Interested Stockholder could obtain an 80% affirmative stockholder vote in favor of a Business Combination -- so that neither the approval of such Business Combination by a majority of the Continuing Directors nor the satisfaction of the form of consideration, minimum price and procedural requirements set forth in Article Eighth (as described below) would be necessary to effect such Business Combination -- under the Delaware Law, such Business Combination may nevertheless (depending upon its nature) require approval by the Networks Board prior to its submission to a stockholder vote (such would be the case, for instance, with respect to a merger or consolidation involving Networks). In that case, the Interested Stockholder could not effect such Business Combination, regardless of its ability to assure an 80% stockholder vote, without action by the Networks Board. Further, even were an Interested Stockholder able to obtain votes sufficient to effect a repeal of such provisions, it could not, under the Networks Certificate, exercise its power by written consent or compel the Networks Board to call a special meeting of stockholders for the purpose of voting on such repeal.

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

     Exceptions to Higher Vote Requirement. In the case of a Business Combination that involved the receipt of cash or other consideration by Networks stockholders, solely in their capacity as stockholders, the 80% affirmative stockholder vote requirement does not apply if either (1) the Business Combination is approved by a majority of the Continuing Directors of the company (in order for this condition to be satisfied there must be at least three Continuing Directors), or (2) all of the requirements described in paragraphs
(1), (2) and (3) below are satisfied.

     If the Business Combination did not involve the receipt of consideration by the Network's stockholders solely as stockholders (e.g., because it took the form of a sale of assets or an original issuance of the company's securities to an Interested Stockholder), only approval by a majority of the Continuing Directors would avoid the requirement for such 80% stockholder vote.

     In order to avoid the requirement of an 80% stockholder vote or approval by a majority of the Continuing Directors in the case of a Business Combination that involved the receipt of cash or other consideration by Networks stockholders, the following conditions must be met:

          (1) Form of Consideration Requirement. The consideration to be received by holders of a particular class (or series) of capital stock in the Business Combination is required to be either cash or the same type of consideration used by the Interested Stockholder and its Affiliates in acquiring the largest portion of their interest in such class (or series) of capital stock. If the Interested Stockholder and its Affiliates have not previously purchased any shares of such class (or series) of capital stock, the consideration paid to holders of shares of that class (or series) in the Business Combination is required to be cash.

          (2) Minimum Price Requirements. The aggregate of (a) the cash and (b) the Fair Market Value, as of the date of consummation of the Business Combination (the "Consummation Date"), of any consideration other than cash to be received per share by holders of the Networks Common stock in the Business Combination would have to be at least equal to the higher of (i) the highest per share price paid by the Interested Stockholder or any of its Affiliates in acquiring any shares of Networks Common stock during the two years immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in any transaction in which the Interested Stockholder became an Interested Stockholder (whichever is higher), plus interest compounded annually from the first date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date at the publicly announced base rate of interest of Chase Manhattan Bank or such other major bank headquartered in the City of New York as the Continuing Directors may determine, from time to time in effect in the City of New York, less the aggregate dividends paid on each share of the Networks Common stock from the Determination Date through the Consummation Date up to but not exceeding the amount of interest so payable per share of Networks common stock, and (ii) the Fair Market Value per share of the Networks Common Stock on the Announcement Date or the Determination Date, as the case may be, whichever is higher.

          The higher of (i) and (ii) above would have to be paid in respect of all outstanding shares of Networks Common Stock, whether or not the Interested Stockholder or any of its Affiliates had previously acquired any shares of Networks Common Stock. If the Interested Stockholder and its Affiliates did not purchase any shares of Networks common stock during the two-year period prior to the Announcement Date or in the transaction in which the Interested Stockholder became an Interested Stockholder (e.g., if the Interested Stockholder became an Interested Stockholder by purchasing shares of any then-outstanding class of voting Preferred Stock), the minimum price would be as determined under (ii). Under (i), interest and dividends would be computed from the Determination Date, whether the highest price during the two-year period prior to the Announcement Date is higher than the price paid in the transaction on the Determination Date or vice versa and whether the Determination Date occurs before or after the beginning of such two-year period. Thus, for instance, if the highest price per share paid by the Interested Stockholder and its Affiliates during such two-year period was higher than the price paid in the transaction on the Determination Date and the Determination Date occurred before the beginning of such two-year period, interest and dividends would nevertheless be required to be computed

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

     on such highest price from the Determination Date. Since (ii) does not include an interest factor, if (ii) exceeded (i), no interest would be included in computing the per share amount required to be paid in the Business Combination.

          Under the minimum price requirements, the Fair Market Value of non-cash consideration to be received by holders of shares of any class of voting stock in a Business Combination is to be determined as of the Consummation Date. Where the definitive terms of such non-cash consideration are established in advance of the Consummation Date, intervening adverse developments, either in the economy or the market generally or in the financial condition or business of the Interested Stockholder, could result in a decline in the originally anticipated Fair Market Value of such consideration, so that, on the date scheduled for its consummation, the Business Combination, which had theretofore been considered as not requiring an 80% stockholder vote or approval by a majority of the Continuing Directors (i.e., because it was expected to satisfy the minimum price requirements and it satisfied the form of consideration and procedural requirements), could not be consummated because it had not received such vote or approval (even if it had received any less-than-80% stockholder vote required by the Delaware Law, and any separate class vote required by the terms of any class or series of then-outstanding Networks Preferred Stock) and did not, in fact, meet the minimum price requirements on such date. However, an Interested Stockholder could avoid such a situation by establishing, in advance, terms for the Business Combination whereby the non-cash consideration was to be finalized by reference to its Fair Market Value on the Consummation Date. Such an approach would assure that the Interested Stockholder would bear the risk of a decline in the Fair Market Value of the offered consideration prior to the consummation of the Business Combination. Article Eighth uses the Consummation Date as the determination date of the Fair Market Value of non-cash consideration to be paid in a Business Combination in order to ensure that the Interested Stockholder uses this approach so that the Interested Stockholder, and not the other stockholders, would bear this risk.

          In addition, since the minimum price requirements call for a determination to be made with respect to interest at the base rate compounded, and dividends per share paid, through the Consummation Date, in a particular case it might not be possible to determine with certainty whether, at the time a Business Combination was submitted for stockholder approval, it would ultimately satisfy the minimum price requirements on the Consummation Date. Accordingly, it might not be possible to determine with certainty whether the Business Combination would require an 80% stockholder vote or the lesser vote otherwise applicable under the Delaware Law until the Consummation Date, and there might be uncertainty as to whether the Business Combination, if it in fact received less than an 80% affirmative stockholder vote, could be consummated under Article Eighth. This uncertainty could deter an Interested Stockholder who did not own (and was not assured of obtaining the affirmative votes of) 80% of the voting power of the voting stock from going forward with a Business Combination that had not been approved by a majority of the Continuing Directors. However, Networks considers that it is appropriate, for the reasons indicated above, to use the Consummation Date as the determination date with respect to the minimum price requirements of Article Eighth and that this will benefit stockholders by encouraging the Interested Stockholder to negotiate with the Continuing Directors (and to refrain from taking action which would result in there being fewer than three Continuing Directors) and obtain their approval of the Business Combination, since such approval would avoid the applicability of both the 80% stockholder approval requirement and the minimum price requirement.

          (3) Procedural Requirements. In order to avoid the requirement of an 80% affirmative stockholder vote or approval by a majority of the Continuing Directors, after an Interested Stockholder became an Interested Stockholder and prior to the consummation of a Business Combination, all of the following procedural requirements, as well as the form of consideration and minimum price requirements, must be complied with.

             (a) Networks, after the Determination Date, shall not have failed to pay full quarterly dividends on any then-outstanding Networks Preferred Stock and not have reduced the rate of dividends paid on Networks Common Stock, unless such failure or reduction was approved by a majority of the Continuing Directors. This provision is designed to prevent an Interested Stockholder from attempting to depress the market price of the voting stock prior to proposing a Business Combination by reducing dividends thereon, and thereby reducing the consideration required to be paid pursuant to the minimum price requirements of Article Eighth.

             (b) The Interested Stockholder and its Affiliates shall not have acquired any additional shares of the voting stock, directly from Networks or otherwise, in any transaction subsequent to the transaction pursuant to which the Interested Stockholder became an Interested Stockholder. This provision is intended to prevent an Interested Stockholder from purchasing additional shares of Voting Stock at prices which are lower than those set by the minimum price requirements of Article Eighth. Since all of the form of consideration, minimum price and procedural requirements must be satisfied in order for the Interested Stockholder to avoid the need for either an 80% affirmative stockholder vote or the approval of a majority of any Continuing Directors, an effect of this provision, where the Interested Stockholder or any of its Affiliates acquired additional shares of Voting Stock after the Interested Stockholder became an Interested Stockholder, is that the Interested Stockholder could only acquire all of the Voting Stock by means of a Business Combination if such Business Combination either satisfied the 80% stockholder approval requirement or were approved by a majority of the Continuing Directors.

             (c) The Interested Stockholder and its Affiliates shall not have received, at any time after the Interested Stockholder became an Interested Stockholder, whether in connection with the Business Combination or otherwise, the benefit of any loans or other financial assistance or tax advantages provided by Networks (other than proportionately, solely in its capacity as a stockholder). This provision is intended to deter an Interested Stockholder from self-dealing or otherwise taking advantage of its equity position in Networks by using Networks' resources to finance the Business Combination or otherwise for its own purposes in a manner not proportionately available to all stockholders.

             (d) A proxy or information statement disclosing the terms and conditions of the Business Combination and complying with the requirements of the proxy rules promulgated under the Exchange Act shall be mailed to all stockholders of Networks at least 30 days prior to the consummation of the Business Combination, whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act. This provision is intended to ensure that stockholders will be fully informed of the terms and conditions of the Business Combination even if the Interested Stockholder were not otherwise required by law to disclose such information to stockholders.

             (e) The Interested Stockholder shall have supplied Networks will all information requested by the Continuing Directors pursuant to Article Eighth. Under Article Eighth, the Continuing Directors have the right to request information as to the Beneficial Ownership of stock by the Interested Stockholder and other factual matters relating to the applicability and effect of Article Eighth.

ANTITAKEOVER LEGISLATION AND RULES

     Business Combinations involving Networks would be subject to the applicable voting requirements, if any, specified under the Delaware Law, the Networks Certificate, and the rules of the National Association of Securities Dealers, Inc. (the "NASD"). In general, under current provisions of the Delaware Law, most mergers and consolidations, the sale of substantially all of the assets and any reclassification of securities or plan for the dissolution of a corporation must be approved by the board of directors of the corporation and by the vote of the holders of a majority of the outstanding shares entitled to vote thereon. Under the Networks Certificate, the holder of each currently outstanding share of Networks Common Stock is entitled to one vote per share on all such matters. Furthermore, under NASD rules that will be applicable to Networks after the Spinoff, approval by holders a majority of the voting power of the shares of voting stock will be required for certain corporate actions, including, among other things, any issuance of securities (1) that would result in a change of control of Networks; (2) that is made in connection with the acquisition of stock or assets of another company in which any director, officer or substantial stockholder of Networks has a 5% or greater interest (or all such persons in the aggregate have a 10% or greater interest) if such issuance of securities by Networks could result in an increase in outstanding common shares or voting power of 5% or more; (3) where the securities to be issued would have upon issuance voting power equal to 20% or more of the voting power outstanding prior to the issuance or where the number of shares of common stock to be issued is equal to 20% or more of the number of shares of common stock outstanding prior to the issuance (in each case, except for a public offering of securities for cash); (4) in connection with the issuance of securities, other than in a public offering, at a price less than the greater of book value or market value that, together with sales by directors, officers, and substantial securities holders of Networks, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, except for public offerings.

     In addition, Section 203 of the Delaware Law ("Section 203") prohibits certain "Business Combination" transactions (described below) between a publicly held Delaware corporation, such as Networks, and any Interested Stockholder (as defined below) for a period of three years after the date the Interested Stockholder became an Interested Stockholder, unless (1) prior to the Interested Stockholder becoming an Interested Stockholder, either the proposed Business Combination or the proposed acquisition of stock which would make such Interested Stockholder an Interested Stockholder was approved by the company's board of directors, (2) in the same transaction in which the Interested Stockholder becomes an Interested Stockholder, the Interested Stockholder acquires at least 85% of the voting stock of the company (excluding shares owned by directors who are also officers and certain shares held in employee stock plans), or (3) the Interested Stockholder obtains the approval of a company's board of directors and the approval of the holders of at least two-thirds of the outstanding shares of a company's voting stock other than any shares of voting stock held by the Interested Stockholder.

     For purposes of Section 203, an "Interested Stockholder" is any person that
(1) beneficially owns 15% or more of the outstanding voting stock of the company or (2) is an affiliate or associate of the company and at any time within the preceding three-year period was the beneficial owner of 15% or more of the outstanding voting stock of the company, together, in each case, with the affiliates and associates of such person. The Business Combination transactions to which Section 203 applies include: (1) any merger or consolidation with an Interested Stockholder; (2) any sale, lease, exchange, or other disposition to or with an Interested Stockholder (except proportionately as a stockholder of the company) of 10% or more of the company's assets; (3) any issuance or transfer of stock to the Interested Stockholder except pursuant to the exercise of previously outstanding options or rights; (4) any transaction involving the company that has the effect of increasing the Interested Stockholder's percentage ownership; and (5) any loan, guarantee, or other financial benefit provided by or through the company to the Interested Stockholder, except proportionately as a stockholder of such company.

     Section 203 should encourage persons interested in acquiring Networks to negotiate in advance with the Networks Board since the higher stockholder voting requirements imposed would not be invoked if such person, prior to acquiring 15% of Networks' voting stock obtains the approval of the Networks Board for such stock acquisition or for the proposed business combination transaction (unless such person acquires 85% or more of such voting stock in the transaction). As stated above, in the event of a proposed acquisition of Networks, General Signal and Networks believe that the interests of Networks and Networks' stockholders will best be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid to minority stockholders, the form of consideration paid and tax effects of the transaction.

     In addition, Section 203 should tend to prevent certain of the potential inequities of business combinations which are part of a two-tier transaction. Any merger, consolidation or similar transaction following a partial tender offer not approved by a board of directors under Section 203 would have to be approved by the holders of at least two-thirds of the remaining shares of stock unless the acquiror obtains 85% or more of Networks' voting stock in such partial tender offer. Section 203 should also tend to discourage the accumulation of large blocks of Networks' stock by third parties which the Networks Board believes can be disruptive to the stability of Networks' important relationships with its employees, customers and major lenders, since the acquiror would run the risk of being required to wait three years in order to eliminate the remaining public stockholders of Networks if the two-thirds stockholder vote could not be obtained.

     Section 203 will not prevent a hostile takeover of Networks. It may, however, make more difficult or discourage a takeover of Networks or the acquisition of control of Networks by a principal stockholder and thus the removal of incumbent management. Some stockholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers which are not approved by the Networks Board, but in which they might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction. Section 203 should not prevent or discourage transactions in which an acquiring person is willing to negotiate in good faith with the Networks Board and is prepared to pay the same price to all stockholders of each class of Networks' voting stock.

RELATIONSHIP OF ARTICLE EIGHTH TO SECTION 203 OF DELAWARE LAW

     The protection afforded stockholders other than an Interested Stockholder by Section 203 is stronger than the protection that would be afforded by Article Eighth in situations in which the provisions of both apply. This is because, unless the requisite Board or stockholder approval is obtained or the acquiror succeeds in obtaining at least 85% of Networks' voting stock in the initial transaction, Section 203 would prevent any of the specified business combination transactions which could be used by an acquiror to eliminate remaining stockholders, would prevent the acquiror's use of the assets of the company to finance its acquisition, and would prevent other abuse by the acquiror of its equity position from occurring for a period of three years thereafter, whereas proposed Article Eighth would merely require that the specified minimum price and procedural conditions be satisfied. Nevertheless, Article Eighth has been included in the Networks Certificate for several reasons. First, the term "Business Combination" is defined differently in Article Eighth and in Section 203, and, as a result, Article Eighth may afford protection to Networks' stockholders in certain situations in which Section 203 would not apply. Second, Article Eighth would apply to transactions with or for the benefit of any person (together with such person's affiliates and associates) beneficially owning 10% of Networks' voting stock, while Section 203 would only apply to transactions involving persons (together with their affiliates and associates) beneficially owning 15% or more of Networks' voting stock.

                 LIABILITY AND INDEMNIFICATION OF OFFICERS AND
                             DIRECTORS OF NETWORKS

LIMITATION OF LIABILITY OF NETWORKS DIRECTORS

     The Networks Certificate provides that a director of Networks will not be personally liable to Networks or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Networks or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

     While the Networks Certificate will provide directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Networks Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Networks Certificate described above apply to an officer of Networks only if he or she is a director of Networks and is acting in his or her capacity as director, and do not apply to officers of Networks who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Networks Certificate provides that each person who is or was or has agreed to become a director or officer of Networks, or each such person who is or was serving or has agreed to serve at the request of Networks as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by Networks, in accordance with the Networks By-Laws, to the fullest extent permitted from time to time by the Delaware Law, as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. Networks may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Networks Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Networks Certificate or otherwise by Networks. In addition, Networks may enter into one or more agreements with any person providing for indemnification greater than or different from that provided in the Networks Certificate.

     The Networks By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of Networks or any such person who is or was serving at the request of Networks as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, will be indemnified and held harmless by Networks to the fullest extent authorized by the Delaware Law as the same exists or may in the future be amended against all expense, liability and loss (including attorneys' fees, judgments, fines, liability under the Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, except as described in the next paragraph with respect to Proceedings to enforce rights to indemnification, Networks will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Networks Board.

     Pursuant to the Networks By-Laws, if a claim is not paid in full by Networks within 30 days after a written claim has been received by Networks, the claimant may at any time thereafter bring suit against Networks to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The Networks By-Laws will provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Networks) that the claimant has not met the standard of conduct which makes it permissible under the Delaware Law for Networks to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on Networks.

     The Networks By-Laws will provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by Networks the expenses incurred in defending any Proceeding in advance of its final disposition, subject to certain exceptions and conditions.

     The Networks By-Laws will provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Networks By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Networks Certificate, the Networks By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     General Signal files, and after the spinoff Networks will file, annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange (for General Signal) and, after the spinoff, the National Association of Securities Dealers (for Networks).

     Networks has filed a Registration Statement on Form 10 (the "Registration Statement") to register with the SEC the Networks Common Stock to be issued in the spinoff. This Information Statement is a part of the Registration Statement, but, as allowed by SEC rules, does not contain all of the information you can find in Networks' Registration Statement and the exhibits to it. Copies of the Registration Statement and the exhibits to it may be obtained from the sources referred to above or by requesting them in writing or by telephone from Networks by contacting Jean Santoro, Investor Services, 13000 Midlantic Drive, Mt. Laurel, New Jersey 08054, 609-234-7900.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION
STATEMENT IS DATED                  , 1998. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF NETWORKS COMMON STOCK IN THE SPINOFF CREATES ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

                                        PAGE
                                        ----
1988 Plan.............................   44
7-VIEW................................   26
Acquiring Person......................   52
Announcement Date.....................   61
Article Eighth........................   59
ASICs.................................    8
ATM...................................   29
Awards................................   45
Beneficial Owner......................   60
Beneficially Owns.....................   60
BERT..................................   30
Broadband.............................   29
Bus & Tag.............................   28
Business Combination..................   60
Business Procedure....................   57
Canadian Pension Plan.................   14
CL Investors..........................   50
CNT...................................   34
Code..................................    9
Commission............................    7
Consummation Date.....................   61
Continuing Director...................   60
CPM...................................   26
CREF..................................   50
Data Switch...........................   16
Delaware Law..........................   52
Determination Date....................   61
Distribution Agent....................   10
Distribution Agreement................   13
Distribution Date.....................   10
Distribution Ratio....................   10
Distribution Record Date..............   10
DLC...................................   30
Employee Benefits Allocation             14
  Agreement...........................
ERISA.................................   45
ESCON.................................   28
Exchange Act..........................    7
FASB..................................   20
Fibre Channel.........................   28
Final Expiration Date.................   53
Flip-in-Right.........................   54
Frame Relay...........................   29
General Signal........................    7
General Signal Board..................   13
General Signal Common Stock...........    9
General Signal Options................   43
General Signal Rights.................   11
General Signal Rights Agreement.......   11
Hewlett-Packard.......................   28
IBM...................................   28
IMATS.................................   30
Industrial Businesses.................   10
Interested Stockholder................   59

                                        PAGE
                                        ----
Iridian...............................   50
IRS...................................    9
ISO's.................................   45
LANs..................................   26
LC Capital............................   50
Mega-Matrix...........................   29
NASD..................................   63
Nasdaq................................    9
NCOE..................................   26
Networks..............................    7
Networks Board........................    9
Networks By-Laws......................   10
Networks Certificate..................   10
Networks Common Stock.................    9
Networks Junior Preferred Stock.......   52
Networks Named Executive Officers.....   42
Networks Options......................   12
Networks Preferred Stock..............   52
Networks Rights.......................    9
Networks Rights Agreement.............   52
Networks Rights Certificates..........   53
Networks Rights Distribution Date.....   53
New Credit Facility...................   24
ngRTH.................................   30
ngDLC.................................   30
Nomination Procedure..................   57
PCs...................................   29
Proceeding............................   66
Purchase Price........................   49
Putnam Advisory.......................   51
Putnam Investments....................   51
Putnam Management.....................   51
Redemption Price......................   54
QoS...................................   30
Registration Statement................   67
SARs..................................   45
SCSI..................................   28
Section 203...........................   64
Securities Act........................    7
SFAS..................................   20
SNA...................................   29
Spinoff...............................    7
SS-7..................................   30
Sun...................................   28
Tandem................................   28
Tax Sharing Agreement.................   12
Transitional Services.................   15
Transitional Services Agreement.......   15
WANs..................................   26
xDSL..................................   30

                     INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors..............................   F-2
Combined Statements of Income for the Years Ended December
  31, 1997, 1996 and 1995...................................   F-3
Combined Balance Sheets as of December 31, 1997 and 1996....   F-4
Combined Statements of Changes in Stockholder's Investment
  for the Years Ended December 31, 1997, 1996 and 1995......   F-5
Combined Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................   F-6
Notes to Combined Financial Statements......................   F-7
Financial Statement Schedule
Schedule II: Valuation and Qualifying Accounts..............  F-19

                         REPORT OF INDEPENDENT AUDITORS

General Signal Corporation

     We have audited the accompanying combined balance sheets of Networks, as defined in Note 1 to the combined financial statements, as of December 31, 1997 and 1996, and the related combined statements of income, changes in stockholder's investment, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index to the Combined Financial Statements. These financial statements and schedule are the responsibility of Networks' management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Networks at December 31, 1997 and 1996, and the combined results of its operations and cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 31, 1998

                                    NETWORKS
                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
Net sales..................................................  $218,971    $214,433    $202,686
Cost of sales..............................................   104,009     105,103      99,204
                                                             --------    --------    --------
Gross profit...............................................   114,962     109,330     103,482
Operating expenses:
  Research, development and engineering....................    25,757      23,125      21,454
  Selling, general and administrative......................    57,641      53,128      54,030
  Merger and restructuring costs...........................        --         731      12,671
                                                             --------    --------    --------
Operating expenses.........................................    83,398      76,984      88,155
                                                             --------    --------    --------
Operating income...........................................    31,564      32,346      15,327
Interest and other expenses, net...........................     1,509         497       1,966
                                                             --------    --------    --------
Income before provision for income taxes...................    30,055      31,849      13,361
Provision for income taxes.................................    12,198      13,497       7,208
                                                             --------    --------    --------
Net income.................................................  $ 17,857    $ 18,352    $  6,153
                                                             ========    ========    ========

            See accompanying notes to combined financial statements.

                                    NETWORKS
                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
ASSETS
Current assets:
  Cash......................................................  $     --    $     --
  Accounts receivable, net..................................    38,466      45,769
  Inventories...............................................    17,223      17,558
  Prepaid expenses and other................................     1,673       1,161
  Deferred income taxes.....................................     6,950       9,044
                                                              --------    --------
Total current assets........................................    64,312      73,532
Property, plant, and equipment, net.........................    18,271      18,037
Goodwill, net...............................................     9,846      11,123
Other assets, net...........................................    13,023      15,589
                                                              --------    --------
Total assets................................................  $105,452    $118,281
                                                              ========    ========

LIABILITIES AND STOCKHOLDER'S INVESTMENT
Current liabilities:
  Short-term borrowings and current portion of long-term
     debt...................................................  $  7,341    $  3,025
  Accounts payable..........................................    14,665      14,454
  Other accrued expenses....................................    21,164      24,160
                                                              --------    --------
Total current liabilities...................................    43,170      41,639
Long-term debt..............................................     8,944       9,669
Deferred taxes..............................................     3,511       2,116
                                                              --------    --------
                                                                55,625      53,424
Stockholder's investment:
  Net investment............................................    50,246      65,006
  Cumulative translation adjustment.........................      (419)       (149)
                                                              --------    --------
Total stockholder's investment..............................    49,827      64,857
                                                              --------    --------
Total liabilities and stockholder's investment..............  $105,452    $118,281
                                                              ========    ========

            See accompanying notes to combined financial statements.

                                    NETWORKS

           COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S INVESTMENT
                             (DOLLARS IN THOUSANDS)

                                                                              OTHER
                                                         STOCKHOLDER'S    COMPREHENSIVE
                                                          INVESTMENT        INCOME(A)       TOTAL
                                                         -------------    -------------    --------
Balance at December 31, 1994...........................    $ 45,177           $(196)       $ 44,981

Net income.............................................       6,153              --           6,153
Net change in intercompany accounts....................     (14,409)             --         (14,409)
Translation adjustments................................          --              36              36
                                                           --------           -----        --------
Balance at December 31, 1995...........................      36,921            (160)         36,761

Net income.............................................      18,352              --          18,352
Net change in intercompany accounts....................       9,733              --           9,733
Translation adjustments................................          --              11              11
                                                           --------           -----        --------
Balance at December 31, 1996...........................      65,006            (149)         64,857

Net income.............................................      17,857              --          17,857
Net change in intercompany accounts....................     (32,617)             --         (32,617)
Translation adjustments................................          --            (270)           (270)
                                                           --------           -----        --------
Balance at December 31, 1997...........................    $ 50,246           $(419)       $ 49,827
                                                           ========           =====        ========

---------------
(a) Entire amount relates to cumulative translation adjustment.

            See accompanying notes to combined financial statements.

                                    NETWORKS
                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income.................................................  $ 17,857    $ 18,352    $  6,153
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation.............................................     5,331       4,272       5,432
  Amortization.............................................     9,197       8,196       4,434
  Merger and restructuring costs...........................        --          --       9,008
  Deferred income taxes....................................     3,489         842      (8,033)
  Write-off of intangibles.................................        --          --       1,099
  Changes in operating assets and liabilities:
     Accounts receivable...................................     7,303      (5,242)     (9,172)
     Long-term receivables.................................       276         674       2,263
     Inventories...........................................       335       1,512           9
     Prepaid expenses and other current assets.............      (782)        (71)        189
     Accounts payable......................................       211       2,042         645
     Accrued expenses......................................    (2,996)     (1,355)       (581)
                                                             --------    --------    --------
Net cash provided by operating activities..................    40,221      29,222      11,446

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, net...........    (5,565)     (4,062)     (6,077)
Change in other noncurrent assets..........................    (5,630)    (12,470)     (4,301)
                                                             --------    --------    --------
Net cash used in investing activities......................   (11,195)    (16,532)    (10,378)

CASH FLOW FROM FINANCING ACTIVITIES:
Net borrowings (payments) under revolving lines of
  credit...................................................     4,154      (3,772)      5,972
Net payments on long-term borrowing........................      (563)    (18,651)       (388)
Proceeds from (payments to) General Signal.................   (32,617)      9,733     (14,409)
                                                             --------    --------    --------
Net cash used in financing activities......................   (29,026)    (12,690)     (8,825)
                                                             --------    --------    --------
Net decrease in cash.......................................        --          --      (7,757)
Cash at beginning of year..................................        --          --       7,757
                                                             --------    --------    --------
Cash at end of year........................................  $     --    $     --    $     --
                                                             ========    ========    ========

            See accompanying notes to combined financial statements.

                                    NETWORKS
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SPINOFF AND BASIS OF PRESENTATION

     The combined financial statements include the assets, liabilities, revenues and expenses of General Signal Networks, Inc. (a wholly-owned subsidiary of General Signal Corporation ("General Signal")), and the assets, liabilities, revenues and expenses of certain other units comprising the data networking and telecommunications business of General Signal which will be contributed to General Signal Networks, Inc. (referred to hereinafter as "Networks" or the "Company") upon the Spinoff defined below. Networks develops, manufactures, markets and services data networking and switching equipment for large, mission-critical data centers and monitoring equipment for data and telecommunications applications.

     Subject to satisfaction of certain conditions, General Signal intends to separate its data networking and telecommunications business from its other businesses resulting in Networks operating as a stand-alone publicly traded company. To effect the separation of Networks, General Signal will distribute shares of common stock, par value $.01 per share, of Networks ("Networks Common Stock") to holders of record of General Signal common stock on a pro rata basis of two shares of Networks Common Stock for every five shares of General Signal common stock owned by the holders of record on the distribution record date (the "Spinoff"). As a result of the Spinoff, 100% of the outstanding shares of Networks Common Stock will be distributed to General Signal shareholders. General Signal does not intend to consummate the Spinoff unless it receives a ruling from the Internal Revenue Service that the Spinoff will be tax-free for federal income tax purposes.

BASIS OF PRESENTATION

     The combined financial statements have been prepared on the historical cost basis as if Networks had operated as a freestanding entity for all periods presented, and present the Company's financial position, results of operations and cash flows as derived from General Signal's historical financial statements. The financial statements reflect an allocation of general corporate expenses and actual expenses incurred by General Signal directly attributable to Networks' business as defined in Note 3. In the opinion of management, the allocated and direct costs have been made on a reasonable basis and approximate the costs that would have been incurred had Networks been operating on a stand-alone basis.

     Advances and other intercompany accounts between Networks and General Signal are recorded as a component of stockholder's investment. All intercompany transactions between entities included in the combined financial statements have been eliminated.

     The financial information included herein does not necessarily reflect what the financial position and results of operations of Networks would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

SPINOFF AGREEMENTS

     In conjunction with the Spinoff, Networks and General Signal will enter into various agreements that address the allocation of assets and liabilities between them and define their relationship after the separation, including a:
Separation and Distribution Agreement ("Distribution Agreement"); Transitional Services Agreement ("Transitional Services Agreement"); Employee Benefits Allocation Agreement ("Benefits Agreement"); and Tax Sharing Agreement ("Tax Sharing Agreement").

     The Distribution Agreement will provide for, among other things, the principal transactions required to effect the Spinoff, the conditions to the Spinoff, the allocation between General Signal and Networks of certain assets and liabilities, and cooperation by General Signal and Networks in the provision of information necessary to perform the administrative functions incident to their respective businesses. The Distribution Agreement will include cross-indemnification provisions pursuant to which Networks and General Signal

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

indemnify each other for damages that may arise out of a breach of their respective obligations under the agreement, which include, subject to certain exceptions, all liabilities and obligations arising out of the conduct or operation of their respective businesses before, on, or after the Spinoff.

     The Transitional Services Agreement will provide for transitional support with respect to information services for a period not to exceed twelve months from the Distribution Date. Networks will pay General Signal an amount intended to reflect the fair value of the services performed.

     Pursuant to the Benefits Agreement, General Signal will generally remain responsible for the benefits accrued and vested to Networks' employees and former employees through the date of the Spinoff under General Signal's pension and other postretirement plans. Networks will be responsible for compensation and benefits of its employees following the Spinoff. Options to acquire General Signal stock held by Networks' employees will generally be converted into options to acquire Networks Common Stock (see Note 16). Networks' employees who participate in long-term and other incentive plans will receive a pro rata payout for the performance periods through the date of the Spinoff based upon performance through that date.

     The Tax Sharing Agreement will set forth each party's rights and obligations with respect to payments and refunds, if any, of income taxes for the periods before and after the Distribution Date and related matters such as filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

     In general, all U.S. and certain foreign income tax liability for pre-Spinoff periods is expected to be borne by General Signal. The financial statements reflect such terms.

2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, depreciation and amortization, sales returns, warranty costs, taxes, and contingencies. Actual results could differ from these estimates.

CASH MANAGEMENT

     General Signal uses a centralized cash management system for all of its domestic operations, including those of Networks. The net amount of daily cash transactions is transferred to General Signal and credited to stockholder's investment.

INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined on the first-in, first-out method.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are recorded at cost. Depreciation, including amortization of capitalized leases, is calculated on the straight-line method over the estimated useful lives of the assets, which range from 30 years to 40 years for buildings and 3 years to 10 years for machinery and equipment. Leasehold improvements and equipment under capital leases are amortized over the shorter of the life of the related asset or the life of the lease.

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

GOODWILL

     Goodwill represents the excess of the costs over the net tangible and identifiable intangible assets of acquired businesses, is stated at cost, and is amortized on a straight-line basis over 20 years, the estimated future period to be benefited. On a periodic basis, the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows from the acquired businesses. No impairment losses have been recognized in any period presented. Goodwill totaled $21,366 at December 31, 1997 and 1996 and accumulated amortization amounted to $11,520 and $10,243, respectively.

SOFTWARE DEVELOPMENT COST

     Costs incurred in the research and development of new software included in products are expensed as incurred until technological feasibility is established. After technological feasibility is established, additional costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Such costs are amortized over the lesser of three years or the economic life of the related products. The Company performs a periodic review of the recoverability of such capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off.

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment for standard products when subsequent commitments by the Company are considered incidental. Revenue is recognized on certain products upon customer acceptance or when the Company has fulfilled the terms of the sales agreement. The Company accrues for warranty costs, sales returns, and other allowances at the time of shipment based on its experience.

     Revenue from service obligations is deferred and recognized over the lives of the contracts. Service revenues amounted to $30,306, $30,793 and $29,908 in 1997, 1996 and 1995, respectively. Service expenses amounted to $16,997, $14,193 and $13,608 in 1997, 1996 and 1995, respectively.

FOREIGN CURRENCY TRANSLATION

     All assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of equity.

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides certain severance benefits to former or inactive employees during the period following employment but before retirement. The Company accrues the costs of such benefits over the expected service lives of the employees in accordance with FASB Statement No. 112. Postemployment benefit expense totaled $236, $403 and $177 in 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, accrued cost for postemployment benefits was $2,183 and $2,838, respectively. Severance benefits resulting from actions not in the ordinary course of business are accrued when those actions occur.

STOCK INCENTIVE PLANS

     The Company intends to adopt a stock incentive plan. The Company will follow Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

accounting for its employees' stock-based compensation. The Company will adopt the disclosure-only option under SFAS No. 123, "Accounting for Stock-Based Compensation."

CONCENTRATION OF RISK

     The Company transacts business with one significant customer in its telecommunications segment whose revenues to the Company exceeded 20% of combined net sales. The amount of net sales and accounts receivable related to this customer for the year ended December 31, 1997 were $50,353 and $3,928, respectively. While management believes its relationship with this customer is good, management believes such customer's demand for Networks' telecommunications products will decline in the future. The loss of this business or a greater-than-expected decline in such customer's purchasing requirements could have a material adverse effect on Networks' business, results of operations and financial condition.

     Except as discussed above, the Company sells its products and services to a large number of customers in various industries and geographical areas. The Company's trade accounts receivable are exposed to credit risk; however, the risk is limited due to the general diversity of the customer base. The Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential bad debt losses and such bad debt losses have been within the Company's expectations. Accounts receivable were net of allowances for doubtful accounts of $925 and $1,195 at December 31, 1997 and 1996, respectively.

     The Company receives certain of its products from sole suppliers. The inability of any supplier or manufacturer to fulfill supply requirements of the Company could impact future results.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements. The Company has adopted the disclosure requirements of SFAS No. 130.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," which changes the way public companies report information about public segments. SFAS 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company has adopted the provisions of SFAS 131.

PRO FORMA NET INCOME PER COMMON SHARE (UNAUDITED)

     Historical net income per share has been omitted since Networks was an operating entity of General Signal during the periods presented and will be recapitalized as part of the Spinoff. Unaudited pro forma net income per common share is calculated as if the Spinoff had occurred on January 1, 1997. Net income used in determining the pro forma amount is based on historical net income adjusted for: additional costs of $520 related to insurance, directors' fees and other functions the Company expects to incur as a stand-alone entity; and additional interest expense of $120 resulting from additional $1,715 of debt expected to occur in connection with the Spinoff. The assumed number of weighted average common shares (17,400,000) is based on the number of shares of General Signal Common Stock expected to be outstanding as of the record date for the Spinoff and the issuance of two shares of Networks Common Stock for every five shares of General Signal Common Stock. The dilutive effect of Networks' stock options expected to be issued to replace General Signal stock options held by Networks' employees is not expected to be material. In addition, because the exercise price of the additional stock options expected to be issued to Networks' employees upon the Spinoff (see Note 16) will be based on the fair market value of the underlying stock upon the date of grant, such options

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

are assumed to have nominal impact. The actual number of common shares used to compute earnings per share after the Spinoff will depend upon the number of shares of Networks Common Stock that are outstanding at such time as well as the number and exercise price of outstanding options issued to acquire Networks Common Stock. Pro forma net income and basic net income per common share is $17,473 and $1.00, respectively for the year ended December 31, 1997. Pro forma net income per share is presented in accordance with SFAS No. 128, "Earnings per Share."

3.  TRANSACTIONS WITH GENERAL SIGNAL

     There are no material intercompany purchase or sale transactions between General Signal and Networks. General Signal utilizes a centralized cash management system for its operating units. All transactions under this cash management system are reflected as payments to General Signal which is included in stockholder's investment.

     General Signal incurs costs for various matters including, administration on common employee benefit programs, insurance, legal, accounting and other miscellaneous items which are attributable to Networks' operations and reflected in the financial statements. The financial statements also reflect allocated charges from General Signal for services performed that benefit Networks including tax compliance and financial reporting matters. The allocated costs are based on an estimate of the proportion of corporate expenses related to the Networks' business for the periods presented. The direct costs and allocations from General Signal are included in selling, general and administrative, and amounted to $3,414, $4,590 and $3,554 for 1997, 1996 and 1995.

     Substantially all of the Company's salaried and hourly paid employees have been covered by General Signal's pension plans including certain employees in foreign countries. The plans generally provide benefit payments using a formula based on an employee's compensation and length of service or, in some cases, stated amounts for each year of service. Amounts charged to the Company under the General Signal plan were $1,171, $1,403 and $507 in 1997, 1996 and 1995, respectively, and are included in the costs above.

4.  INVENTORIES

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Raw materials...............................................  $  9,011    $  9,873
Work in process.............................................     3,839       3,837
Finished goods..............................................     4,373       3,848
                                                              --------    --------
Net inventories.............................................  $ 17,223    $ 17,558
                                                              ========    ========

5.  PROPERTY, PLANT, AND EQUIPMENT

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Land........................................................  $  1,623    $  1,623
Building and improvements...................................    10,837      10,629
Machinery and equipment.....................................    26,035      21,575
Furniture and fixtures......................................     8,322       7,515
                                                              --------    --------
                                                                46,817      41,342
Accumulated depreciation....................................   (28,546)    (23,305)
                                                              --------    --------
                                                              $ 18,271    $ 18,037
                                                              ========    ========

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  OTHER ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Capitalized software........................................  $ 19,809    $ 18,136
Demonstration equipment.....................................     8,961       8,861
Other.......................................................     2,547       3,075
                                                              --------    --------
Total other assets..........................................    31,317      30,072
Accumulated amortization:
  Capitalized software......................................   (13,226)    (10,982)
  Demonstration equipment...................................    (3,923)     (2,681)
  Other.....................................................    (1,145)       (820)
                                                              --------    --------
Net other assets............................................  $ 13,023    $ 15,589
                                                              ========    ========

     Demonstration equipment represents equipment at customer locations for demonstration purposes and is amortized on a straight-line basis over a period not to exceed three years.

7.  ACCRUED EXPENSES

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Deferred revenue............................................  $ 5,707    $ 5,758
Payroll and other compensation..............................    5,082      5,731
Accrued severance pay.......................................    2,183      2,838
Accrued commissions.........................................    1,795      1,443
Other accrued expenses......................................    6,397      8,390
                                                              -------    -------
Total accrued expenses......................................  $21,164    $24,160
                                                              =======    =======

8.  COMPREHENSIVE INCOME

     Comprehensive income for each of the years ended December 31 includes the following components:

                                                               1997       1996       1995
                                                              -------    -------    ------
Net income..................................................  $17,857    $18,352    $6,153
Other comprehensive income:
  Foreign currency translation adjustment...................      270        (11)      (36)
                                                              -------    -------    ------
Comprehensive income........................................  $17,587    $18,363    $6,189
                                                              =======    =======    ======

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9.  DEBT

     Short-term borrowings and long-term debt at December 31, 1997 and 1996 consisted of the following:

                                                               1997      1996
                                                              ------    -------
Massachusetts Industrial Revenue Bonds due December 1,
  2004......................................................  $7,500    $ 7,500
Connecticut Development Authority Bonds due April 1, 2005...   1,931      2,273
Capital lease obligations...................................     500        721
                                                              ------    -------
                                                               9,931     10,494
Less current portion of long-term debt......................     987        825
                                                              ------    -------
                                                              $8,944    $ 9,669
                                                              ======    =======
Short-term borrowings.......................................  $6,354    $ 2,200
                                                              ======    =======

     Interest on the Massachusetts Industrial Revenue Bonds is payable quarterly and is based on market interest rates for comparable tax-exempt securities. The interest rate in effect at December 31, 1997 was 3.85%. The weighted average interest rate was 3.70% and 3.19% in 1997 and 1996, respectively. These bonds are guaranteed by General Signal and supported by a standby letter of credit issued by a financial institution. A fee of 0.25% per annum is paid on the letter of credit. The letter of credit securing the Massachusetts Industrial Revenue Bonds contains financial covenants and restrictions relating to General Signal's interest expense coverage, debt to equity ratios and minimum net worth.

     The Connecticut Development Authority Bonds have monthly principal and interest payments. Interest is calculated annually at the greater of (a) 5.25% or (b) the London Interbank Offered Rate (LIBOR) less 1%. The bond contains certain covenants including maintenance of minimum employee levels within the State of Connecticut. The Networks employee base in Connecticut was below the minimum required under the bond covenants. Covenant violations resulted in an increased interest rate and acceleration of annual principal payments. The interest rate was 5.25% in 1997 and 1996. The bonds are secured by certain real property of the Company with a net book value of $3,373.

     The Massachusetts Industrial Revenue Bonds and the Connecticut Development Authority Bonds (the "Bonds") are expected to be liabilities of Networks after the Spinoff, and General Signal is expected to be released from its obligations under the Bonds.

     Foreign subsidiaries had lines of credit with European banks in their local currency with a U.S. value of approximately $8,611, of which approximately $2,257 was unused at December 31, 1997. The revolving credit loans are classified on the accompanying balance sheet as short-term borrowings. The weighted average interest rate on the used portion of the foreign lines of credit was 7.1% and 7.4% in 1997 and 1996, respectively. The lines of credit are guaranteed by General Signal through the date of the Spinoff. Networks does not expect a material adverse change to the terms of these facilities subsequent to the Spinoff.

     On December 31, 1997, the aggregate annual maturities of long-term debt are as follows: 1998 -- $987; 1999 -- $324; 2000 -- $293; 2001 -- $304;
2002 -- $277; and thereafter -- $7,746.

     The fair market value of short-term borrowings approximates the carrying value due to the terms of the debt agreements. It is not practical to determine the fair market value of the bonds because they are fixed rate bonds with governmental entities that do not trade.

     Interest paid in 1997, 1996 and 1995 amounted to $1,509, $497 and $1,966, respectively.

10.  INCOME TAXES

     The Company has been included in the consolidated federal income tax return of General Signal. The following provision for income taxes was determined as if the Company were a separate taxpayer.

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1997       1996       1995
                                                 -------    -------    ------
Current provision:
  Federal......................................  $ 4,909    $ 9,137    $5,487
  Foreign......................................      514        337       716
  State and local..............................    1,539      2,870     1,574
Deferred provision:
  Federal......................................    4,678        946      (610)
  Foreign......................................       --         --        --
  State and local..............................      558        207        41
                                                 -------    -------    ------
Total..........................................  $12,198    $13,497    $7,208
                                                 =======    =======    ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities were as follows:

                                                               DECEMBER 31,
                                                             -----------------
                                                              1997      1996
                                                             -------   -------
Deferred tax assets:
  Inventories..............................................  $ 3,630   $ 3,935
  General business credits.................................       --     2,220
  Employee benefits........................................    1,568     2,298
  Warranty.................................................      703       648
  Bad debt reserve.........................................      361       513
  Other....................................................      345       998
                                                             -------   -------
  Total deferred tax assets................................    6,607    10,612
Deferred tax liabilities:
  Accelerated depreciation.................................     (626)     (636)
  Capitalized software.....................................   (2,388)   (2,263)
  Other....................................................     (154)     (785)
                                                             -------   -------
  Total deferred tax liabilities...........................   (3,168)   (3,684)
                                                             -------   -------
Net deferred tax assets....................................  $ 3,439   $ 6,928
                                                             =======   =======

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $1,300 at December 31, 1997. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes or foreign withholding taxes has been made. Upon distribution of those earnings, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable.

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     For financial reporting purposes, earnings from operations before income taxes includes the following components:

                                                   YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                 1997       1996       1995
                                                -------    -------    -------
Pretax income:
  United States...............................  $29,878    $32,123    $11,709
  Foreign.....................................      177       (274)     1,652
                                                -------    -------    -------
                                                $30,055    $31,849    $13,361
                                                =======    =======    =======

     Components of the effective income tax rate are as follows:

                                                         1997    1996    1995
                                                         ----    ----    ----
Tax at U.S. federal statutory rate.....................  35.0%   35.0%   35.0%
State and local income taxes, net of U.S. federal
  benefit..............................................   4.5     6.3     7.8
Goodwill...............................................   1.4     1.4     3.2
Nondeductible merger and restructuring costs...........    --      --     7.1
Other..................................................    --      --     0.6
Foreign Sales Corporation..............................  (1.8)   (1.7)    (.8)
Foreign rates and foreign dividends....................   1.5     1.4     1.0
                                                         ----    ----    ----
                                                         40.6%   42.4%   53.9%
                                                         ====    ====    ====

     Tax provisions are settled through the intercompany account and General Signal made payments (refunds) on behalf of the Company, which approximated $7,000, $12,000, and $8,000 in 1997, 1996, and 1995, respectively.

11.  FOREIGN CURRENCY CONTRACTS

     General Signal utilized natural hedges and offsets to reduce foreign currency exposures and also combined positions to reduce the cost of hedging. General Signal entered into forward foreign exchange contracts and purchased currency options to hedge net combined currency transaction exposure for periods consistent with the terms of the underlying transactions including consideration given to Networks' foreign operations.

     The Company conducts its business in various foreign countries and foreign currencies. Accordingly, the Company is subject to the typical currency risks and exposures that arise as a result of changes in the relative value of currencies such as transactional, translational, and economic currency exposures. General Signal's policy stresses risk reductions and prohibits speculation. General Signal policy objectives were to: reduce currency risk on a consolidated basis; protect the functional currency value of foreign currency denominated cash flows and reduce the volatility the changes in foreign exchange rates may present to operating income.

     Foreign currency forward or option contracts were not used for trading purposes by General Signal, and these contracts did not subject the Company to currency risk from exchange rate movements. Gains and losses related to forward foreign exchange and option contracts that qualify for hedge accounting treatment are deferred and offset against losses and gains when the underlying transaction occurs.

12.  CONTINGENCIES

     There are contingent liabilities for lawsuits and various other matters occurring in the ordinary course of business. On the basis of information furnished by counsel and others, management believes that none of these contingencies will materially affect Networks' financial position or results of operations.

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13.  OPERATING LEASES

     The Company has various operating lease agreements for office space and equipment. The lease agreements generally contain renewal options. The future minimum rental payments under leases with remaining noncancelable terms in excess of one year are:

Year ending December 31,
  1998......................................................  $2,187
  1999......................................................   1,472
  2000......................................................     930
  2001......................................................     251
  2002......................................................     188
  Subsequent to 2002........................................   1,927
                                                              ------
                                                              $6,955
                                                              ======

     Rent expense amounted to $2,747 in 1997, $2,861 in 1996, and $3,921 in 1995.

14.  CAPITAL STOCK

     In connection with the Spinoff, the Company will have authorized capital stock consisting of 10,000,000 shares of preferred stock, $0.01 par value, and 85,000,000 shares of common stock, $0.01 par value. No shares of preferred stock will be issued in connection with the Spinoff. Based on the number of shares of General Signal common stock expected to be outstanding on the record date for the Spinoff, approximately 17,400,000 shares of Networks Common Stock will be issued and outstanding upon the Spinoff.

     Networks Common Stock will entitle the holder to one vote for each share on all matters voted on by stockholders and be entitled to such dividends as may be declared from time to time by the Board of Directors of the Company.

     In connection with the Spinoff, the Board of Directors of Networks intends to adopt the Networks Rights Agreement. Prior to the Distribution Date, the Board of Directors of Networks will declare a dividend of one right (the "Networks Right") to be paid on the Distribution Date in respect to each share of Networks Common Stock to the holder of record on the record date for the Spinoff. Each Networks Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock of Networks ("Junior Preferred Stock") at an exercise price to be determined. The Networks Rights will not be exercisable until the occurrence of certain events relating to a potential change of control. If a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding Networks Common Stock, the Networks Rights will become exercisable to acquire Networks Common Stock at half price (other than the Networks Rights held by such acquirer which become void). The Board of Directors of Networks may amend the terms of the Networks Rights or redeem the Networks Rights at any time prior to an acquisition of 15% or more of the then outstanding Networks Common Stock at a price of $.01 per Networks Right.

15.  EMPLOYEE BENEFITS PLANS

     As discussed in Note 3 above, Networks participated in General Signal's defined benefit pension plan which covered substantially all employees. The Company does not intend to offer a defined benefit plan to its employees and all vested benefits under the General Signal plan will be frozen and remain the liability of General Signal.

     Networks intends to establish a qualified defined contribution plan to which the accounts of Networks' employees under the General Signal Savings and Stock Ownership plan will be transferred.

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

16.  STOCK OPTIONS

     General Signal has certain Stock Option Plans (the "Plans") under which nonqualified stock options were granted to certain employees of Networks. The options were issued with an exercise price equal to the fair market value of the underlying stock at the date of grant, accordingly, no compensation was recorded. In connection with the Spinoff, stock options under the Plans that are not exercised prior to the effective date of the Spinoff will be adjusted. Stock options under the Plans held by employees who remain with Networks after the Spinoff will generally be converted into options to purchase shares of Networks Common Stock. The number of shares subject to, and the exercise price of, each General Signal option that is converted to a Network stock option will be adjusted based upon a formula that preserves the inherent economic value, vesting and term provisions of such General Signal options. At December 31, 1997, there are 86,064 shares subject to the outstanding General Signal stock options issued to Networks' employees under the Plan with an exercise price ranging from $13.94 to $53.98 per share which are expected to be converted. The ultimate number and exercise price of the Network stock options to be issued upon the Spinoff, subject to the above calculation, cannot yet be determined.

     In connection with the Spinoff, Networks intends to adopt the Networks 1998 Stock Incentive Plan (the "1998 Plan"), pursuant to which 3.0 million shares of Networks Common Stock will be reserved for issuance in connection with the granting of stock options, restricted stock and other stock-based incentive awards to Networks employees and directors. Under the 1998 Plan, Networks expects to grant options to employees to purchase approximately 1.64 million shares of Networks Common Stock with an exercise price equal to the fair market value of the Networks Common Stock at the time of the Spinoff.

     Networks also plans to issue under the 1998 Plan 41,500 shares of restricted Networks Common Stock to its executive officers at the time of the Spinoff. The fair market value of the restricted stock will be charged to compensation expense over the related vesting period of such stock.

17.  BUSINESS COMBINATION

     On November 9, 1995, General Signal completed a merger with Data Switch Corporation by exchanging 1.8 million shares of General Signal common stock and
0.2 million rights to receive General Signal common stock for all of the outstanding common stock and related options and warrants of Data Switch. Data Switch designs, develops, manufactures, markets, and services products for large-scale data center networks. The merger constituted a tax-free exchange and was accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. The Data Switch operations were combined with Networks upon completion of the merger and are included in the combined financial statements.

     In connection with the merger, the Company recorded a charge to operating expenses of $12,671 in 1995 and $731 in 1996 for direct and other merger-related costs pertaining to the merger transaction and certain restructuring programs. Merger transaction costs ($2,753) consisted primarily of fees for investment bankers, attorneys, and other professional fees. Restructuring costs of $5,728 represented estimated severance and outplacement of terminated employees and exit cost. Also the charge included a non-cash charge of $4,921 related to asset valuation adjustments. Actual payments amounted to $3,663, $4,034, and $630 in 1995, 1996, and 1997, respectively.

     In 1995, Data Switch wrote-off $1,099 of intangibles which were determined not to be recoverable.

     Data Switch had $7,757 of cash on January 1, 1995 reflected in the cash flow statement and $18,600 of long-term debt as of December 31, 1995 which was paid in full in 1996.

18.  GEOGRAPHIC REGION AND BUSINESS SEGMENT INFORMATION

     The Company has two operating segments, data networking and telecommunications. The data networking segment provides technologically advanced, scalable networking and switching products to businesses that handle high-volume on-line transaction processing such as banks, credit card processors, airline reservation

                                    NETWORKS
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

systems, and government agencies. The telecommunications segment provides test and monitoring products to enable customers to test transmission quality and reliability.

     The reportable segments are each managed separately. The Company evaluates performances and allocates resources separately for each division. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

                                                               1997        1996        1995
                                                             --------    --------    --------
Revenues:
  Data networking..........................................  $162,127    $164,992    $160,096
  Telecommunications.......................................    56,844      49,441      42,590
                                                             --------    --------    --------
Total combined sales.......................................  $218,971    $214,433    $202,686
                                                             ========    ========    ========
Operating income before merger and restructuring costs:
  Data networking..........................................  $ 12,460    $ 19,473    $ 18,273
  Telecommunications.......................................    19,104      13,604       9,725
                                                             --------    --------    --------
Total operating income before merger and restructuring
  costs....................................................  $ 31,564    $ 33,077    $ 27,998
                                                             ========    ========    ========
Depreciation and amortization:
  Data networking..........................................  $ 11,395    $ 10,099    $  8,248
  Telecommunications.......................................     3,133       2,369       1,618
                                                             --------    --------    --------
Total depreciation and amortization........................  $ 14,528    $ 12,468    $  9,866
                                                             ========    ========    ========
Identifiable assets:
  Data networking..........................................  $ 89,855    $ 97,883    $ 92,575
  Telecommunications.......................................    15,597      20,398      18,828
                                                             --------    --------    --------
Total identifiable assets..................................  $105,452    $118,281    $111,403
                                                             ========    ========    ========
Expenditures for long-lived assets:
  Data networking..........................................  $  9,510    $ 15,046    $  8,536
  Telecommunications.......................................     1,685       1,486       1,842
                                                             --------    --------    --------
Total expenditures for long-lived assets...................  $ 11,195    $ 16,532    $ 10,378
                                                             ========    ========    ========

     The data networking segment recorded merger and restructuring cost of $12,671 in 1995 and $731 in 1996 in connection with the acquisition of Data Switch.

     Revenues, operating income and identifiable assets by geographic area as of and for fiscal years ended December 31 are as follows:

                                                       1997        1996        1995
                                                     --------    --------    --------
Revenues:
  Domestic.........................................  $170,132    $169,161    $161,834
  Foreign..........................................    27,691      25,392      21,950
  Export...........................................    21,148      19,880      18,902
                                                     --------    --------    --------
                                                     $218,971    $214,433    $202,686
                                                     ========    ========    ========
Long-lived assets:
  Domestic.........................................  $ 38,629    $ 43,728    $ 40,337
  Foreign..........................................     2,511       1,021       1,022
                                                     --------    --------    --------
                                                     $ 41,140    $ 44,749    $ 41,359
                                                     ========    ========    ========

                                    NETWORKS

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                             ADDITIONS
                                             BEGINNING       CHARGED TO                        ENDING
DESCRIPTIONS                                  BALANCE     COSTS & EXPENSES    DEDUCTIONS(1)    BALANCE
------------                                 ---------    ----------------    -------------    -------
Year ended December 31, 1997:
Allowance for doubtful accounts............   $1,195            $132              $(402)       $  925

Year ended December 31, 1996:
Allowance for doubtful accounts............   $1,018            $216              $ (39)       $1,195

Year ended December 31, 1995:
Allowance for doubtful accounts............   $1,189            $ 49              $(220)       $1,018

---------------

(1) Uncollectible accounts written off, net of recoveries.

                                    PART II

             INFORMATION NOT INCLUDED IN THE INFORMATION STATEMENT

     15.  Financial Statements and Exhibits.

     (b) Exhibits:

   2*   Form of Distribution Agreement between General Signal and
        Networks
 3.1*   Form of Amended and Restated Certificate of Incorporation of
        Networks
 3.2*   Form of Amended and Restated By-Laws of Networks
 4.1    No instrument that defines the rights of holders of
        long-term debt of Networks and all of its subsidiaries is
        filed herewith pursuant to Regulation S-K, Item
        601(b)(4)(iii)(A). Pursuant to such regulation, the
        Registrant hereby agrees to furnish a copy of any such
        instrument to the Commission upon request.
 4.2*   Form of Rights Agreement by and between Networks and
        [          ], as Rights Agent
10.1*   Form of Employee Benefit Allocation Agreement between
        General Signal and Networks
10.2*   Form of Tax Sharing Agreement between General Signal and
        Networks
10.3**  Form of Transitional Services Agreement between General
        Signal and Networks
10.4*   Form of Networks 1998 Stock Incentive Plan
10.5**  Form of Change of Control Agreements between Networks and eight executive officers
  21**  Subsidiaries of Networks
  27**  Financial Data Schedule

---------------
 * Filed herewith.

** To be filed by amendment.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant as duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          GENERAL SIGNAL NETWORKS, INC.

                                          By: /s/ ROBERT COACKLEY

                                            ------------------------------------
                                            Name: Robert Coackley
                                            Title:  President

Date: May 13, 1998

                                 EXHIBIT INDEX

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                               PAGE
-------                            -----------                           ------------
    2*     Form of Distribution Agreement between General Signal and
           Networks....................................................
  3.1*     Form of Amended and Restated Certificate of Incorporation of
           Networks....................................................
  3.2*     Form of Amended and Restated By-Laws of Networks............
  4.1      No instrument that defines the rights of holders of
           long-term debt of Networks and all of its subsidiaries is
           filed herewith pursuant to Regulation S-K, Item
           601(b)(4)(iii)(A). Pursuant to such regulation, the
           Registrant hereby agrees to furnish a copy of any such
           instrument to the Commission upon request...................
  4.2*     Form of Rights Agreement by and between Networks and [    ],
           as Rights Agent.............................................
 10.1*     Form of Employee Benefit Allocation Agreement between
           General Signal and Networks.................................
 10.2*     Form of Tax Sharing Agreement between General Signal and
           Networks....................................................
 10.3**    Form of Transitional Services Agreement between General
           Signal and Networks.........................................
 10.4*     Form of Networks 1998 Stock Incentive Plan..................
 10.5**    Form of Change of Control Agreements between Networks and
           eight executive officers....................................
   21**    Subsidiaries of Networks....................................
   27**    Financial Data Schedule.....................................

---------------
 * Filed herewith.

** To be filed by amendment.